PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 23, 1999)

                                3,000,000 SHARES

                               [LOGO OF CD RADIO]

                                  COMMON STOCK
                            ------------------------

     We are offering 3,000,000 shares of our common stock. Concurrently, we are offering $125 million aggregate principal amount of our 8 3/4% convertible subordinated notes due 2009 in a separate offering.

     Our common stock is traded on the Nasdaq National Market under the symbol 'CDRD.' On September 23, 1999, the last reported sale price of our common stock was $24 3/4 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE 'RISK FACTOR' ON PAGE S-11 OF THIS PROSPECTUS SUPPLEMENT AND 'RISK FACTORS' BEGINNING ON PAGE 4 OF THE RELATED PROSPECTUS.

                            ------------------------

                                                              PER SHARE     TOTAL
                                                              ---------     -----
Public offering price.......................................     $24.75  $74,250,000
Underwriting discount.......................................     $1.485   $4,455,000
Proceeds, before expenses, to CD Radio......................    $23.265  $69,795,000

     The underwriters may also purchase up to an additional 450,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of common stock will be ready for delivery in New York, New York on or about September 29, 1999.

                            ------------------------

MERRILL LYNCH & CO.                                              LEHMAN BROTHERS
                            ------------------------

BEAR, STEARNS & CO. INC.
                                BANC OF AMERICA SECURITIES LLC
                                                          C.E. UNTERBERG, TOWBIN
                            ------------------------

            The date of this prospectus supplement is September 23, 1999.

Inside front cover

Photograph of East River at Lower Manhattan taken from Brooklyn showing the Brooklyn Bridge, the World Trade Towers and the Woolworth Building at twilight.

Caption:  A National Programming Powerhouse
              CD Radio Logo
              Up to 100 Channels of Programming
              Coast to Coast, Seamless Coverage
              Commercial Free Music

Inside front cover foldout

Three representations of photographs overlaid on a background of an automobile's driver side dash board.

From left to right the first photograph shows three satellites in space. The second photograph shows an automobile with a placement/connection schematic of the Satellite Audio System. The third photograph shows the Digital Display/Controller.

Caption: - Three Loral FS-1300 satellites
          -    Up to 100 channels of programming
          -    Coast to coast, seamless coverage
          -    Panasonic, Alpine, Delphi Delco and Recoton developing receivers
          -    Ford,  Mazda,  Jaguar and Volvo to install  receivers
          -    National Broadcast Studio in New York City completed
          -    First terrestrial repeater buildout completed in San Francisco

          50 Channels of Commercial-Free Music; up to 50 Channels of News, Sports and Entertainment

          Symphonic
          Chamber Music
          Opera
          Top of the Charts
          '50's Hits
          '60's Hits
          '70's Hits
          '80's Hits
          '90's Hits
          Soft Rock
          Love Songs
          Singers & Songs
          Beautiful Instrumentals
          Broadway's Best
          Big Bank/Swing
          Classic Jazz
          Contemporary Jazz

          NAC Jazz
          New Age
          Soul Ballads
          Contemporary R&B
          Classic Soul Hits
          R&B Oldies
          Rap/Hip Hop
          Dance
          Tropical
          Latin Jazz
          Boleros
          Latin Contemporary
          Merengue
          Cumbia
          Mexicana
          Tex-Mex
          Rock en Espanol
          Country Hits
          Modern Country
          Classic Country
          Folk Rock
          Alternative Rock I
          Alternative Rock II
          Classic Rock I
          Classic Rock II
          Album Rock
          Hard Rock/Metal
          Blues
          Reggae
          World Beat
          Gospel
          Contemporary Christian
          Children's Entertainment

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                   PROSPECTUS SUPPLEMENT

Special Note Regarding Forward Looking Statements...........   S-4
Summary.....................................................   S-5
Risk Factor.................................................  S-11
Use of Proceeds.............................................  S-11
Price Range of Common Stock.................................  S-13
Dividend Policy.............................................  S-13
Dilution....................................................  S-14
Capitalization..............................................  S-15
Selected Historical Financial Data..........................  S-16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-18
Business....................................................  S-25
Management..................................................  S-42
Certain Relationships and Related Transactions..............  S-44
Security Ownership of Certain Beneficial Owners and
  Management................................................  S-44
Description of Certain Indebtedness.........................  S-48
Underwriting................................................  S-52
Legal Matters...............................................  S-54

                         PROSPECTUS

Special Note Regarding Forward Looking Statements...........     2
About This Prospectus.......................................     3
About CD Radio..............................................     3
Risk Factors................................................     4
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................    16
Use of Proceeds.............................................    16
Description of Debt Securities..............................    16
Description of Capital Stock................................    28
Description of Warrants.....................................    43
Plan of Distribution........................................    46
Legal Matters...............................................    47
Experts.....................................................    47
Incorporation by Reference..................................    47
Where You May Find Additional Available Information About
  Us........................................................    48

                            ------------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE RELATED PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward looking statements made in this prospectus supplement and the related prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.' Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement and the related prospectus, and particularly the risk factors described under 'Risk Factors' in the related prospectus. Among the significant factors that have a direct bearing on our results of operations are:

      the potential risk of delay in implementing our business plan;

      increased costs of construction and launch of necessary satellites;

      risk of launch failure;

      unproven market and unproven applications of technology;

      our dependence on Space Systems/Loral, Inc. ('Loral') and Lucent Technologies, Inc.;

      unavailability of receivers and antennas; and

      our need for additional financing.

     These and other factors are discussed in 'Risk Factors' in the related prospectus and elsewhere in this prospectus supplement and the related prospectus.

     Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward looking statements made by us or on our behalf, you should not place undue reliance on any of these forward looking statements. Further, any forward looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus supplement and the related prospectus. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read this entire prospectus supplement and the related prospectus carefully, including the financial statements and the documents incorporated by reference into the related prospectus.

                               ABOUT OUR BUSINESS

     We are building a digital quality radio service that will broadcast up to 100 channels directly from satellites to vehicles. CD Radio will be broadcast throughout the continental United States, over a frequency band, the 'S-band,' that will augment traditional AM and FM radio bands. We hold one of only two licenses issued by the Federal Communications Commission (the 'FCC') to build, launch and operate a national satellite radio broadcast system. Under our FCC license, we have the exclusive use of a 12.5 megahertz ('MHz') portion of the S-band for this purpose. Our service, which will be primarily for motorists, will offer 50 channels of commercial-free, digital quality music programming and up to 50 channels of news, sports, talk and entertainment programming. We currently expect to commence CD Radio broadcasts at the end of the fourth quarter of 2000, at an anticipated subscription price of $9.95 per month.

     As an entertainment company, we intend to design and originate programming on each of our 50 commercial-free music channels. Each channel will be operated as a separate radio station with a distinct format. These formats will include a variety of classical, popular, rock, jazz, soul, contemporary, Latin, country, alternative and children's music. The actual formats will be determined before the launch of the service and may be varied from time to time to optimize customer satisfaction. Some of the music channels will offer continuous music while others will have program hosts, depending on the type of music programming.

     Programming on our non-music channels will be provided by third parties, and to date we have entered into programming agreements with content providers for 25 of these channels, including NPR, BBC, Bloomberg News Radio, C-SPAN and Sports Byline USA. A majority of our non-music channels will contain advertising, which will augment our subscription revenue. These channels will include news and talk shows and special interest programming directed to a diverse range of groups, including sports and outdoor enthusiasts, Hispanic listeners and truck drivers.

     On June 11, 1999, we entered into an agreement with FORD MOTOR COMPANY which anticipates Ford manufacturing, marketing and selling vehicles that include receivers capable of receiving CD Radio's broadcasts. We expect that the first such vehicles will be available at the end of fourth quarter of 2000. This exclusive agreement includes all seven Ford brands -- Ford, Lincoln, Mercury, Mazda, Jaguar, Aston Martin and Volvo. In connection with this agreement, we issued to Ford warrants that will enable Ford to purchase our common stock. Ford may exercise its warrants based on the number of CD Radio receivers it installs in vehicles and may exercise all of its warrants once it has installed CD Radio receivers in four million vehicles.

     We have also established relationships with major industry suppliers to design and/or develop the most important elements of our system:

     SPACE SYSTEMS/LORAL, INC. is constructing and will launch and deliver our satellites in-orbit and checked-out. Loral is a leading full-service provider of commercial satellite systems and services. Loral has scheduled the launch of our satellites for January, March and May of 2000 on Proton launch vehicles.

     LUCENT TECHNOLOGIES, INC. has completed the design for the overall architecture of the CD Radio system and is developing and will manufacture a custom designed chip set for use in CD Radio receivers.

     DELCO ELECTRONICS CORPORATION is designing and developing and has agreed to manufacture three-band receivers (AM/FM/CD Radio) and satellite antennas for sale to major automotive manufacturers. Delco is the world's largest producer of audio systems for original automotive equipment manufacturers and is a leader in mobile communications technology. Delco has agreed to complete the design and development work and have three-band receivers and antennas available for sale to automobile manufacturers by March 2001.

     ALPINE ELECTRONICS INC. is designing and developing FM modulated receivers (which enable FM radios to receive CD Radio broadcasts) and three-band receivers for installation by automotive manufacturers and sale to consumers in the electronics aftermarket. Alpine, a leading manufacturer of high performance mobile electronics, has specialized in car audio products for over 30 years and has provided original high-end audio systems directly to many automotive manufacturers, including Ford, Honda, Acura and BMW.

     A subsidiary of Matsushita, the world's largest consumer electronics company and the maker of PANASONIC products, is designing and developing three-band receivers for installation by automotive manufacturers and for sale to consumers in the electronics aftermarket.

     RECOTON CORPORATION is designing and developing FM modulated receivers, radio cards (wireless adapters for cassette players) and hard-wired and wireless satellite antennas. Recoton, the owner of the Jensen, Advent, AR/Acoustic Research and InterAct brands, is the third largest producer of aftermarket car stereos sold in the United States and has one of the largest distribution systems for automotive consumer electronics, with over 30,000 points of presence.

                          THE CD RADIO DELIVERY SYSTEM

     The CD Radio delivery system will consist of three principal components:

     THE SATELLITES. To provide CD Radio, we have contracted with Loral to build four satellites, to arrange for launch service providers to launch three of these satellites and to deliver the three launched satellites, in-orbit, by June 30, 2000. We intend to hold the fourth satellite as a ground spare.

     Our satellites will incorporate a design which will act as a 'bent pipe,' relaying signals received from uplink transmittals directly to vehicles on the ground. Our satellites will not contain on-board processors. All of our processing operations will be on the ground where they will be accessible for maintenance and continuing technological upgrade without the need to launch replacement satellites.

     In May 1998, we announced our plan to change the orbital location of our satellites from geostationary orbits over the equator to inclined elliptical orbits. This modification will allow our satellites to maximize the time spent over the continental United States, which will permit us to fully utilize the bandwidth allocated to us by the FCC. This modification must be approved by the FCC, which we have requested.

     THE NATIONAL BROADCAST STUDIO. We will originate up to 100 channels of programming from our National Broadcast Studio in Rockefeller Center in New York City. The National Broadcast Studio will house our music library, facilities for programming origination, programming personnel and program hosts, and facilities to transmit programming to our orbiting satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of our satellites.

     THE RECEIVERS. We expect consumers will receive CD Radio either by purchasing specially designed radio receivers for their existing vehicles or through a new generation of three-band radios which will come fully installed in new vehicles by automobile manufacturers.

     In the automotive aftermarket, we expect that CD Radio subscribers will have the choice of one of three different receiving devices for their cars -- an FM modulated receiver, a three-band receiver and a radio card.

      FM Modulated Receivers. The CD Radio FM modulated receiver will be usable in all vehicles that have an FM radio, which represent approximately 95% of all U.S. vehicles. Each

      FM modulated receiver will operate with a device that will be approximately the size of a 35mm camera and that will be mounted either in the vehicle's trunk, behind the dashboard, in the glove compartment or under a seat. We expect the retail price of this FM modulated receiver, with a hard-wired satellite antenna and professional installation, will be approximately $299.

      Three-Band Receivers. We expect that consumers who wish to replace their vehicle's sound system will be able to purchase receivers capable of receiving AM, FM and CD Radio broadcasts. We expect the retail price of these CD Radio-ready receivers, including the antenna and professional installation, will be approximately $150 more than similar receivers which are not capable of receiving CD Radio broadcasts.

      Radio Cards. CD Radio's wireless adapter, or radio card, will not require professional installation and will be usable by all vehicles in the United States equipped with a cassette player, which represent approximately 65% of all vehicles on the road. We expect the retail price of the radio card, including the wireless satellite antenna, will be approximately $199.

     All CD Radio receivers will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the musical selection being played.

     Each of the elements of the CD Radio system -- satellites, terrestrial repeater network, National Broadcast Studio and CD Radio receivers -- is on schedule to permit us to begin operations at the end of the fourth quarter of 2000.

     We believe there will be significant consumer demand for CD Radio. Market research conducted for us by The Yankee Group, Inc. shows that radio listeners today are substantially dissatisfied with both AM and FM radio because of frequent commercial interruptions, lack of variety in programming and loss of signal strength. CD Radio's commercial-free music, wide variety of formats and nearly seamless national coverage have been designed to address these key disadvantages of existing commercial radio.

                              CONCURRENT OFFERING

     Concurrently with this stock offering we are offering $125 million aggregate principal amount of our 8 3/4% convertible subordinated notes due 2009. We intend to use the net proceeds of the notes offering to partially finance the construction and launch of our satellites and for general corporate purposes. The offerings will raise net proceeds to us of approximately $187 million: $68 million from this stock offering and $119 million from the notes offering. Please refer to the section in this prospectus supplement entitled 'Use of Proceeds.' We cannot assure you that we will complete the concurrent offering of our convertible notes. See 'Risk Factor' on page S-11 of this prospectus supplement.

     This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy our convertible subordinated notes. We will register these notes under the Securities Act and will offer them only by means of a separate prospectus supplement.

                                   FINANCING

     We estimate that we will require approximately $1,170 million to develop and commence commercial operation of CD Radio by the end of the fourth quarter of 2000. Upon completion of this offering and the concurrent offering of our convertible notes, we will have raised or obtained commitments or identified sources for all our preoperational funding requirements, consisting of:

      $572 million of equity (including $98 million from Prime 66 Partners, L.P., $129 million from Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (the 'Apollo Investors') and an additional $63 million which we expect to receive shortly after the completion of this offering from the sale of our 9.2% Series B Cumulative Convertible Preferred Stock to the Apollo Investors), and

      $616 million of debt (including $115 million of debt to be repaid by the earlier of February 29, 2000 and ten days prior to the launch of our second satellite and an additional $106 million which Bank of America may, but is not required to, arrange).

While this amount is approximately $18 million more than we expect to need to fund our operations through the end of the fourth quarter of 2000, we also anticipate cash requirements of approximately $150 million to fund our operations through the first full year of operations. We cannot assure you, however, that these funds will be sufficient. Our actual funding requirements could materially exceed our projections, due to a variety of factors, some of which are outside of our control. We intend to seek additional financing through the issuance of debt or equity securities, or a combination of debt and equity securities, in the public or private markets. However, we cannot assure you that we will be able to obtain additional financing on favorable terms, or at all, or that additional financing will be available in a timely manner.

                                  RISK FACTORS

     Please refer to the section entitled 'Risk Factor' on page S-11 of this prospectus supplement and 'Risk Factors' beginning on page 4 of the related prospectus for a discussion of some of the risks you should consider in connection with this offering of our common stock.

                                 ------------------------
     Our principal executive offices are located at 1221 Avenue of the Americas, New York, New York 10020. Our telephone number is (212) 584-5100. Our internet address is cdradio.com. The information on our website is not incorporated in this prospectus supplement or the related prospectus.

                               THE STOCK OFFERING

Common stock offered......................  3,000,000 shares(1)(2)
Common stock outstanding after the
  offering................................  26,353,736 shares(3)(4)
Use of Proceeds...........................  We will use net proceeds of this stock offering, together with the net proceeds of the notes offering, to
                                            partially finance the construction and launch of our
                                            satellites and for general corporate purposes.
Nasdaq National Market Symbol.............  CDRD
Dividend Policy...........................  We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends
                                            in the foreseeable future. See 'Price Range of Common
                                            Stock' and 'Dividend Policy.'

------------

(1) Does not include 450,000 shares of common stock that we will sell if the underwriters exercise their over-allotment option in full. Some of the disclosures in this prospectus supplement will be different if the underwriters exercise their option. Unless we tell you otherwise, the information in this prospectus supplement assumes that the underwriters will not exercise their option.

(2) The underwriters intend to allocate up to $20 million of the common stock to be sold in this offering to Ford.

(3) Based on the number of shares outstanding at September 15, 1999. Excludes
    (a) 4,946,375 shares of common stock issuable upon the exercise of outstanding and unexercised options as of June 30, 1999, (b) 4,979,322 shares of common stock issuable upon the exercise of outstanding and unexercised warrants (other than those referred to in clause (c) below) as of June 30, 1999, (c) 4,000,000 shares of common stock issuable upon the exercise of warrants issued to Ford on June 11, 1999 and
    (d) 12,643,984 shares of common stock issuable upon conversion of our 10 1/2% Series C Cumulative Convertible Preferred Stock and our 9.2%
    Series A Junior Cumulative Convertible Preferred Stock. Please refer to the section of the related prospectus entitled 'Description of Capital Stock.'

(4) Does not include 4,391,744 shares of common stock issuable upon conversion of our 8 3/4% convertible subordinated notes due 2009, which we expect to issue in the concurrent notes offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data for CD Radio shown below as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998, are derived from CD Radio's respective audited consolidated financial statements. Our financial statements as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 are incorporated by reference in the related prospectus. The financial information as of and for the six months ended June 30, 1998 and 1999 is derived from unaudited consolidated financial statements incorporated by reference into the related prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. The summary consolidated financial data should be read together with the Consolidated Financial Statements, the related notes and the information contained in this prospectus supplement under the heading 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                                                                                                               SIX MONTHS ENDED
                                                                 FOR THE YEAR ENDED DECEMBER 31,                   JUNE 30,
                                                       ----------------------------------------------------   -------------------
                                                         1994       1995       1996       1997       1998       1998       1999
                                                         ----       ----       ----       ----       ----       ----       ----
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues...................................  $  --      $  --      $  --      $  --      $  --      $  --      $  --
Net loss(1)..........................................    (4,065)    (2,107)    (2,831)    (4,737)   (48,396)   (36,015)   (23,045)
Preferred stock dividends............................     --         --         --        (2,338)   (19,380)    (9,219)   (14,852)
Preferred stock deemed dividends(2)..................     --         --         --       (51,975)   (11,676)     --        (4,534)
Accretion of dividends in connection with the
  issuance of warrants on preferred stock............     --         --         --         --        (6,501)    (6,372)      (148)
Net loss applicable to common stockholders...........    (4,065)    (2,107)    (2,831)   (59,050)   (85,953)   (51,606)   (42,579)
Per common share:
    Net loss applicable to common stockholders.......     (0.48)     (0.23)     (0.29)     (5.08)     (4.79)     (3.13)     (1.83)
    Weighted average common shares outstanding (basic
      and diluted)...................................     8,398      9,224      9,642     11,626     17,932     16,493     23,245
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents............................  $  3,400   $  1,800   $  4,584   $    900   $204,753   $ 64,741   $235,670
Marketable securities, at market(3)..................     --         --         --       169,482     60,870     65,884     40,555
Restricted investments, at market....................     --         --         --         --         --         --        79,803
Working capital......................................     2,908      1,741      4,442    170,894    180,966    129,673    204,693
Total assets.........................................     3,971      2,334      5,065    323,808    643,880    297,899    920,932
Short-term notes payable.............................     --         --         --         --        70,863      --        95,526
Deferred satellite payments..........................     --         --         --         --        31,324      --        46,102
Long-term debt.......................................     --         --         --       131,387    153,033    138,369    338,098
10 1/2% Series C Preferred Stock.....................     --         --         --       176,025    156,755     93,629    165,627
9.2% Series A Junior Preferred Stock.................     --         --         --         --       137,755      --       143,855
Deficit accumulated during the development stage.....   (13,598)   (15,705)   (18,536)   (23,273)   (71,669)   (59,288)   (94,714)
Stockholders' equity.................................     3,431      1,991      4,898     15,980     77,953     52,889     72,743

------------

(1) Included in the 1998 net loss of ($48,396) is ($25,682) of special charges related primarily to the termination of some launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite.

(2) The deemed dividend in 1997 relates to the discount feature associated with our former 5% Delayed Convertible Preferred Stock and the deemed dividend in 1998 relates primarily to the conversion feature associated with our 9.2% Series A Junior Preferred Stock. We computed these deemed dividends in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price.

(3) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

                                  RISK FACTOR

     In addition to the other information in this prospectus supplement, the following risk factor should be considered carefully in evaluating us and our business and in deciding whether to invest in our securities.

     OUR CONCURRENT NOTES OFFERING MAY NOT BE SUCCESSFUL, IN WHICH CASE WE WILL NEED ADDITIONAL FINANCING IN THE FUTURE TO BUILD OUR SYSTEM AND LAUNCH OUR SERVICE.

     The information in this prospectus supplement assumes that we will successfully complete our concurrent notes offering. However, we cannot assure you that our concurrent notes offering will be successfully completed. If we are unsuccessful in completing the concurrent notes offering, then our total funds raised, committed or identified to date, after giving effect to the receipt of the net proceeds of this offering, would be $1,069 million. Accordingly, we would be required to raise an additional $101 million of net proceeds to fund our operations through the end of the fourth quarter of 2000.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from this stock offering will be approximately $68 million after deducting estimated discounts, commissions and other expenses. We intend to use the net proceeds of this stock offering to partially finance the construction and launch of our satellites and for general corporate purposes. Concurrently, we are offering $125 million of convertible subordinated notes. We also intend to use the net proceeds of the notes offering, estimated at approximately $119 million, to partially finance the construction and launch of our satellites and for general corporate purposes. We cannot assure you that we will complete the concurrent offering of our convertible notes. See 'Risk Factor' above.

SOURCES AND USES OF FUNDS BY CD RADIO

     The following table describes our estimated sources and uses of funds from our inception through the end of the fourth quarter of 2000, when we expect to commence operations. Assuming the availability of the funds committed or identified to date, including the proceeds from this offering and our concurrent notes offering, we anticipate that we will exceed our pre-operational funding requirements by $18 million. However, we anticipate funding requirements of $150 million to fund our operations through the first full year of operations. The projection of total sources and total uses of funds is forward looking and could vary, perhaps substantially, from actual sources and uses, due to events outside our control, including unexpected costs and unforeseen delays. Please refer to the section in this prospectus supplement entitled 'Special Note Regarding Forward Looking Statements.'

                             PRE-OPERATIONAL PERIOD

                                SOURCES OF FUNDS

                                                          (IN MILLIONS)
                                                          -------------
Net Funds Committed or Identified to Date:
     Vendor and bank financing(1).......................     $  269
     Senior Secured Notes(2)............................        111
     Senior Secured Discount Notes......................        117
     Preferred Stock(3).................................        250
     Common Stock and Warrants(4).......................        191
     Option for sale of Preferred Stock(5)..............         63
     Proceeds of this stock offering....................         68
     Proceeds of the concurrent notes offering..........        119
                                                             ------
          Funds to date(6)..............................     $1,188
                                                             ------
                                                             ------

                                 USES OF FUNDS

                                                          (IN MILLIONS)
                                                          -------------
FCC License.............................................     $   83
Loral Satellite Contract(7):
     Satellites.........................................        453
     Launch services....................................        283
Insurance...............................................         34
Ground segment(8).......................................        120
Operating and other cash expenses(9)....................        197
                                                             ------
          Total pre-operational uses....................     $1,170
                                                             ------
Funds available for post-operational uses...............         18
                                                             ------
          Total.........................................     $1,188
                                                             ------
                                                             ------

------------

(1) Consists of (a) our existing credit facility provided by Bank of America and other lenders in an aggregate principal amount of up to $115 million,
    (b) $50 million of vendor financing provided by Loral and (c) an additional credit facility Bank of America may (but is not obligated to) arrange for us. Net proceeds to us from the credit facilities referred to in clauses (a) and (c) above give effect to aggregate expenses of approximately $6 million. Our existing credit facility matures on the earlier of February 29, 2000 and ten days prior to the launch of our second satellite. We have entered into an agreement with Bank of America under which Bank of America has agreed to attempt to arrange a syndicate of lenders to provide the term loan facility referred to in clause (c) above in the aggregate principal amount of $225 million (of which $115 million would be used to repay the existing credit facility). Bank of America has not committed to provide these loans and we cannot assure you that these loans will be arranged or the terms of these loans will be acceptable to us. The availability of these loans when required to repay amounts outstanding at maturity under our existing credit facility will be influenced by a variety of factors, some of which, including the market for syndicated bank loans generally, are outside of our control. See 'Description of Certain Indebtedness -- Vendor Financing' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'

(2) Includes proceeds from sale of related warrants.

(3) Includes net proceeds of (a) approximately $121 million from the issuance of 5,400,000 shares of 5% Preferred Stock in a private placement and
    (b) approximately $129 million from the issuance of 1,350,000 shares of our 9.2% Series A Junior Cumulative Convertible Preferred Stock to the Apollo Investors.

(4) Includes (a) an aggregate of $22 million, including from the sale of common stock and warrants, raised before the award of our FCC license, (b) $24.5 million of net proceeds from the sale of 1,905,488 shares of common stock to Loral Space & Communications Ltd. in August 1997, (c) $46.4 million of net proceeds from the sale of 3,050,000 shares of common stock in a public offering in November 1997 and (d) $98 million of net proceeds from the sale of 5,000,000 shares of common stock to Prime 66 in November 1998.

(5) We have exercised an option granted us by the Apollo Investors to sell them a total of 650,000 shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock for $65 million. Subject to customary conditions and there not having occurred a material adverse change to our business, management or financial condition, we expect to sell these shares to the Apollo Investors for net proceeds to us of $63 million.

(6) If Bank of America is unable to arrange a new credit facility, we will need to raise $115 million to refinance the existing credit facility in the first quarter of 2000 and an additional $88 million to fund our operations through the end of the fourth quarter of 2000.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(7) This amount includes $15 million of long-lead time parts for a fifth satellite and $3 million for integration analysis of the viability of using the Sea Launch platform as an alternative launch vehicle for our satellites. As of August 31, 1999, we had satisfied $376 million under the Loral Satellite Contract.

(8) Includes (a) an estimated $58 million for the construction and development of our National Broadcast Studio, which includes costs associated with the acquisition of programming, the purchase of tracking, telemetry and control equipment and the construction of two earth stations in South America by Loral Skynet, and (b) $62 million for terrestrial repeaters.

(9) Includes (a) cumulative historical cash operating expenses through June 30, 1999 of approximately $66 million, including $25.7 million of expenses resulting primarily from our termination of our launch agreement with Arianespace, and (b) projected operating and other capital expenses, including operation of our terrestrial repeater network, pre-operational marketing expenses, expenses relating to the development of receivers and other general and administrative expenses from July 1, 1999 through the end of the pre-operational period of $131 million.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been traded on the Nasdaq National Market since October 24, 1997 and before that date was traded on the Nasdaq Small Cap Market, in each case under the symbol 'CDRD.' The following table sets forth the high and low sales prices for our common stock, as reported by the Nasdaq National Market, for the periods indicated below since October 24, 1997, and the high and low bid prices for our common stock, as reported by the National Association of Securities Dealers Automated Quotation System, for the periods indicated below prior to that date. The latter prices reflect interdealer quotations without retail markups, markdowns, fees or commissions and do not necessarily reflect actual transactions.

                                                              HIGH         LOW
                                                              ----         ---
1997:
     First Quarter..........................................  $ 8          $ 3 9/16
     Second Quarter.........................................   20 1/4       10 3/4
     Third Quarter..........................................   20           14
     Fourth Quarter.........................................   24 5/8       16 5/8
1998:
     First Quarter..........................................   24 1/4       11 1/2
     Second Quarter.........................................   44           21 3/4
     Third Quarter..........................................   38 7/16      14 3/4
     Fourth Quarter.........................................   39 7/8       14 1/4
1999:
     First Quarter..........................................   38 5/8       20 1/2
     Second Quarter.........................................   32           19 1/2
     Third Quarter (through September 23, 1999).............   38 1/2       24 3/4

     On September 23, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $24 3/4 per share. On August 31, 1999, there were approximately 230 holders of record of our common stock.

                                DIVIDEND POLICY

     We have never paid cash dividends on our capital stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future. The indentures governing our senior secured notes and our senior secured discount notes and our bank credit agreement contain provisions that limit our ability to pay dividends on our preferred stock and our common stock. The certificates of designation for our preferred stock contain provisions that also limit our ability to pay dividends on our common stock.

                                    DILUTION

     The pro forma net tangible book value of our common stock at June 30, 1999 was approximately $299 million, or $8.31 per share. Pro forma net tangible book value per share represents the amount of our stockholders' equity, less intangible assets (including the value of our FCC license), divided by the number of shares of common stock outstanding as of June 30, 1999, assuming conversion of each outstanding share of our preferred stock into shares of common stock.

     Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this stock offering, and the pro forma net tangible book value per share of common stock immediately after completion of this stock offering. After the sale of the 3,000,000 shares of common stock we are offering (using the public offering price of $24.75 per share) and after deducting underwriting discounts, commissions and estimated offering expenses payable by us, the pro forma tangible book value at June 30, 1999 would have been approximately $367 million or $9.41 per share. This represents an immediate increase in pro forma net tangible book value of $1.10 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $15.34 per share to purchasers of common stock in this stock offering as illustrated in the following table:

Price to public per share...................................         $24.75
     Pro forma net tangible book value per share at June 30,
      1999..................................................  $8.31
     Increase per share attributable to new investors.......   1.10
                                                              -----
Pro forma net tangible book value per share after this stock
  offering..................................................           9.41
                                                                     ------
Pro forma net tangible book value dilution per share to new
  investors.................................................         $15.34
                                                                     ------
                                                                     ------

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of CD Radio as of June 30, 1999 (1) on a historical basis and (2) as adjusted for this stock offering (based on the public offering price of $24 3/4 per share), the notes offering and the sale of our 9.2% Series B Junior Cumulative Convertible Preferred Stock to Apollo, in each case after deducting estimated discounts, commissions and other expenses.

                                                               AS OF JUNE 30, 1999
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                               ------    -----------
                                                                  (IN THOUSANDS)
Cash, cash equivalents and marketable securities, at          $276,225   $  526,115
  market(1).................................................
                                                              --------   ----------
                                                              --------   ----------
Restricted investments(2)...................................  $ 79,803   $   79,803
                                                              --------   ----------
                                                              --------   ----------
Debt obligations:
     Short-term notes payable...............................  $ 95,526   $   95,526
                                                              --------   ----------
                                                              --------   ----------
Long-term obligations
     Deferred satellite payments, long-term.................  $ 46,102   $   46,102
     15% Senior Secured Discount Notes due 2007.............   168,974      168,974
     14 1/2% Senior Secured Notes due 2009..................   168,979      168,979
     8 3/4% Convertible Subordinated Notes due 2009.........     --         125,000
                                                              --------   ----------
          Total long-term debt obligations..................   384,055      509,055
                                                              --------   ----------

10 1/2% Series C Convertible Preferred Stock................   165,627      165,627
9.2% Series A Junior Cumulative Convertible Preferred
  Stock.....................................................   143,855      143,855
9.2% Series B Junior Cumulative Convertible Preferred
  Stock.....................................................     --          63,000
Stockholders' equity
     Common stock, at par value, $0.001 per share(3)........        23           26
     Additional paid-in capital(3)..........................   167,434      235,321
     Accumulated deficit....................................   (94,714)     (94,714)
                                                              --------   ----------
          Total capitalization..............................  $766,280   $1,022,170
                                                              --------   ----------
                                                              --------   ----------

------------

(1) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(2) Value of securities held by the trustee for our senior secured notes to fund the first six scheduled semi-annual interest payments on those notes.

(3) All capitalization information excludes: (a) options outstanding as of June 30, 1999 to purchase 4,946,375 shares of common stock, (b) warrants (other than those referred to in clause (c) below) issuable as of June 30, 1999 to purchase 4,979,322 shares of common stock and (c) warrants issued to Ford on June 11, 1999 to purchase up to 4,000,000 shares of common stock.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected consolidated financial data for CD Radio shown below as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 are derived from CD Radio's respective audited consolidated financial statements. Our financial statements as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 are incorporated by reference into the related prospectus. The financial information as of and for the six months ended June 30, 1998 and 1999 is derived from the unaudited consolidated financial statements incorporated by reference into the related prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, that are necessary for a fair presentation of the financial position and results of operations for these periods. You should read the selected consolidated financial data together with the Consolidated Financial Statements, the related notes and the information contained in this prospectus supplement under the heading 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

                                                                                                   SIX MONTHS ENDED
                                                    FOR THE YEAR ENDED DECEMBER 31,                    JUNE 30,
                                          ----------------------------------------------------   ---------------------
                                            1994       1995       1996       1997       1998       1998        1999
                                            ----       ----       ----       ----       ----       ----        ----
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues......................  $  --      $  --      $  --      $  --      $  --      $  --       $  --
Net loss(1).............................    (4,065)    (2,107)    (2,831)    (4,737)   (48,396)    (36,015)    (23,045)
Preferred stock dividends...............     --         --         --        (2,338)   (19,380)     (9,219)    (14,852)
Preferred stock deemed dividends(2).....     --         --         --       (51,975)   (11,676)     --          (4,534)
Accretion of dividends in connection
  with the issuance of warrants on
  preferred stock.......................     --         --         --         --        (6,501)     (6,372)       (148)
Net loss applicable to common
  stockholders..........................    (4,065)    (2,107)    (2,831)   (59,050)   (85,953)    (51,606)    (42,579)
Per common share:
    Net loss (basic and diluted)........     (0.48)     (0.23)     (0.29)     (0.41)     (2.70)      (2.18)      (0.99)
    Preferred stock dividend............     --         --         --         (0.20)     (1.08)      (0.56)      (0.64)
    Preferred stock deemed dividend.....     --         --         --         (4.47)     (0.65)     --           (0.19)
    Accretion of dividends in connection
      with the issuance of warrants on
      preferred stock...................     --         --         --         --         (0.36)      (0.39)      (0.01)
    Net loss applicable to common
      stockholders......................     (0.48)     (0.23)     (0.29)     (5.08)     (4.79)      (3.13)      (1.83)
Ratio of earnings to fixed charges(3)...     --         --         --         --         --         --          --
Deficiency of earnings to fixed
  charges...............................  $  4,065   $  2,107   $  2,831   $  4,760   $ 62,344   $  38,766   $  46,437
Weighted average common shares
  outstanding (basic and diluted).......     8,398      9,224      9,642     11,626     17,932      16,493      23,245

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...............  $  3,400   $  1,800   $  4,584   $    900   $204,753   $  64,741   $ 235,670
Marketable securities, at market(4).....     --         --         --       169,482     60,870      65,884      40,555
Restricted investments, at market(5)....     --         --         --         --         --         --          79,803
Working capital.........................     2,908      1,741      4,442    170,894    180,966     129,673     204,693
Total assets............................     3,971      2,334      5,065    323,808    643,880     297,899     920,932
Short-term notes payable................     --         --         --         --        70,863      --          95,526
Deferred satellite payments.............     --         --         --         --        31,324      --          46,102
Long-term debt..........................     --         --         --       131,387    153,033     138,369     338,098
10 1/2% Series C Preferred Stock........     --         --         --       176,025    156,755      93,629     165,627
9.2% Series A Preferred Stock...........     --         --         --         --       137,755      --         143,855
Deficit accumulated during the
  development stage.....................   (13,598)   (15,705)   (18,536)   (23,273)   (71,669)    (59,288)    (94,714)
Stockholders' equity....................     3,431      1,991      4,898     15,980     77,953      52,889      72,743
Book value per common share.............      0.37       0.21       0.48       1.00       3.36        3.00        3.12

------------

(1) Included in the 1998 net loss of ($48,396) is ($25,682) of special charges related primarily to the termination of certain launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite.

(2) The deemed dividend in 1997 relates to the discount feature associated with our former 5% Delayed Convertible Preferred Stock and the deemed dividend in 1998 relates primarily to the conversion feature associated with our 9.2% Series A Junior Preferred Stock. We computed these deemed dividends in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

(3) For purposes of this computation, earnings are defined as losses plus fixed charges. Fixed charges are the sum of (a) interest expensed and capitalized,
    (b) amortization of deferred financing costs, premium and debt discounts and
    (c) the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third). Our ratio of earnings to fixed charges was less than 1.00 for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and for the six months ended June 30, 1998 and 1999; thus earnings available for fixed charges were inadequate to cover fixed charges for these periods.

(4) Marketable securities consist of fixed income securities with a maturity at the time of purchase of greater than three months.

(5) Value of securities held by the trustee for our senior secured notes to fund the first six scheduled semi-annual interest payments on those notes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus supplement contains forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of some events could differ materially from those projected in the forward-looking statements due to a number of factors, including those described under 'Risk Factors' in the related prospectus and elsewhere in this prospectus supplement and the related prospectus. See 'Special Note Regarding Forward Looking Statements.'

OVERVIEW

     CD Radio was organized in May 1990 and is in its development stage. Our principal activities to date have included technology development, terrestrial repeater network development, arranging for design and development of chip sets and receivers, obtaining regulatory approval for the CD Radio service, commencement of construction of four satellites, acquisition of content for our programming, strategic planning, market research, recruitment of our management team and securing financing for working capital and capital expenditures. We do not expect to generate any revenues from operations until the first quarter of 2001, at the earliest, and we expect that positive cash flow from operations will not be generated until the third quarter of 2001, at the earliest. In addition, we require additional capital to complete development and commence operations of CD Radio. Our actual funding requirements could materially exceed our projections, due to a variety of factors, some of which are outside of our control. We cannot assure you that we will ever commence operations, that we will attain any particular level of revenues or that we will achieve profitability. For further information about these risks, please refer to the section of the related prospectus entitled 'Risk Factors.'

     Upon commencing operations, we expect our primary source of revenues to be monthly subscription fees. We currently anticipate that our subscription fee will be approximately $9.95 per month to receive CD Radio broadcasts, with a one time, modest activation fee per subscriber. In addition, we expect to derive additional revenues from directly selling or bartering advertising time on our non-music channels. We do not intend to manufacture the consumer electronic devices necessary to receive CD Radio and thus will not receive any revenues from their sale. Although we hold patents covering some of the technology which will be used in these consumer electronic devices, we expect to license our technology to manufacturers at no charge.

     We expect that the operating expenses associated with operations will consist primarily of marketing, sales, programming, maintenance of the satellite and broadcasting system and general and administrative costs. Costs to acquire programming are expected to include payments to build and maintain an extensive music library and royalty payments for broadcasting music (calculated based on a percentage of revenues). Marketing, sales, general and administrative costs are expected to consist primarily of advertising costs, salaries of employees, rent and other administrative expenses. As of September 3, 1999, we had 71 employees and 18 part-time consultants. We expect to have approximately 150 employees by the time we commence operations.

     In addition to funding initial operating losses, we require funds for working capital, interest and financing costs on borrowings and capital expenditures in the near term.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1999 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1998

     We recorded net losses of $23,045,000 and $36,015,000 for the six months ended June 30, 1999 and 1998, respectively. Our total operating expenses were $25,762,000 and $30,898,000 for the six months ended June 30, 1999 and 1998, respectively. Excluding the special charges totaling $25.7 million recorded in the 1998 second quarter, we recorded a net loss of $10,333,000 and operating expenses of $5,216,000 for the six months ended June 30, 1998.

     Engineering design and development costs were $14,344,000 and $774,000 for the six months ended June 30, 1999 and 1998, respectively. Engineering costs increased in the 1999 period primarily due to payments to Lucent in connection with the chip set development effort and payments to consumer electronic manufacturers in connection with receiver development efforts.

     General and administrative expenses increased for the six months ended June 30, 1999 to $11,418,000 from $4,442,000 for the six months ended June 30, 1998.
General and administrative expenses increased due to the occupancy of our new offices and national broadcast studio and the growth of our management team and the workforce necessary to develop and commence the broadcast of CD Radio. The major components of general and administrative expenses in the 1999 period were salaries and employment related costs (30%), rent and occupancy costs (25%) and legal and regulatory fees (14%), while in the 1998 period the major components were salaries and employment related costs (27%), rent and occupancy costs (16%), and legal and regulatory fees (15%). The remaining portion of general and administrative expenses (31% in the 1999 period and 42% in the 1998 period) consisted of other costs such as insurance, market research, consulting, travel, depreciation and supplies, with no such amount exceeding 10% of the total in the 1999 period and only consulting (16%) exceeding 10% of the total in the 1998 period.

     The increase of interest income to $6,400,000 for the six months ended June 30, 1999, from $3,903,000 in the six months ended June 30, 1998, was the result of higher average balances of cash, marketable securities and restricted investments during the 1999 period. The higher average balances of cash, marketable securities and restricted investments during the period were due to the proceeds from the issuance of notes in the second quarter of 1999 and stock sales during the fourth quarter of 1998 exceeding the amount of expenditures for satellite and launch vehicle construction, other capital expenditures and operating expenses.

     Interest expense, net of capitalized interest, decreased to $3,683,000 for the six months ended June 30, 1999, from $8,982,000 in the 1998 period. This decrease in net interest expense was due to capitalized interest increasing by an amount ($20,326,000) greater than the corresponding increase in interest expense ($15,027,000).

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     We recorded net losses of $48,396,000 ($2.70 per share) for the year ended December 31, 1998 and $4,737,000 ($.41 per share) for the year ended
December 31, 1997. Our total operating expenses were $39,079,000 in 1998 and $6,865,000 in 1997. Excluding the special charges recorded in the second quarter of 1998 totaling $25,682,000 which related primarily to the termination of certain launch and orbit related contracts required when we decided to enhance our satellite delivery system to include a third in-orbit satellite, we recorded net losses of $22,714,000 and operating costs of $13,397,000 in 1998.

     Legal, consulting and regulatory fees increased to $4,064,000 in 1998 from $3,236,000 in 1997. The increase in the level of expenditures was primarily the result of greater consulting expenses due to the accelerated execution of our business plan. Consulting fees were generated primarily in connection with the technical aspects of our business plan, such as satellite construction, chip set design and terrestrial repeater network build-out. The major components of legal, consulting and regulatory fees in the 1998 period were legal (48%), consulting (50%) and regulatory (2%), while in the 1997 period the major components were legal (51%), consulting (44%) and regulatory (5%).

     Research and development costs were $22,000 in 1998, compared with $57,000 in 1997. This level of research and development cost is the result of our completing the majority of these activities in 1994.

     Other general and administrative expenses increased to $9,311,000 in 1998 from $3,572,000 in 1997. General and administrative activities have grown as we continue to expand our management team and the workforce necessary to develop and commence the broadcast of CD Radio. The major components of other general and administrative costs in 1998 were salaries and employment related costs (51%) and rent and occupancy costs (24%), while in the 1997 period the major components were salaries and employment related costs (57%) and rent and occupancy costs (11%). The increase in the percentage of the total costs related to rent and occupancy was due to our taking possession of the premises where our National Broadcast Studio is being constructed.

The remaining portion of other general and administrative costs (25% in 1998 and 32% in 1997) consists of other costs such as insurance, market research, travel, depreciation and supplies, with no amount exceeding 10% of the total.

     Interest and investment income increased to $7,250,000 in 1998 from $4,074,000 in 1997. The increase was the result of a higher average investment balance throughout 1998 than 1997. The higher average investment balance was due to the completion of the sales of stock to both Prime 66 and the Apollo Investors in 1998 and the unexpended proceeds from our 1997 securities offerings.

     Interest expense, net of capitalized interest, was $14,272,000 in 1998 and $1,946,000 in 1997. This increase was due to interest expense accruing on our senior secured discount notes issued in November 1997. Although we recorded a net loss, we recorded $2,295,000 of income tax expense in 1998, which is related to our being a 'start-up' company for income tax purposes and the fact that the interest expense on our senior secured discount notes is deductible only when paid.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     We recorded net losses of $4,737,000 ($.41 per share) for the year ended December 31, 1997 and $2,831,000 ($.29 per share) for the year ended
December 31, 1996. Our total operating expenses were $6,865,000 for the year ended December 31, 1997 and $2,930,000 for the year ended December 31, 1996.

     Legal, consulting and regulatory fees increased for the year ended
December 31, 1997 to $3,236,000 from $1,582,000 for the year ended December 31, 1996. These levels of expenditures are the result of increased activity since winning the auction for our FCC license in April 1997, and in connection with our public offerings of Common Stock and units consisting of Senior Discount Notes and warrants to purchase Senior Discount Notes and the exchange offer for our 5% Preferred Stock. The major components of legal, consulting and regulatory fees in 1997 were legal (51%), consulting (44%) and regulatory (5%), while in 1996 the major components were legal (48%), consulting (38%) and regulatory (14%).

     Research and development costs were $57,000 for the year ended December 31, 1997 and $117,000 for the year ended December 31, 1996. We completed the majority of these activities in 1994.

     Other general and administrative expenses increased for the year ended December 31, 1997 to $3,572,000 from $1,231,000 for the year ended December 31, 1996. General and administrative expenses are expected to continue to increase as we continue to develop our business. The major components of other general and administrative costs in 1997 were salaries and employment related costs (57%) and rent and occupancy costs (11%), while in 1996 the major components were salaries and employment related costs (50%) and rent and occupancy costs (22%). The remaining portion of other general and administrative costs (32% in 1997 and 28% in 1996) consists of other costs such as insurance, market research, travel, depreciation and supplies, with no amount exceeding 10% of the total.

     The increase in interest and investment income to $4,074,000 for the year ended December 31, 1997, from $112,000 in the year ended December 31, 1996, was the result of a higher average investment balance during 1997. The investments on hand were primarily obtained from the debt and equity offerings completed in 1997.

     Interest expense increased for the year ended December 31, 1997 to $1,946,000 from $13,000 for the year ended December 31, 1996. The increase is the result of the issuance of the units consisting of senior secured discount notes and warrants to purchase senior secured discount notes in November 1997.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1999, we had a total of cash, cash equivalents, marketable securities and restricted investments of $356,028,000 and working capital of $204,693,000 compared with cash, cash equivalents and marketable securities of $265,623,000 and working capital of $180,966,000 at December 31, 1998. The increases in the respective balances are due primarily to the proceeds from the issuance in May 1999 of units consisting of our senior secured notes and warrants to purchase our common stock. As part of the issuance of the senior secured notes in the 1999 second quarter, we were required to place approximately $79.3 million of government securities in a restricted account to be used only to pay the interest on these notes during their first three years.

     Funding Requirements. We require near-term funding to continue building our CD Radio system. We believe we can fund our planned operations and the construction of our satellite system into the fourth quarter of 2000 from the proceeds of this stock offering, the notes offering and from our working capital. We estimate that we will require approximately $1,170 million to develop and commence commercial operations by the end of the fourth quarter of 2000. This amount is higher than our previous estimate and reflects additional engineering requirements for our terrestrial repeater network, increases in premiums in the market for satellite launch and in-orbit insurance, costs for engineering analysis on potential alternative satellite launch platforms and other increased operating costs. After giving effect to this stock offering and the notes offering we will have raised, will have access to or will have identified sources for approximately $1,188 million (which includes sources of $115 million of debt financing to repay our existing bank credit facility that must be repaid by the earlier of February 29, 2000 and ten days prior to the launch of our second satellite), leaving expected excess cash of approximately $18 million to fund our operations after the fourth quarter of 2000. However, if Bank of America is unable to arrange a new credit facility for us, we will need to raise $115 million to refinance the existing credit facility in the first quarter of 2000 and an additional $88 million to fund our operations through the end of the fourth quarter of 2000; and moreover, if we are unable to successfully complete our concurrent notes offering, we will need to raise an additional $119 million prior to the fourth quarter of 2000 to fund our operations before the commencement of our CD Radio service. The availabilty of this new credit facility, which we expect to draw on to repay amounts outstanding at maturity under our existing bank credit facility, will be influenced by a variety of factors, some of which, including the market for syndicated bank loans generally, are outside of our control. In addition, we anticipate cash requirements of approximately $150 million to fund our operations through the first full year of commercial operations. This amount is higher than our previous estimate and reflects additional engineering design and development costs and increases in the amount of chip set subsidies for CD Radio receivers, which are payable in part under our recent agreements with Alpine, Panasonic and Ford, and costs of revenue sharing with Ford. The amount also reflects increases in premiums in the market for satellite in-orbit insurance and other increased operating costs. We expect to finance the remainder of our funding requirements through the future issuance of debt or equity securities, or a combination of debt and equity securities.

     To build and launch the satellites necessary for the operations of CD Radio we entered into the Loral Satellite Contract. The Loral Satellite Contract provides for Loral to construct, launch and deliver three satellites in-orbit and checked-out, to construct for us a fourth satellite for use as a ground spare and to become our launch services provider. We are committed to make aggregate payments of approximately $736 million under the Loral Satellite Contract, which includes $15 million of long-lead time parts for a fifth satellite and $3 million for integration analysis of the viability of using the Sea Launch platform as an alternative launch vehicle for our satellites. As of August 31, 1999, $376 million of this obligation had been satisfied. Under the Loral Satellite Contract, with the exception of a payment made to Loral in March 1993, payments are made in installments commencing in April 1997 and will end in December 2003. Approximately half of these payments are contingent upon Loral meeting specified milestones in the construction of our satellites.

     We also will require funds for working capital, interest on borrowings (including the convertible subordinated notes), acquisition of programming, financing costs and operating expenses until some time after the commencement of commercial operations of CD Radio. We expect our interest expense will increase significantly when compared to our 1998 interest expense as a result of the issuance of our senior secured notes and the convertible subordinated notes; however, our senior discount notes, which represent a substantial portion of our planned indebtedness, will not require cash payments of interest until June 2003. In addition, a portion of the net proceeds of the issuance of our senior secured notes was used to purchase a portfolio of U.S. government securities in an amount sufficient to pay the first six payments of interest on these notes. In addition, we currently expect to fund interest payments on the convertible subordinated notes through proceeds from the issuance of equity. We cannot assure you that such issuances will be accomplished on terms advantageous to us, or at all.

     We cannot assure you that we will be able to obtain additional financing on favorable terms, or at all, or that we will be able to do so in a timely fashion. The indentures governing our senior secured notes and our senior secured discount notes and the Tranche A Facility contain, and documents governing any indebtedness incurred in the future are expected to contain, provisions limiting our ability to incur additional indebtedness. If additional financing were not available on a timely basis, we would be required to delay satellite and/or launch vehicle construction to conserve cash and to fund continued operations, which would cause delays in the commencement of operations and increase costs.

     The amount and timing of our actual cash requirements will depend upon numerous factors, including costs associated with the construction and deployment of our satellite system and terrestrial repeater network, costs associated with the design and development of chip sets and receivers, the rate of growth of our business after commencing service, costs of financing and the possibility of unanticipated costs. We will require additional funds if there are delays, cost overruns, unanticipated expenses, launch failures, launch services or satellite system change orders, or any shortfalls in estimated levels of operating cash flow.

     Sources of Funding. To date, we have funded our capital needs through the issuance of debt and equity securities and borrowings under our term loan facility. As of June 30, 1999, we had received a total of $441 million in equity capital, of which $192 million was received in 1997 as a result of the issuance of 5,400,000 shares of 5% Delayed Convertible Preferred Stock, resulting in net proceeds of $121 million, and the issuance of 4,955,488 shares of common stock, resulting in net proceeds of $71 million. In November 1997, we exchanged 1,846,799 shares of our newly issued 10 1/2% Series C Cumulative Convertible Preferred Stock for all of the outstanding shares of 5% Delayed Convertible Preferred Stock. On November 2, 1998, we sold an additional 5,000,000 shares of common stock to Prime 66 resulting in net proceeds of $98 million and on December 23, 1998, we sold 1,350,000 of 9.2% Series A Junior Cumulative Convertible Preferred Stock to the Apollo Investors resulting in net proceeds of $129 million. On December 23, 1998, the Apollo Investors also granted us an option, which we have exercised, to sell them 650,000 shares of the 9.2% Series B Junior Cumulative Convertible Preferred Stock for estimated net proceeds of $63 million. Subject to customary conditions and there not having occurred a material adverse change to our business, management or financial condition, we expect to sell these shares to the Apollo Investors shortly after completion of this offering.

     In May 1999, we received net proceeds of approximately $190 million from the issuance of 200,000 units, each consisting of $1,000 aggregate principal amount of senior secured notes and three warrants, each to purchase 3.65 shares of our common stock. We invested approximately $79.3 million of these net proceeds in a portfolio of U.S. government securities, which we pledged as security for the payment in full of interest on the senior secured notes through May 15, 2002. In November 1997, we received net proceeds of $116 million from the issuance of 12,910 units, each consisting of $20,000 aggregate principal amount at maturity of senior secured discount notes and a warrant to purchase additional senior secured discount notes with an aggregate principal amount at maturity of $3,000. All these warrants were exercised in 1997. The aggregate value at maturity of the senior secured discount notes is $297 million. The senior secured discount notes mature on November 15, 2007 and the first cash interest payment is due in June 2003. The indentures governing the senior secured notes and the senior secured discount notes contain some limitations on our ability to incur additional indebtedness. The senior secured notes and the senior secured discount notes are secured by a pledge of the stock of Satellite CD Radio Inc., our subsidiary that holds our FCC license.

     On July 28, 1998, we entered into the Tranche A Facility with a group of financial institutions (the 'Lenders'), including Bank of America as agent and a lender, under which the Lenders agreed to provide us a term loan facility in an aggregate principal amount of up to $115 million (the term loans under the Tranche A Facility, the 'Tranche A Loans'). The proceeds of the Tranche A Loans are being used to fund a portion of the progress payments required to be made by us under the Loral Satellite Contract for the purchase of launch services and to pay interest, fees and other expenses related to the Tranche A Facility. The Tranche A Loans are due on the earlier of February 29, 2000 and ten days prior to the launch of our second satellite. As of June 30, 1999, we had borrowed $95.5 million under the Tranche A Facility, substantially all of which was used to make progress payments under the Loral Satellite Contract.

     In connection with the Tranche A Facility, Loral agreed with Bank of America that at maturity of the Tranche A Loans (including maturity as a result of an acceleration), upon the occurrence of a bankruptcy of CD Radio or upon the occurrence of an event of default by Loral under its agreement with Bank of America, Loral will repurchase from the Lenders the Tranche A Loans at a price equal to the principal amount of the Tranche A Loans plus accrued and unpaid interest. In exchange for providing this credit support, Loral receives a fee from us equal to 1.25% per annum of the outstanding amount of the Tranche A Loans from time to time.

     We have also entered into an agreement with Bank of America under which Bank of America has agreed to attempt to arrange a syndicate of lenders to provide a term loan facility for us in the aggregate principal amount of $225 million. It is anticipated that a portion of the proceeds of these loans would be used to repay amounts outstanding under the Tranche A Facility and for other general corporate purposes. Bank of America has not committed to provide this term loan facility. The availability of these loans when required to repay amounts outstanding at maturity under the Tranche A Facility will be influenced by a variety of factors, some of which, including the market for syndicated bank loans generally, are outside of our control. The closing of this term loan facility is expected to be conditioned on the satisfaction of specific significant conditions and there is no assurance that these loans will be arranged or that the proposed terms of these loans will be acceptable to us. If we are unable to close this facility, we will seek to repay the Tranche A Loans from the proceeds of the sale of debt securities, equity securities or a combination of debt and equity securities.

     The Junior Preferred Stock is convertible into shares of common stock at a price of $30 per share. The Junior Preferred Stock is callable by us beginning November 15, 2001 if the current market price, as defined in the Certificate of Designation of the Junior Preferred Stock, of our common stock exceeds $60 per share for a period of 20 consecutive trading days, and in all events will be callable beginning November 15, 2003 at a price of 100% and must be redeemed by us on November 15, 2011. Dividends on the Junior Preferred Stock are payable-in-kind or cash annually, at our option. Holders of the Junior Preferred Stock have the right to vote, on an as-converted basis, on matters in which the holders of our common stock have the right to vote.

     Loral has agreed to defer a total of $50 million of the payments under the Loral Satellite Contract originally scheduled for payment in 1999. These deferred amounts bear interest at 10% per annum and all interest on these deferred amounts will accrue until December 2001, at which time interest will be payable quarterly in cash. The principal amounts of the deferred payments under the Loral Satellite Contract are required to be paid in six installments between June 2002 and December 2003. As collateral security for these deferred payments, we have agreed to grant Loral a security interest in our terrestrial repeater network. If there is a satellite or launch failure, we will be required to pay Loral the deferred amount for the affected satellite no later than 120 days after the date of the failure. If we elect to put one of our first three satellites into ground storage, rather than having it shipped to the launch site, the deferred amount for that satellite will become due within 60 days of this election.

OTHER MATTERS -- THE YEAR 2000 ISSUE

     The Year 2000 Issue will test the capability of business processes to function correctly. We have undertaken an effort to identify and mitigate The Year 2000 Issue in our information systems, product, suppliers and facilities. Our approach to The Year 2000 Issue can be separated into four phases: (1) define/measure -- identify and inventory possible sources of Year 2000 Issues; (2) analyze -- determine the nature and extent of Year 2000 Issues and develop project plans to address those issues;
(3) improve -- execute project plans and perform a majority of the testing; and
(4) control -- complete testing, continue monitoring readiness and complete necessary contingency plans. The first three phases of the program have been completed for a substantial majority of our mission-critical activities. Management plans to have nearly all significant information systems and facilities through the control phase of the program by late-1999.

     We have also communicated with our significant vendors and suppliers to determine the extent to which we are vulnerable to the failure of these parties to remedy Year 2000 Issues. We can give no assurance that failure to address the Year 2000 Issues by third parties on whom our systems and business processes rely would not have a material adverse effect on our operations or financial condition.

     The total Year 2000 Issue remediation expenditures are expected to be approximately $100,000 of which 50% was spent by June 30, 1999. Substantially all of the remainder is expected to be spent in 1999. The activities involved in the Year 2000 effort necessarily involve estimates and projections of activities and resources that will be required in the future. These estimates and projections could change as work progresses.

                                    BUSINESS

     We are building a digital quality radio service that will broadcast up to 100 channels directly from satellites to vehicles. CD Radio will be broadcast throughout the continental United States, over a frequency band, the 'S-band,' that will augment traditional AM and FM radio bands. We hold one of only two licenses issued by the FCC to build, launch and operate a national satellite radio broadcast system. Under our FCC license, we have the exclusive use of a
12.5 MHz portion of the S-band for this purpose. Our service, which will be primarily for motorists, will offer 50 channels of commercial-free, digital quality music programming and up to 50 channels of news, sports, talk and entertainment programming. We currently expect to commence CD Radio broadcasts at the end of the fourth quarter of 2000, at an anticipated subscription price of $9.95 per month. We have entered into a contract with Loral for the construction, launch and in-orbit delivery of three satellites beginning in January 2000.

     As an entertainment company, we intend to design and originate programming on each of our 50 commercial-free music channels. Each channel will be operated as a separate radio station, with a distinct format. Some of the music channels will offer continuous music while others will have program hosts, depending on the type of music programming. CD Radio will offer the following range of music categories:

 Symphonic
 Chamber Music
 Opera
 Top of the Charts
 50's Hits
 60's Hits
 70's Hits
 80's Hits
 90's Hits
 Soft Rock
 Love Songs
 Singers & Songs
 Beautiful Instruments
 Broadway's Best
 Big Band/Swing
 Classic Jazz
 Contemporary Jazz

 NAC Jazz
 New Age
 Soul Ballads
 Contemporary R&B
 Classic Soul Hits
 R&B Oldies
 Rap/Hip Hop
 Dance
 Tropical
 Latin Jazz
 Boleros
 Latin Contemporary
 Merengue
 Cumbia
 Mexicana
 TexMex
 Rock en Espanol

 Country Hits
 Modern Country
 Classic Country
 Folk Rock
 Alternative Rock I
 Alternative Rock II
 Classic Rock I
 Classic Rock II
 Album Rock
 Hard Rock/Metal
 Blues
 Reggae
 World Beat
 Gospel
 Contemporary Christian
 Children's Entertainment

     Programming on our non-music channels will be provided by third parties, and to date we have entered into programming agreements with content providers for 25 of these channels, including NPR, BBC, Bloomberg News Radio, C-SPAN and Sports Byline USA. A majority of our non-music channels will contain advertising, which will augment our subscription revenue. These channels will include news and talk shows and special interest programming directed to a diverse range of groups, including sports and outdoor enthusiasts, Hispanic listeners and truck drivers.

     Our music and non-music channels will be broadcast from our National Broadcast Studio in Rockefeller Center in New York City. The National Broadcast Studio will contain our corporate headquarters, our music library, facilities for programming origination, programming personnel and program hosts, and facilities to transmit programming to our orbiting satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the satellites.

     On June 11, 1999, we entered into an agreement with Ford Motor Company which anticipates Ford manufacturing, marketing and selling vehicles that include receivers capable of receiving the CD Radio broadcasts. As part of this exclusive agreement, Ford will be entitled to participate in a portion of the revenues derived by us from new Ford vehicles equipped to receive CD Radio broadcasts. In addition, we will reimburse Ford for specific costs of equipping these Ford vehicles to receive CD Radio broadcasts and we have granted Ford warrants to purchase up to 4,000,000 shares of our common stock at an exercise price of $30 per share. Ford may exercise these warrants based upon the number of Ford vehicles equipped to receive CD Radio broadcasts that Ford elects to manufacture, and these warrants are fully exercisable upon 4,000,000 of these vehicles being manufactured. Please refer to the section of the related prospectus entitled 'Description of Warrants -- The Ford Warrant' for further information regarding the Ford warrants.

     On September 23, 1999, we and Ford amended our agreement to extend the term by one year and to enter into a cooperative advertising arrangement. As part of the cooperative advertising arrangement, we have agreed to reimburse Ford for portions of its direct, out-of-pocket, costs of advertising or media that promote or mention CD Radio in association with Ford vehicles. Our obligation to reimburse Ford for this cooperative advertising is limited to $3 million per year during our first five years of commercial operations. In connection with this amendment, Ford has placed an order for up to $20 million of the common stock being sold in this offering.

     We have entered into an agreement with Lucent for the development and manufacture of a chip set that represents the essential element of consumer electronics devices which are capable of receiving CD Radio.

     CD Radio Inc. was incorporated in the State of Delaware as Satellite
CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to
CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020, our telephone number is (212) 584-5100 and our internet address is cdradio.com. The information on our website is not part of this prospectus.

THE CD RADIO SERVICE

     CD Radio will offer motorists: (1) a wide choice of finely focused music and non-music formats; (2) nearly seamless signal coverage throughout the continental United States; and (3) commercial-free music programming.

     Commercial-Free Music Programming. CD Radio will provide 50 channels of commercial-free music programming. Our market research indicates that a principal complaint of radio listeners concerning conventional broadcast radio is the frequency of commercials. Because CD Radio, unlike commercial AM and FM stations, will be a subscription service, our music channels will not contain commercials.

     Wide Choice Of Programming. CD Radio will offer subscribers a broad range of programming formats and significant depth within each format. Each of our 50 music channels will have a distinctive format, such as opera, reggae, classic jazz and children's entertainment, intended to cater to specific subscriber tastes. In most markets, radio broadcasters target their programming to broad audience segments and therefore offer limited formats. Even in the largest metropolitan markets many of our planned formats are unavailable. Additionally, we will provide news, sports and talk programming that is generally not available on conventional radio.

     'Seamless' Signal Coverage. CD Radio will be available throughout the continental United States, enabling listeners almost always to be within its broadcast range. We expect that our nearly seamless signal will appeal to motorists who frequently travel long distances, including truck drivers and recreational vehicle owners, as well as commuters and others who outdrive the range of their preferred FM radio broadcasts. In addition, we expect that our broadcasts will appeal to the 45 million consumers who live in areas that currently receive only a small number of FM stations.

     Our research indicates that there is a significant market for music and other radio programming such as news, talk and sports delivered through advanced radio technology. While television technology has advanced steadily -- from black and white to color, from broadcast to cable and satellite, and from ordinary to high-definition television -- the last major advance in radio technology was the introduction of FM broadcasts.

     CD Radio is primarily a service for motorists. The Yankee Group, a market research organization, estimates that there will be approximately 200 million registered private motor vehicles in the United States by the end of this year. CD Radio will initially target a number of demographic groups among the drivers of these vehicles, including 100 million commuters, 34 million of whom spend over one hour commuting daily; 45 million Americans who live in markets served by five or fewer radio stations; three million truck drivers; three million owners of recreational vehicles; and approximately 30 million persons of Hispanic origin.

     We believe there will be significant consumer demand for CD Radio. Market research conducted for us by The Yankee Group shows that radio listeners today are substantially dissatisfied with both AM and FM radio because of frequent commercial interruptions, lack of variety in programming and loss of signal strength. CD Radio's commercial-free music, wide variety of formats and nearly seamless national coverage have been designed to address these key disadvantages of existing commercial radio.

     According to Arbitron, in 1996, despite the fact that almost all vehicles contained either a cassette or compact disc player, 87% of automobile commuters listened to the radio an average of 50 minutes a day while commuting. According to the Radio Advertising Bureau, each week radio reaches approximately 95% of all Americans over the age of 12, with the average listener spending more than three hours per weekday and more than five hours per weekend listening to the radio. More than 40% of all radio listening is done in cars. In addition, in 1998, approximately 79% of total radio listening was to FM stations, which primarily provides music programming, as compared with AM stations which devote a greater proportion of their programming to talk and news.

     We believe that our ability to offer a wide variety of musical and non-musical formats simultaneously throughout the continental United States will enable us to tap significant unmet consumer demand for specialized programming. The economics of the existing advertiser supported radio industry dictate that conventional radio stations generally program for the greatest potential audience. Even in the largest metropolitan areas, station formats are limited. Nearly half of all commercial radio stations in the United States offer one of only three formats: country, adult contemporary and news/talk, and the next three most prevalent formats account for another 30% of all commercial radio stations. Although niche music categories such as classical, jazz, rap, gospel, oldies, soundtracks, new age music, children's programming and others accounted for approximately 33% of sales of recorded music in 1998, these formats generally are unavailable on existing radio stations in many markets. Even in New York City, the nation's largest radio market, there are no radio stations devoted solely to such programming as opera, blues, chamber music, soundtracks, reggae and many others. CD Radio's wide choice of formats is expected to appeal to the large number of currently underserved listeners. Furthermore, CD Radio's ability to offer a number of channels devoted to each genre will enable subscribers to listen to a wider range of music within their preferred format.

     The limited coverage area of conventional radio broadcasting means that listeners often travel beyond the range of any single station. Unlike conventional FM stations, which have an average range of only approximately 30 miles before reception fades, CD Radio's system is designed to cover the entire continental United States, enabling listeners to enjoy virtually seamless coverage. Our ability to broadcast nationwide will also allow us to serve currently underserved radio markets.

     We also believe that CD Radio will have a competitive advantage over conventional radio stations because our music channels will be commercial-free. In contrast, conventional radio stations interrupt their broadcasts with up to 18 minutes of commercials in every hour of music programming, and most stations also frequently interrupt programming with news, promotional announcements, public service announcements and miscellaneous information. We believe that consumers dislike frequent commercial interruptions and that 'station surfing' to avoid them is common.

PROGRAMMING

     We intend to offer 50 channels of commercial-free, all-music programming and up to 50 additional channels of other formats, such as all-news, all-sports and all-talk programming. Each music channel will have a distinctive format, intended to cater to specific subscriber tastes. We believe that 50 music channels will enable us to 'superserve' our subscribers with a greater range of choice of content within their preferred format than is currently offered by terrestrial radio, even in the most widely broadcast formats. We expect that the initial subscription fee for CD Radio, which will entitle subscribers to receive all CD Radio channels, will be $9.95 per month.

     We have recruited 12 full-time and 13 consulting basis program managers from the recording, broadcasting and entertainment industries to manage the development of daily programming for each CD Radio music channel and intend to recruit additional program managers. To be accessible to these industries, we are building our National Broadcast Studio in Rockefeller Center in New York City. Program managers also will coordinate our continuing market research to measure audience satisfaction, refine channel definitions and themes and select program hosts for those channels that will have hosts.

     Music programming will be selected from our music library. We intend to create an extensive music library which will consist of a deep range of recorded music in each genre broadcast. We have begun to acquire recordings for our music library. Through September 13, 1999, we had acquired approximately 750,000 titles across a broad range of music genres. We expect that our music library will consist of approximately 2,000,000 titles when we commence commercial broadcasts of CD Radio. We expect to update our music library with new recordings as they are released and, in some cases, we will seek to acquire recordings that are no longer commercially available.

     In addition to our music channels, we expect to offer up to 50 channels of news, sports and talk programming, most of which will include commercial advertising. We generally do not intend to produce programming for our non-music channels, and will obtain this programming from various third party content providers. To date, we have entered into agreements for a total of 25 channels with content providers including NPR, BBC, Bloomberg News Radio, C-SPAN, Sports Byline USA, National Public Radio, Public Radio International, Classic Radio, Hispanic Radio Network, World Radio Network, Wisdom Channel, Speedvision Radio and Outdoor Life Radio.

     In connection with our music programming, we will be required to negotiate and enter into royalty arrangements with performing rights societies, such as the American Society of Composers, Authors and Publishers ('ASCAP'), Broadcast Music, Inc. ('BMI') and SESAC, Inc. ('SESAC'). These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of advertising and/or subscription revenues. If the parties cannot reach agreement with ASCAP or BMI, special judicial rate setting procedures are available under antitrust consent decrees that govern these organizations. SESAC is not bound by a consent decree or a special judicial rate setting mechanism. Broadcasters currently pay a combined total of 4% of their revenues to the music performing rights societies. We also will be required to negotiate similar arrangements with the owners of the copyrights in sound recordings under the Digital Performance Right in Sound Recordings Act of 1995 (the 'Digital Recordings Act'). The determination of some of the royalty arrangements with the owners of sound recording copyrights under the Digital Recordings Act were previously subject to arbitration proceedings. In 1998, the Copyright Office reviewed the results of this arbitration and set the royalty rate at 6.5% of the licensee's 'gross revenues resulting from residential services in the United States' including subscription fees, advertising and time share revenues. We believe that we will be able to negotiate royalty arrangements with the music performing rights organizations and the owners of sound recording copyrights, but we cannot assure you as to the terms of the royalty arrangements ultimately negotiated or established by arbitration or judicial rate setting.

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
MARKETING AND DISTRIBUTION

     We plan to offer a high quality broadcast service with targeted music formats, nearly seamless signal coverage throughout the continental United States, commercial-free music programming and digital quality fidelity. Our marketing strategy for CD Radio has three interrelated components: (1) creating consumer awareness of CD Radio, (2) generating subscriptions to CD Radio and (3) generating purchases of consumer electronic devices capable of receiving
CD Radio broadcasts.

     We believe that the introduction of CD Radio will have high news value, which we expect will result in significant national and local publicity before and during the initial launch of the service. In addition, we plan to engage in extensive marketing, advertising and promotional activities to create consumer awareness of CD Radio. This includes an ongoing major advertising campaign funded principally by us, together with expected manufacturer and retailer cooperative advertising. A major national umbrella campaign will utilize a full mix of media, including network and cable television, radio, print and billboard.

     We intend to focus our initial efforts on a number of demographic groups that we believe represent potential target markets for CD Radio, including commuters, niche music listeners, Hispanic listeners, sports enthusiasts, truck drivers, recreational vehicle owners and consumers in areas with sparse radio coverage. We also intend to aggressively target early adopters of new technologies, who we believe are likely to have a high level of interest in CD Radio.

     Commuters. Of the more than 100 million commuters, we have identified 34 million as highly addressable by virtue of their commute times averaging over one hour daily. To reach these commuters, we plan to purchase radio advertising spots on stations with frequent traffic reports, purchase outdoor billboard advertising on long commute roads and place inserts in gasoline credit card bills.

     Niche Music Listeners. Niche music categories, such as classical, jazz, rap, gospel, soundtracks, oldies and children's programming, constitute approximately 30% of the market for recorded music sales. To reach niche music listeners, we intend to work with the recording industry to include print material about CD Radio inside niche music compact disc packaging, place print advertising in specialty music magazines targeted to niche music listeners and members of fan clubs, conduct direct mailings to specialized music mailing lists of record clubs and sponsor and advertise at certain music events.

     Hispanic Market. Currently there are approximately 30 million Spanish-speaking Americans, many of whom have limited access to Spanish language radio, and this population group is growing rapidly and is expected to reach 36 million by 2005. We intend to broadcast a number of music and non-music channels that will cater to the Hispanic market. We plan to purchase local television spots on Spanish speaking channels and place advertising in national Spanish language magazines and local Spanish language newspapers.

     Sports Enthusiasts. Many fans of various sports are unable to receive broadcasts of interest to them because events are broadcast only within limited regional areas. We intend to broadcast a number of channels containing this sports programming. We plan to purchase advertising on national and regional cable television sports channels, in sports magazines and in the sports sections of newspapers.

     Truck Drivers. According to the U.S. Department of Transportation, there are approximately three million professional truck drivers in the United States, of whom approximately 1.1 million are long-distance haulers. We intend to place sampling displays at truck stops and to advertise in publications and on Internet sites which cater to truck drivers.

     Recreational Vehicle Owners. There are approximately three million recreational vehicles in the United States. We plan to advertise in magazines targeted to recreational vehicle enthusiasts, conduct direct mailings targeted to these individuals and place sampling displays at recreational vehicle dealerships.

     Sparse Radio Zones. More than 45 million people aged 12 and over live in areas with such limited radio station coverage that the areas are not monitored by Arbitron. We believe that of

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
these people, approximately 22 million people receive five or fewer FM stations,
1.6 million receive only one FM station and at least one million people receive no FM stations. To reach these consumers, we plan to utilize local newspaper and target direct mailings to music enthusiasts in these areas.

     We expect that FM modulated receivers and three-band receivers will be sold through electronics superstores as well as independent autosound retailers and that radio cards will be sold through electronics superstores, mass merchants and direct marketing channels, such as the Internet.

SUBSCRIPTION AND BILLING

     We intend to contract out our customer care functions to a national customer service and telemarketing provider. Operators at our customer care center will have the ability to access our separate billing services center for various functions, including customer activation, billing inquiries, program service changes and address changes. When appropriate, operators will also refer technical problems to either a CD Radio help desk, or to the appropriate equipment manufacturer. We intend to automate customer care functions where appropriate, either through interactive voice response technology (IVR), or through our Web site. We expect to pay our customer service provider based on transaction and call volume.

     We also intend to contract out our customer billing and activation function to a national billing services company. This billing center will receive requests from our separate customer care center for actions such as radio activations, deactivations, program service changes, and billing inquiries. This billing center will handle all other customer processing operations, including remittance processing, collections, interfacing to credit/debit card clearing houses, and fulfillment processing. We expect that a large percentage of our subscribers will pay using a credit card. However, our customer billing system will also have the capability to do direct invoicing. There will be a modest one-time activation fee to cover subscriber sign-up costs. The billing software application and database will be customized to handle our unique requirements, including interfacing and exchanging of information with automobile manufacturers, automobile dealers and consumer electronic retailers, and employing special techniques to address the challenge of activating and deactivating receivers. We expect to pay our billing services company based on transaction volumes.

THE CD RADIO DELIVERY SYSTEM

     The CD Radio satellite system is designed to provide nearly seamless signal coverage throughout the continental United States. This means that listeners will almost always be within the broadcast range of CD Radio, unlike current FM radio broadcasts, which have an average range of only approximately 30 miles. The CD Radio system is designed to provide clear reception in most areas despite variations in terrain, buildings and other obstructions. The system is designed to enable motorists to receive CD Radio in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of our satellites or is within range of one of our terrestrial repeating transmitters.

     The portion of the S-band located between 2320 MHz and 2345 MHz has been allocated by the FCC exclusively for national satellite radio broadcasts, and will augment traditional AM and FM radio bands. This portion of the spectrum was selected because there are virtually no other users of this frequency band in the United States, thus minimizing potential signal interference. In addition, this frequency band is relatively immune to weather related attenuation, which is not the case with higher frequencies.

     We plan to use 12.5 MHz of bandwidth in the 7060-7072.5 MHz band (or some other suitable frequency) for uplink transmissions to our satellites. Downlink transmission from the satellites to subscribers' will use 12.5 MHz of bandwidth in the 2320.0-2332.5 MHz frequency band.

     In May 1998, we expanded our system from 50 planned broadcast channels to up to 100 channels. As part of that expansion, we announced our plan to change the orbital location of our satellites from geostationary orbits over the equator to inclined elliptical orbits. This modification will allow our satellites to maximize the time spent over the continental United States, which will permit us to fully utilize the bandwidth allocated to us by the FCC. Each satellite will travel in a figure eight pattern extending above and below the equator, and will spend approximately 16 hours per day north of the equator. A satellite north of the equator will serve the United States at a better elevation angle than a geostationary satellite over the equator. At any given time, two of our three satellites will operate from the portion of the orbit north of the equator while the third satellite will not broadcast as it traverses the portion of the orbit south of the equator.

     CD Radio is designed to broadcast the same signals from two of the three satellites. This design involves new applications of technology that have not been deployed and we cannot assure you that the CD Radio system will work as planned.

     The CD Radio delivery system will consist of three principal components:
(1) the satellites; (2) the receivers; and (3) the National Broadcast Studio.

  THE SATELLITES

     Satellite Design. Our satellites are of the Loral FS-1300 model series. This family of satellites has a history of reliability with a total of 275 years in-orbit operation time. The satellites are designed to have a useful life of approximately 15 years. To ensure the durability of our satellites, we have selected components and subsystems that have a demonstrated track record on operational FS-1300 satellites, such as N-STAR, INTELSAT VII and TELSTAR. In addition, a full series of ground tests will be performed on each of our satellites before launch to detect assembly defects and avoid premature satellite failure.

     Our satellites will utilize a three-axis stabilized design. Each satellite will contain an active attitude and position control subsystem; a telemetry, command and ranging subsystem; a thermal control subsystem and an electrical power subsystem. Power will be supplied by silicon solar arrays and, during eclipses, by nickel-hydrogen batteries. Each satellite after deployment will be approximately 81 feet long, 19 feet wide and 17 feet tall.

     Our satellites will incorporate a design which will act essentially as a 'bent pipe,' relaying received signals directly to the ground. Our satellites will not contain on-board processors. All of our processing operations will be on the ground where they are accessible for maintenance and continuing technological upgrade without the need to launch replacement satellites.

     High Elevation Angles. We plan to place our satellites in orbits that extend over North America to provide very high signal elevation angles and thereby mitigate service interruptions which can result from signal blockage and fading. Each of our two transmitting satellites will broadcast the same signal.

     Memory Buffer. Our transmission design incorporates the use of a memory buffer chip contained within the receiver. Each memory buffer chip is designed to store signals and to mitigate service interruptions which can result from signal blockage and fading. As with any wireless broadcast service, we expect to experience occasional 'dead zones' where the service from our satellites will be interrupted by nearby tall buildings, elevations in topography, tree clusters, highway overpasses and similar obstructions; however, in most of these places, we expect that subscribers will continue to receive a signal from their receiver's memory buffer.

     Terrestrial Repeaters. In some areas with high concentrations of tall buildings, such as urban cores and in tunnels, signals from our satellites will be blocked and reception will be adversely affected. In these urban areas, we plan to install terrestrial repeating transmitters to rebroadcast our satellite signals, increasing the availability of service. The FCC has not yet established rules governing these terrestrial repeaters, and we cannot predict the outcome of the FCC's current rulemaking on this subject. We also will need to obtain the rights to use towers or the roofs of some structures where the repeaters will be installed. We cannot assure you that we can obtain these tower or roof rights on acceptable terms or in all appropriate locations.

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
     During 1998, we completed the construction and testing of our terrestrial repeater network in San Francisco on an experimental basis. During 1999 and 2000, we expect to execute agreements for site acquisition, site design and site construction services for the remainder of our terrestrial repeaters, acquire all necessary sites and complete construction at all of these sites. In addition, in 1999 we expect to purchase the digital broadcast equipment necessary to operate our terrestrial repeater network.

     Satellite Construction and Launch Services. In March 2, 1993, we entered into a contract with Loral to build three satellites, two of which we intended to launch and one of which we intended to keep in reserve as a spare. Under the contract, we had an option to order a fourth satellite on preset price and delivery terms. We notified Loral of the exercise of this option in March 1998.

     On July 28, 1998, as a result of an evaluation of the advantages of a three-satellite orbital configuration, we and Loral entered into the Loral Satellite Contract. Under the Loral Satellite Contract, Loral has agreed to construct, launch and deliver our three satellites, in-orbit and checked-out, to construct for us a fourth satellite for use as a ground spare and to become our launch services provider. Our four satellites are currently being tested or under construction. Our first satellite has been substantially completed and is being tested. All of the components of our second satellite are either substantially complete or undergoing final testing before integration. All of the subsystems for our third and fourth satellites are also under construction.

     Each of our satellites is scheduled to be launched on Proton launch vehicles. Loral has scheduled the launch of our first satellite for January 2000, the launch of our second satellite in March 2000, the launch of our third satellite by May 2000 and has agreed to deliver our fourth satellite to a designated ground storage site by August 2000. Loral expects to deliver all three of our satellites in-orbit and checked-out by June 30, 2000. We cannot assure you that Loral will be able to meet the above schedule. It is a default under the Loral Satellite Contract if (1) we fail to maintain a minimum net worth, (2) we fail to have sufficient funds or committed financing to pay our obligations on a timely basis or (3) there occurs an event of default under our existing credit agreement with Bank of America and other lenders.

     Title to our first, second and third satellites will pass to us at the time these satellites are delivered to us in-orbit and checked out. Risk of loss for our first, second and third satellites will pass to us at the time of launch. Title and risk of loss for our fourth satellite will pass to us at the time this satellite is shipped to the ground storage site designated by us. Each satellite is warranted to be in accordance with the performance specifications contained in the Loral Satellite Contract and free from defects in materials and workmanship. Loral's warranties will expire at the time of launch or, in the case of our fourth satellite, two years from the date of delivery to the ground storage site. If there is a delay in the construction of the satellites that is caused by us, the Loral Satellite Contract provides that the terms of the contract will be equitably adjusted.

     Following the launch of each satellite, Loral will conduct an in-orbit performance verification. If this testing shows that a satellite is not meeting the satellite performance specifications contained in the Loral Satellite Contract, we and Loral have agreed to negotiate an equitable reduction in the final payment to be made by us for the affected satellite.

     Satellite launches have significant risks, including destruction or damage of the satellite during launch or failure to achieve proper orbital placement. Although past experience is not necessarily indicative of future performance, the Proton family of Russian-built launch vehicles has a 92% launch success rate based on its last 50 launches. There is no assurance that the launches of our satellites will be successful. Satellites also may fail to achieve a proper orbit in some instances or be damaged in space. Loral will not bear the risk of loss for either a satellite or launch vehicle failure. However, Loral will provide a free launch if there is a failure of the first Proton launch vehicle which is used to launch one of our satellites. In that event, we would attempt to launch the spare satellite that we are having constructed. See 'Risk
Factors -- We Are Dependent Upon Loral to Build and Launch Our Satellites' and
' -- Satellite Launches Have Significant Risks' in the related prospectus.

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
     We are relying upon Loral to arrange for the timely launch of our satellites. Failure by Loral to arrange to launch the satellites in a timely manner could materially adversely affect our business. Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. If Loral fails to deliver the three satellites in-orbit and checked out by July 31, 2000 or fails to deliver the fourth satellite to its storage site by September 30, 2000, it may be liable for specific late delivery penalties. We cannot assure you that these remedies will adequately mitigate any damage to our business caused by launch delays.

     After reaching agreement with Loral to provide launch services, we terminated our prior launch services agreement with Arianespace S.A. ('Arianespace') and terminated the related vendor financing with a subsidiary of Arianespace. As a result of these terminations, we incurred a liability of approximately $18 million. We expensed this item, together with approximately $7 million of related capitalized and other costs, in the second quarter of 1998.

     Risk Management and Insurance. Three custom-designed, fully dedicated satellites are required to broadcast all 100 planned channels of CD Radio. Our agreement with Loral includes a free relaunch if there is a failure of the first Proton launch vehicle used to launch one of our satellites. We intend to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and failure of launch vehicles other than the first Proton. If we are required to launch our spare satellite due to a launch failure, our operational timetable could be delayed. The launch or in-orbit failure of two satellites would require us to arrange for additional satellites to be built and could delay the commencement or continuation of our operations by at least 16 months. See 'Risk Factors -- We Are Dependent Upon Loral to Build and Launch Our Satellites' and ' -- Satellite Launches Have Significant Risks' in the related prospectus.

     Once properly deployed and operational, the historical risk of premature total satellite failure has been less than 1% for U.S. geosynchronous commercial communication satellites. Before the launch of our first satellite, we intend to purchase insurance covering launch risks and in-orbit failure during the first two years of operation for each of our satellites. Before the expiration of this insurance, we intend to evaluate the need for in-orbit insurance for the remainder of the estimated useful life of each satellite. After we have launched our satellites and begun to generate revenues, we will evaluate the need for business interruption insurance.

     Satellites are designed to minimize the adverse effects of transmission component failure through the incorporation of redundant components which activate automatically or by ground command upon failure. If multiple component failures occur, and the supply of redundant components is exhausted, the satellite generally will continue to operate, but at reduced capacity. In that event, signal quality may be preserved by reducing the number of channels broadcast until a replacement satellite can be launched. Alternatively, the number of broadcast channels may be preserved by reducing the signal quality until a replacement satellite can be launched.

  THE RECEIVERS

     Consumers purchasing new vehicles will be able to receive CD Radio through a new generation of three-band radios installed by Ford or another automotive manufacturer. In addition, consumers will be able to receive CD Radio by installing specially designed radio receivers in their existing vehicles. The market for new radio receivers installed in existing vehicles (which is commonly referred to as the 'aftermarket') is approximately 7 to 8 million units annually. In the automotive aftermarket, we expect that CD Radio subscribers will initially have the choice of one of three different receiving devices for their cars -- an FM modulated receiver, a three-band receiver and a radio card. These devices, along with CD Radio satellite antennas, are expected to be manufactured and distributed by a number of consumer electronics manufacturers. To date, we have entered into agreements with Delco, Recoton, Alpine and Panasonic to design and develop CD Radio receivers. All CD Radio receivers will have a visual display that will indicate the channel and format selected, as well as the title, recording artist and album title of the musical selection being played. Although we do not intend to manufacture or distribute FM modulated receivers, three-band receivers, radio cards or antennas, in the early years of our service their

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availability will be critical to us because they will be the only means by which to receive CD Radio.

     These three CD Radio receivers will offer customers a range of options in price, ease-of-installation and quality.

     FM Modulated Receivers. The CD Radio FM modulated receiver will be usable in all vehicles which have an FM radio, or approximately 95% of all U.S. vehicles. Each FM modulated receiver will operate with a device that will be approximately the size of a 35mm camera, and will be mounted either in the vehicle's trunk, behind the dashboard or under a seat. Each FM modulated receiver will interface with a vehicle's existing radio through the FM antenna input. The CD Radio data display, as well as the controls for changing channels, will be contained in a small remote control which will either be wired or wireless. We expect the retail price of this FM modulated receiver, with a hard-wired satellite antenna and professional installation, will be approximately $299. We anticipate that FM modulated receivers will be sold through electronics superstores as well as independent autosound retailers.

     FM modulation technology is widely used in the autosound industry for the integration of automobile compact disc changers, which typically interface with the player unit through the FM antenna input and, like the CD Radio FM modulated receiver, are controlled through a remote control. Approximately 700,000 FM modulated compact disc changers were sold in the United States in 1998.

     Three-Band Receivers. To address consumers who replace their vehicle's sound system, we expect there will be available a receiver capable of receiving AM, FM and CD Radio broadcasts. In appearance, this three-band receiver will be nearly identical to existing aftermarket car stereos and will permit the user to listen to AM, FM or CD Radio with the push of a button. Like existing conventional radios, a number of these three-band receivers may also incorporate cassette or compact disc players. The receiver apparatus will include a 'CD Radio Ready' head-unit, which will accept the direct output of the CD Radio outboard receiver device. We expect the retail price of these CD Radio-ready receivers, including the receiver device, antenna and professional installation, will be approximately $150 more than similar receivers that are not capable of receiving CD Radio broadcasts. We anticipate that three-band receivers, including the head unit and the receiver device, will be sold through electronic superstores as well as independent autosound retailers. Our long-term objective is to promote the adoption of three-band receivers as standard equipment in all automobiles sold in the United States.

     Radio Cards. CD Radio's wireless adapter, or radio card, will not require professional installation and will be usable by all vehicles in the United States equipped with a cassette player, which represents approximately 65% of all vehicles on the road. Each radio card will include two components -- the radio card adapter, which will insert into existing cassette slots, and a wireless version of the CD Radio satellite antenna. We expect the retail price of the radio card, including the wireless satellite antenna, will be approximately $199. The radio card will be sold though electronics superstores, mass merchant type stores and direct marketing channels, such as the Internet.

     Lucent Agreement. On April 28, 1998, we entered into an agreement with Lucent to design the overall architecture of the CD Radio system and to develop and manufacture a custom designed chip set for use in CD Radio receivers and, on February 2, 1999, we amended and restated this agreement. We have agreed to pay Lucent the cost of the development work related to the chip sets, currently estimated to be approximately $27 million. Approximately half of the expected payments to Lucent are dependent upon satisfactory completion of designated development milestones. Lucent has completed design of the system architecture and delivered the chip set specification on schedule at the end of August. However, we cannot assure you that Lucent will be able to deliver chip sets within the time frame described in our agreement. In addition, the cost to us of the chip set development work could exceed $27 million.

     Lucent has agreed to repay all the costs of the chip set development work, through discounted chip set prices, after commercial production of the chip set has begun.

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
     Delco Agreement. On March 29, 1999, we entered into an agreement with Delco to design, develop and manufacture three-band receivers (including the related receiver device) and satellite antennas for sale to major automotive manufacturers. Delco is the world's largest producer of audio systems for original automotive equipment and is a leader in mobile communications technology. We have agreed to pay Delco, when specified development milestones are completed, specific costs relating to designing and manufacturing prototypes of this three-band receiver and antenna. Delco has agreed to use commercially reasonable efforts to complete the design and development work and have three-band receivers and antennas available for sale to automobile manufacturers by March 2001. We cannot assure you that Delco will be able to design and develop these three-band receivers and antennas. In addition, although we expect that Delco will manufacture and sell substantial quantities of three-band receivers and antennas, Delco is not required to manufacture specified quantities under this agreement.

     Recoton Agreement. On February 23, 1999, we entered into an agreement with Recoton to design and develop specifications for the FM modulated receiver (including the receiver device) and the radio card, and manufacture prototypes of each. Recoton, the owner of the Jensen, Advent, AR/Acoustic Research and Interact brands, is a worldwide manufacturer and distributer of consumer electronic products, and is the third largest producer of aftermarket car stereos sold in the U.S. As part of this agreement, we also agreed to deliver to Recoton plans and specifications for a hard-wired satellite antenna, which we have separately developed. Recoton has agreed to manufacture prototypes of this hard-wired satellite antenna for use with FM modulated receivers and to use commercially reasonable efforts to design and develop a wireless satellite antenna for use with radio cards. We have agreed to pay Recoton, when specified development milestones are completed, specific costs relating to designing and manufacturing prototypes of the FM modulated receiver, the radio card, the hard-wired satellite antenna and the wireless satellite antenna. Recoton has agreed to deliver to us plans and specifications for the FM modulated receiver, the radio card and the wireless satellite antenna within 90 business days after Lucent delivers to us plans and specifications for the chip set. Similarly, Recoton has agreed to deliver to us prototypes of the FM modulated receiver, the radio card, the hard-wired satellite antenna and the wireless satellite antenna within 90 business days after Lucent delivers to us prototypes of the chip set. We cannot assure you that Recoton will be able to design and develop the FM modulated receiver, the radio card or the wireless satellite antenna or that Recoton will be able to manufacture prototypes of the FM modulated receiver, the radio card, the hard-wired satellite antenna or the wireless satellite antenna.

     As part of our agreement with Recoton, Recoton has also agreed to negotiate with us in good faith an agreement to manufacture, market and sell substantial quantities of FM modulated receivers, radio cards, three-band receivers, hard-wired satellite antennas and wireless satellite antennas which are capable of receiving CD Radio broadcasts using Recoton's distribution network and under our brand name. These negotiations with Recoton are in an early stage and we cannot assure you that we will be able to complete a manufacturing and marketing agreement with Recoton. Recoton has one of the largest distribution systems for automotive consumer electronics with more than 1,000 retail customers, which Recoton believes have more than 30,000 outlets in the United States and Canada.

     Alpine Agreement. On July 12, 1999, we entered into an agreement with Alpine to design and develop three-band receivers with antennas. Alpine is a leading manufacturer of high performance mobile electronics. We have agreed to pay Alpine incentive payments for completing three milestones for delivery of prototype receivers, including the presentation of a functioning CD Radio receiver by January 2001. We cannot assure you that Alpine will be able to design and develop these three-band receivers with antennas or that Alpine will meet any anticipated milestone dates. In addition, Alpine is not required to manufacture specified quantities of receivers under this agreement.

     Panasonic Agreement. On July 22, 1999, we entered into an agreement with Matsushita Communication Industrial Corporation of USA ('Panasonic'), a subsidiary of Matsushita, to design and develop three-band receivers with antennas. Matsushita is the world's largest consumer

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electronics company and the maker of Panasonic products. We have agreed to pay
Panasonic incentive payments for completing three milestones for delivery of prototype receivers. We cannot assure you that Panasonic will be able to design and develop these three-band receivers with antennas or that Panasonic will meet any targeted milestone dates. In addition, Panasonic is not required to manufacture specified quantities of receivers under this agreement.

     None of the CD Radio receivers or antennas is currently available and, other than Delco, Recoton, Alpine, Panasonic and Visteon (a unit of Ford), we are not aware of any manufacturer currently developing these products. We have commenced discussions with several other manufacturers regarding manufacturing receivers and antennas for retail sale in the United States. We cannot assure you that these discussions will result in a binding commitment by any manufacturer to produce receivers and antennas in a timely manner so as to permit the widespread introduction of CD Radio in accordance with our business plan or that sufficient quantities of receivers and antennas will be available to meet anticipated consumer demand. Failure to have at least one manufacturer develop and widely market receivers and antennas at affordable prices, or to develop and widely market these products upon the launch of CD Radio, would have a material adverse effect on our business. In addition, our FCC license depends on us certifying that our system includes a receiver design that will permit end users to access the system of the other licensee.

     In addition to our agreement with Ford, we are currently in discussions with several other automobile manufacturers to include CD Radio reception capability either as standard or optional equipment in new cars. We do not expect CD Radio reception capability to be included in new vehicles before the fourth quarter of 2000. Our long-term objective is to promote the adoption of three-band radios as standard equipment in all automobiles sold in the United States.

     To reduce fraud, each CD Radio receiver will contain a security circuit with an electronically encoded identification number. After verification of subscriber billing information, we will transmit a digital signal to activate the receiver's CD Radio capability. This feature will help us protect against piracy of CD Radio's broadcasts. Through this feature, we will directly (via satellite) deactivate receivers of subscribers who are delinquent in paying the monthly subscription fee.

THE NATIONAL BROADCAST STUDIO

     We will originate our programming from our National Broadcast Studio in Rockefeller Center in New York City. The National Broadcast Studio will house our corporate headquarters, our music library, facilities for programming origination, programming personnel and program hosts, and facilities to transmit programming to our orbiting satellites, to activate or deactivate service to subscribers and to perform the tracking, telemetry and control of the satellites.

     Programming will be originated at the National Broadcast Studio and transmitted to our satellites for broadcast to CD Radio subscribers. We expect that our broadcast transmissions will be uplinked to our satellites at frequencies in the 7060-7072.5 MHz band. The satellites will receive and convert the signal to the 2320.0-2332.5 MHz band. The satellites then will broadcast the signal to the United States, at a power level sufficient to enable its receipt directly by subscribers. Service-related commands also will be relayed from the National Broadcast Studio to our satellites for retransmission to subscribers' receivers. These service-related commands include those required to
(1) initiate and suspend subscriber service, (2) change the encryption parameters in receivers to reduce piracy and (3) activate receiver displays to show program related information.

     Tracking, telemetry and control of our orbiting satellites also will be performed from the National Broadcast Studio. These activities will include routine stationkeeping, such as satellite orbital adjustments and monitoring of the satellites. Loral Skynet is designing, developing, integrating, installing and testing our tracking, telemetry and command facilities. Loral Skynet also will provide back-up tracking, telemetry and command capabilities from its facility in Vernon, New Jersey. As part of our tracking, telemetry and command facilities, Loral Skynet is constructing for

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us two earth stations in Quito, Ecuador, and Utibe, Panama. These earth stations, which will be operated by Loral Skynet, will permit us to continuously communicate with our satellites.

DEMONSTRATIONS OF THE CD RADIO SYSTEM

     In support of our application for our FCC license, we conducted a demonstration of our proposed radio service from November 1993 through November 1994. The demonstration involved the transmission of S-band signals to a prototype S-band radio and satellite dish antenna installed in a car to simulate some of the transmission characteristics of our planned system. Because there are no commercial satellites in orbit capable of transmitting S-band frequencies to the United States, we constructed a terrestrial simulation of our planned system. For this purpose, we selected a test range covering several kilometers near Washington, D.C. which included areas shadowed by buildings, trees and overpasses. We placed S-band transmitters on the rooftops of a number of tall buildings in such a way as to simulate the signal power and angle of arrival of satellite transmissions to be used for our proposed service. We also modified the standard factory installed sound system of an automobile to create a radio receiving AM, FM and S-band signals, and integrated our satellite dish antenna into the car roof. The demonstrations included the reception of 30 channels of compact disc quality stereo music by the prototype radio while the car was driven throughout the test range. We have also successfully tested our system in San Francisco, where construction of our terrestrial repeater network has been completed. Before testing with orbiting satellites, antennas and receivers suitable for commercial production, we cannot assure you that the CD Radio system will function as intended. See 'Risk Factors -- Our Planned System Relies on Unproven Applications of Technology.'

COMPETITION

     We expect to face competition from two principal sources: (1) conventional AM/FM radio broadcasting, including, when available, terrestrial digital radio broadcasting; and (2) XM, the other holder of an FCC license to provide a satellite-based digital audio radio service. XM recently announced that it had entered into an exclusive agreement with General Motors Corporation, which has a significant equity interest in XM's parent company, under which GM would install devices capable of receiving XM's signal beginning in 2001. In addition, XM has obtained substantial financing from GM, Hughes Electronics Corporation (a GM subsidiary) and several other investors.

     The AM/FM radio broadcasting industry is very competitive. Radio stations compete for listeners and advertising revenues directly with other radio stations within their markets on the basis of a variety of factors, including program content, on-air talent, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market. Many of our radio broadcasting competitors have substantially greater financial resources than we do.

     Unlike CD Radio, the radio industry has a well established market for its services and generally offers 'free' broadcast reception paid for by commercial advertising rather than by a subscription fee. In addition, some AM and FM stations, such as National Public Radio, offer programming without commercial interruption. Many radio stations also offer information programming of a local nature, such as local news or traffic reports, which we may be unable to offer. CD Radio will compete with conventional radio stations on the basis of its targeted programming formats, nearly seamless signal coverage, freedom from advertising and digital quality sound, features which are largely unavailable on conventional broadcast radio.

     Currently, radio stations broadcast by means of analog signals, as opposed to digital transmission. We believe, however, that within several years, terrestrial broadcasters may be able to place digital audio broadcasts into the bandwidth occupied by current AM and FM stations and simultaneously transmit both analog and digital signals on the AM and FM bands. The limited bandwidth assigned to AM stations will result in lower quality digital signals than can be broadcast by FM stations. As a result, we expect that the use of this technology will permit digital AM sound quality to approach monaural FM sound quality and permit digital FM broadcasts to approach compact disc sound quality. To receive these digital AM/FM broadcasts, listeners will need to purchase new digital radios which currently are not commercially available. While the development of digital broadcasting would eliminate one of the advantages of CD Radio over FM radio, we do not believe it would affect broadcasters' ability to address the other advantages of CD Radio. In addition, we view the growth of terrestrial digital broadcasting as a positive force that would encourage listeners to replace existing radios and thereby facilitate the introduction of receivers capable of receiving CD Radio broadcasts.

     Although some existing satellite operators currently provide music programming to customers at fixed locations, these operators are incapable of providing CD Radio-type service to vehicles as a result of some or all of the following reasons: (1) these operators do not broadcast on radio frequencies suitable for reception in a mobile environment; (2) CD Radio-type service requires fully dedicated satellites; (3) CD Radio-type service requires a custom satellite system design; and (4) CD Radio-type service requires regulatory approvals, which existing satellite operators do not have.

     The FCC could also grant new licenses that would enable additional competitors to broadcast satellite radio. Finally, there are many portions of the electromagnetic spectrum that are currently licensed for other uses and some other portions for which licenses have been granted by the FCC without restriction as to use, and we cannot assure you that these portions of the spectrum could not be utilized for satellite radio broadcasting in the future. Although any of these licensees would face cost and competition barriers, we cannot assure you that there will not be an increase in the number of competitors in the satellite radio industry.

TECHNOLOGY AND PATENTS

     We have been granted U.S. patents on various features of satellite radio technology. We cannot assure you, however, that any U.S. patent issued to us will cover our actual commercialized technology or will not be circumvented by others, or that if challenged would be held to be valid. We have filed patent applications covering CD Radio system technology in Argentina, Australia, Brazil, Canada, China, France, Germany, India, Italy, Japan, South Korea, Mexico, the Netherlands, Spain, Switzerland and the United Kingdom, and been granted patents in a number of these countries. We cannot assure you that additional foreign patents will be awarded to us or, if any of these patents are granted, that the laws of foreign countries where we receive patents will protect our proprietary rights to our technology to the same extent as the laws of the United States. Although we believe that obtaining patent protection may provide benefits, we do not believe that our business is dependent on obtaining patent protection or successfully defending any of the patents that may be obtained against infringement by others.

     Some of our know-how and technology is not the subject of U.S. patents. To protect our rights, we require some of our employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information if there is any unauthorized use or disclosure. In addition, our business may be adversely affected by competitors who independently develop competing technologies.

     Our proprietary technology was principally developed by Robert D. Briskman, CD Radio's co-founder, and was assigned and belongs to us. We believe that we are the sole owner of the technology covered by our issued patents. We cannot assure you, however, that third parties will not bring suit against us for patent infringement or for declaratory judgment to have our patents declared invalid. On January 12, 1999, we filed a lawsuit against XM in the United States District Court for the Southern District of New York. The lawsuit alleges patent infringement by XM of our U.S. Patent Nos. 5,319,673, 5,485,485 and 5,592,471. The court has since entered a scheduling order, and the parties have begun document production and discovery. We expect the trial to begin in January of 2001. See ' -- Legal Proceedings.'

     If a dispute arises concerning our patents, trade secrets or know-how, litigation might be necessary to enforce our patents, to protect our trade secrets or know-how or litigation may occur to determine the scope of the proprietary rights of others. This litigation could result in substantial cost to, and diversion of effort by, us, and adverse findings in any proceeding could subject us to significant liabilities to third parties, require us to seek licenses from third parties or otherwise adversely affect our ability to successfully develop and market CD Radio.

GOVERNMENT REGULATION

     As an operator of a privately owned satellite system, we are regulated by the FCC under the Communications Act. The FCC is the government agency with primary authority in the United States over satellite radio communications. We currently must comply with regulation by the FCC principally with respect to
(1) the licensing of our satellite system; (2) preventing interference with or to other users of radio frequencies; and (3) compliance with rules that the FCC has established specifically for United States satellites and rules that the FCC has established for providing a satellite radio service.

     On May 18, 1990, we proposed that the FCC establish a satellite radio service and applied for an FCC license. On March 3, 1997, the FCC adopted rules for the national satellite radio broadcast service (the 'FCC Licensing Rules'). Pursuant to the FCC Licensing Rules, an auction was held among the applicants on April 1 and 2, 1997. We were a winning bidder for one of two FCC licenses with a bid of approximately $83 million. XM was the other winning bidder for an FCC license with a bid of $89 million. After payment of the full amount by us, on October 10, 1997, the FCC's International Bureau issued us a license to place two satellites in a geostationary orbit. Our FCC license was effective immediately; however, for a period of 30 days following the grant of the FCC license, those parties that had filed comments or petitions to deny in connection with our application for an FCC license were entitled to petition the International Bureau to reconsider its decision to grant the FCC license to us or request review of the decision by the full FCC. An application for review by the FCC was filed by one of the low-bidding applicants in the auction. This petition requests, among other things, that the FCC adopt restrictions on foreign ownership, which were not applied in the license issued to us by the FCC's International Bureau on October 10, 1997 (the 'IB Order'), and, on the basis of our ownership, overrule the IB Order. Since December 1997, there have been no further developments concerning this petition.

     Although we believe the FCC will uphold the IB Order, we cannot predict the ultimate outcome of any proceedings relating to this petition or any other proceeding that may be filed. If this petition is denied, the complaining party may file an appeal with the U.S. Court of Appeals which must find that the decision of the FCC was not supported by substantial evidence, or was arbitrary, capricious or unlawful to overturn the grant of our FCC license.

     Under the FCC Licensing Rules, we are required to meet specific progress milestones. We are required to begin satellite construction within one year of the grant of our FCC license; to launch and begin operating our first satellite within four years; and to begin operating our entire system within six years. The IB Order states that failure to meet these milestones will render our FCC license null and void. On May 6, 1997, we notified the FCC that we had begun construction on the first of our satellites. On March 27, 1997, a third party requested reconsideration of the FCC Licensing Rules, seeking, among other things, that the time period allotted for these milestones be shortened. To date, the FCC has not responded to the petition for reconsideration. We cannot predict the outcome of this petition.

     In 1998, we decided to increase the number of satellites in our system from two to three and modify our orbits from geostationary to inclined, elliptical geosynchronous, requiring modification of our FCC license. On December 11, 1998, we filed an application with the FCC for this modification. Although we believe that the FCC will approve our application for this change, we cannot assure you that this will occur. XM and WCS Radio Inc. have filed comments opposing our application with the FCC. The FCC staff has requested additional materials from us, and we are in the process of complying with the staff's request. We cannot predict the time it will take the FCC to act on our application or any of those objections, or whether additional submissions or waiver requests will be necessary, and we cannot be sure that the modification we have requested will be granted. Failure of the FCC to approve the requested modification to our license in a timely fashion would have a material adverse effect on our business, financial condition and prospects.

     The term of our FCC license for each satellite is eight years, commencing from the time each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, we will be required to apply for a renewal of the relevant FCC license. Although we anticipate that, absent significant misconduct on our part, the FCC licenses will be renewed in due course to permit operation of our satellites for their useful lives, and that a license would be granted for any replacement satellites, we cannot assure you of this renewal or grant.

     The spectrum allocated by the FCC for satellite radio in the United States is used in Canada and Mexico for terrestrial microwave links, mobile telemetry and other purposes. In September 1998, the United States government and Canada reached an agreement to coordinate the use of this spectrum. Under the rules adopted by the FCC on March 3, 1997 for the national satellite radio broadcast service, the United States government must still coordinate the United States' use of this spectrum with the Mexican government before our satellites may become operational. The FCC Licensing Rules require that both ourselves and XM successfully complete detailed frequency coordination with existing operations in Mexico, and the IB Order conditions our FCC license on this coordination. Although the United States government has begun this coordination process with Mexico, we cannot assure you that we will be able to coordinate the use of this spectrum with Mexican operators or will be able to do so in a timely manner.

     To operate our satellites, we also will have to obtain a license from the FCC to operate our uplink facility. Normally, this approval is sought after issuance of an FCC license. Although we cannot assure you that these licenses will be granted, we do not expect difficulties in obtaining a feeder link frequency and ground station approval in the ordinary course.

     In the future, any assignments or transfers of control of our FCC license must be approved by the FCC. We cannot assure you that the FCC would approve any of these transfers or assignments.

     The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of our satellites. In some areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from our satellites will be blocked and reception will be adversely affected. In these cases, we plan to install terrestrial repeating transmitters to broadcast
CD Radio. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. A rulemaking on the subject was initiated by the FCC on March 3, 1997. The deadline for the public to file comments was June 13, 1997 and the deadline for filing reply comments was June 27, 1997. Several comments were received by the FCC that sought to cause the FCC to consider placing restrictions on our ability to deploy our terrestrial repeating transmitters. The repeaters we have constructed in San Francisco are operating under temporary experimental licenses. We cannot predict the outcome, or the timing of, these FCC proceedings. In addition, in connection with the installation and operation of our terrestrial repeating transmitters, we need to obtain the rights to use towers or the roofs of some structures where the transmitters will be installed. We cannot assure you that we can obtain these tower or roof rights on acceptable terms or in appropriate locations for the operation of CD Radio.

     The IB Order conditions our FCC license on us certifying that our system includes a receiver design that will permit end users to access XM's system. We have made progress towards developing a receiver which is interoperable with the satellite digital audio radio system XM is constructing. However, because of the various technological challenges involved in designing an interoperable receiver, we cannot predict whether we will be able to satisfy this interoperability requirement. Complying with this interoperability requirement could make the devices capable of receiving CD Radio broadcasts and the related antenna more difficult and costly to manufacture.

Accordingly, this interoperability requirement could delay the commercial introduction of these products or require that they be sold at higher prices.

     The FCC has proposed to update regulations for a new type of lighting device that may generate radio energy in the part of the spectrum to be used by us. The devices would be required to comply with FCC rules that prohibit these devices from causing harmful interference to an authorized radio service such as CD Radio. However, unless the FCC adopts adequate technical standards specifically applicable to these devices, it may be difficult for us to enforce our rights if the use of these devices were to become commonplace. We believe that the currently proposed FCC rules must be strengthened to assure protection of our spectrum. The FCC's failure to adopt adequate standards could have a material adverse effect on reception of our broadcasts. We believe that the FCC will set adequate standards to prevent harmful interference, although we cannot assure you that it will do so.

     Our business operations as currently contemplated may require a variety of permits, licenses and authorizations from governmental authorities other than the FCC, but we have not identified any permit, license or authorization that we believe could not be obtained in the ordinary course of business.

     The Communications Act prohibits the issuance of a license to a foreign government or a representative of a foreign government, and contains limitations on the ownership of common carrier, broadcast and some other radio licenses by non-U.S. citizens. We are regulated as a private carrier, not a common carrier, by the FCC. As such, the IB Order determined that we are not bound by the foreign ownership provisions of the Communications Act. The FCC has before it a petition to apply the foreign ownership rules to digital audio radio services, but has not acted on that petition or indicated that it is likely to do so in the near future. As a private carrier, we are free to set our own prices and serve customers according to our own business judgment, without economic regulation.

     The foregoing discussion reflects the application of current communications law, FCC regulations and international agreements to our proposed service in the United States. Changes in law, regulations or international agreements relating to communications policy or to matters affecting specifically the services proposed by us could adversely affect our ability to retain our FCC license and obtain or retain other approvals required to provide CD Radio or the manner in which our proposed service would be regulated. Further, actions of the FCC may be reviewed by federal courts and we cannot assure you that if challenged, these actions would be upheld.

PERSONNEL

     As of September 3, 1999, we had 71 employees and 18 part time consultants. By commencement of operations, we expect to have approximately 150 employees. The extent and timing of the increase in staffing will depend on the availability of qualified personnel and other developments in our business. None of our employees is represented by a labor union, and we believe that our relationship with our employees is satisfactory.

LEGAL PROCEEDINGS

     On January 12, 1999, we filed a lawsuit against XM in the United States District Court for the Southern District of New York. The lawsuit alleges patent infringement by XM of our U.S. Patent Nos. 5,319,673, 5,485,485 and 5,592,471. We are seeking, among other things, an injunction against infringement by XM by any manufacture, use, offer for sale or sale within the scope of any claim of U.S. Patents Nos. 5,319,673, 5,485,485 and 5,592,471. On March 1, 1999, XM
answered our complaint in this lawsuit, denying our allegations and asserting affirmative defenses. The court has since entered a scheduling order, and the parties have begun document production and discovery. We expect the trial to begin in January of 2001. While we believe that we should prevail in this lawsuit, we cannot assure you that the Court will rule in our favor.

     Except as described above, we are not a party to any material litigation.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are described below. Our directors stand for election annually.

                   NAME                      AGE               POSITION(S) WITH CD RADIO
                   ----                      ---               -------------------------
David Margolese...........................    41     Chairman, Chief Executive Officer and Director
Robert D. Briskman........................    66     Executive Vice President, Engineering
                                                       and Director
Ira H. Bahr...............................    36     Senior Vice President, Marketing
Joseph S. Capobianco......................    49     Senior Vice President, Content
Patrick L. Donnelly.......................    37     Senior Vice President, General Counsel and
                                                       Secretary
Lawrence F. Gilberti(1)(2)................    48     Director
Joseph V. Vittoria(1)(2)..................    63     Director
Ralph V. Whitworth(1)(2)..................    43     Director

------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     DAVID MARGOLESE has served as Chairman and Chief Executive Officer since August 1993, and as a director since August 1991. Before his involvement with CD Radio, Mr. Margolese proposed and co-founded Cantel Inc., Canada's national cellular telephone carrier, which was acquired by Rogers Communications Inc. in 1989, and Canadian Telecom Inc., a radio paging company, serving as that company's president until the company's sale in 1987.

     ROBERT D. BRISKMAN is CD Radio's co-founder and has served as Executive Vice President, Engineering, and as a director since October 1991. Before 1986, during his twenty-two year career at Communications Satellite Corporation, a satellite communications company, he was responsible for the engineering and implementation of numerous major satellite systems, including ITALSAT, ARABSAT and CHINASAT. Mr. Briskman was one of the early engineers hired at NASA in 1959, and received the APOLLO Achievement Award for the design and implementation of the Unified S-Band System. He is past chairman of the IEEE Standards Board, past president of the Aerospace and Electronics Systems Society and served on the industry advisory council to NASA. He is the Telecommunications Editor of McGraw Hill's Encyclopedia of Science and Technology and is a recipient of the IEEE Centennial Medal.

     IRA H. BAHR has served as Senior Vice President, Marketing, since October 1998. From June 1998 to October 1998, Mr. Bahr was Vice President, Marketing. Previously, Mr. Bahr held senior management positions at BBDO New York, a worldwide advertising agency. From 1992 through 1998, Mr. Bahr was Senior Vice President and Worldwide Account Director in charge of the agency's relationship with Federal Express. In that role, he planned, managed and executed FedEx advertising and promotional programs around the world and worked closely with FedEx executive management in developing long term business and branding strategies.

     JOSEPH S. CAPOBIANCO has served as Senior Vice President, Content, since April 1997. From 1981 to April 1997, he was an independent consultant providing programming, production, marketing and strategic planning consulting services to media and entertainment companies, including Home Box Office, a cable television service and a subsidiary of Time Warner Entertainment Company, L.P., and ABC Radio. From May 1990 to February 1995, he served as Vice President of Programming at Music Choice, which operates a 40-channel music service available to subscribers to DIRECTV, and is partially owned by Warner Music Group Inc., Sony Entertainment Inc. and EMI.

     PATRICK L. DONNELLY has served as Senior Vice President, General Counsel and Secretary since May 1998. From June 1997 to May 1998, he was Vice President and Deputy General Counsel of ITT Corporation, a hotel, gaming and entertainment corporation that was acquired by Starwood

Hotels & Resorts Worldwide, Inc. in February 1998. From October 1995 to June 1997, he was Assistant General Counsel of ITT Corporation. Before October 1995, Mr. Donnelly was an associate at the law firm of Simpson Thacher & Bartlett.

     LAWRENCE F. GILBERTI has been a director of CD Radio since September of 1993 and served as its Secretary from November 1992 until May 1998. Since December 1992, he has been the Secretary and sole director of, and from December 1992 to September 1994 was the President of, Satellite CD Radio, Inc., our subsidiary which holds our FCC license. Mr. Gilberti is of counsel to the law firm of Reed Smith Shaw & McClay LLP and has provided legal services to CD Radio since 1992. From August 1994 to May 1998, Mr. Gilberti was a partner in the law firm of Fischbein Badillo Wagner & Harding; and from 1987 to August 1994, was an attorney with the law firm of Goodman Phillips & Vineberg.

     JOSEPH V. VITTORIA has been a director of CD Radio since April 1998. Since 1997, Mr. Vittoria has served as Chairman and Chief Executive Officer of Travel Services International, Inc., a travel services distributor, and as a member of the Board of Overseers of Columbia Business School. From September 1987 to February 1997, Mr. Vittoria was the Chairman and Chief Executive Officer of Avis Inc., one of the world's largest rental car companies, and served as its President and Chief Operating Officer during the prior five years. During that time, Mr. Vittoria was responsible for creating the Avis Employee Stock Ownership Plan and for the sale of Avis to HFS Incorporated in 1996.

     RALPH V. WHITWORTH has been a director of CD Radio since March 1994.
Mr. Whitworth has been a principal and managing member at Relational Investors, LLC, a private investment company, since March 1996. Since April 1998, he has been Chairman of Apria Healthcare Group Inc., a home-health company. In January 1997, Mr. Whitworth became a partner of Batchelder & Partners, Inc., a financial advisory firm. From August 1988 to December 1996, he was President of Whitworth and Associates, a Washington, D.C.-based consulting firm. Mr. Whitworth was President of United Shareholders Association, a shareholders' association, from its founding in 1986 to 1993. Mr. Whitworth is also a director of Wilshire Technologies Inc. and Chairman of the Board of Directors of Waste Management, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Gilberti, a director, is of counsel to the law firm of Reed Smith Shaw & McClay LLP and has provided legal services to us since 1992.

     Under an agreement dated October 21, 1992, we retained Batchelder & Partners, Inc. ('Batchelder') to provide financial consulting services. We agreed to terminate the agreement with Batchelder on November 30, 1997; however, the parties agreed that the termination would not affect our obligations with respect to some transactions entered into within 24 months of the termination date. In January 1997, Mr. Whitworth became a partner in Batchelder. In the fiscal year ended December 31, 1998, Mr. Whitworth, as a partner in Batchelder, received $205,149 from the total fees we paid to Batchelder. We provided options to purchase our shares of common stock to Batchelder and on December 29, 1997, Mr. Whitworth received a portion of these as an option to purchase 17,800 shares of our common stock at an exercise price of $6.25. This option is exercisable for a period of 10 years from the date of grant. In connection with the sale in May 1999 of the units consisting of the initial notes and warrants, we paid Batchelder a fee of $2,000,000. During that period, Mr. Whitworth had the right to receive 9.44% of Batchelder's net profits.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of CD Radio's Common Stock as of August 31, 1999 by (1) each stockholder known by CD Radio to be the beneficial owner of more than 5% of the outstanding Common Stock, (2) each director of CD Radio, (3) each executive officer of CD Radio and
(4) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed below, based on information furnished by these owners, have sole investment and voting power with respect to these shares, except as otherwise provided by community property laws where applicable.



                                                            NUMBER OF SHARES      PERCENT OF TOTAL
                  NAMES AND ADDRESS OF                      OF COMMON STOCK         COMMON STOCK
           BENEFICIAL OWNER OF COMMON STOCK(1)             BENEFICIALLY OWNED   BENEFICIALLY OWNED(2)
           -----------------------------------             ------------------   ---------------------
David Margolese(3)......................................       5,975,293                24.0%
Prime 66 Partners, L.P.(4) ..............................      5,066,700                21.7%
  201 Main Street
  Suite 3200
  Fort Worth, Texas 76102
Apollo Investment Fund IV, L.P.(5) ......................      4,500,000                16.2%
Apollo Overseas Partners IV, L.P.
  Two Manhattanville Road
  Purchase, New York 10577
Everest Capital Master Fund, L.P.(6)(7) .................      4,256,299                15.5%
Everest Capital Limited
  c/o Morgan Stanley & Co. Incorporated
  One Pierpont Plaza
  10th Floor
  Brooklyn, New York 11201
Darlene Friedland(8) ....................................      2,834,500                12.1%
  1210 Wolseley Road
  Point Piper 2027
  Sydney, Australia
Loral Space & Communications Ltd.(9) ....................      1,905,488                 8.2%
  600 Third Avenue
  New York, New York 10016
Robert D. Briskman(10) ..................................        193,254                 *
Lawrence F. Gilberti(11) ................................         55,000                 *
Joseph V. Vittoria(12) ..................................         31,667                 *

                                                  (table continued on next page)

(table continued from previous page)

                                                            NUMBER OF SHARES      PERCENT OF TOTAL
                  NAMES AND ADDRESS OF                      OF COMMON STOCK         COMMON STOCK
           BENEFICIAL OWNER OF COMMON STOCK(1)             BENEFICIALLY OWNED   BENEFICIALLY OWNED(2)
           -----------------------------------             ------------------   ---------------------
Ralph V. Whitworth(13) ..................................         72,800                *
Joseph S. Capobianco(14) ................................         42,888                *
Ira H. Bahr(15) .........................................         27,651                *
Patrick L. Donnelly(16) .................................         35,308                *
All Executive Officers and Directors as a Group
  (8 persons)(17) .......................................      6,433,861                25.4%

------------

 * Less than 1%

 (1) This table is based upon information supplied by directors, officers and principal stockholders. Percentage of ownership is based on shares of Common Stock outstanding on August 31, 1999. Unless otherwise indicated, the address of the beneficial owner is that of CD Radio.

 (2) Determined as provided by Rule 13d-3 under the Exchange Act. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by this person within 60 days from the date of determination upon the exercise of options, and each beneficial owner's percentage ownership is determined by assuming that options that are held by this person (but not those held by any other person) and that are exercisable within 60 days from the date of determination have been exercised.

 (3) Includes 793 shares of Common Stock acquired under CD Radio's 401(k) Plan and 1,540,000 shares of Common Stock issuable under stock options that are exercisable within 60 days. Under a voting trust agreement (the 'Voting Trust Agreement') entered into by Darlene Friedland, as grantor, David Margolese, as trustee, and CD Radio, Mr. Margolese has the power to vote in his discretion all shares of Common Stock owned or acquired in the future by Darlene Friedland and some of her affiliates (2,834,500 shares as of August 31, 1999) until November 20, 2002. Does not include 960,000 shares issuable under stock options that are not exercisable within 60 days.

 (4) This information is based upon the Schedule 13D dated November 12, 1998 filed by Prime 66 Partners, L.P. with the Commission.

 (5) Represents 1,350,000 shares of 9.2% Series A Junior Preferred Stock which entitles the holder to vote as if the shares had been converted to Common Stock. Each share of 9.2% Series A Junior Preferred Stock is entitled to three and one-third votes per share. This information is based upon the
     Schedule 13D dated December 23, 1998 filed by the Apollo Investors with the Commission.

 (6) Represents 57,711 shares of Common Stock and shares of Common Stock issuable upon conversion of 442,545 shares of Series C Preferred Stock. This information is based upon the Schedule 13D dated December 15, 1998 filed by Everest Capital Limited with the Commission.

 (7) Includes shares of Common Stock issuable under warrants to purchase 1,740,000 shares of Common Stock at a purchase price of $50 per share. These warrants are exercisable from June 15, 1998 through and including June 15, 2005.

 (8) Under the Voting Trust Agreement, David Margolese has the power to vote in his discretion all shares of Common Stock owned or acquired by Darlene Friedland and some of her affiliates (2,834,500 shares as of May 31, 1999) until November 26, 2002.

 (9) This information is based on the Schedule 13D dated August 14, 1997 filed by Loral Space & Communications Ltd. with the Commission. Concurrently with this offering and the offering of our convertible notes, Merrill Lynch and Loral Space & Communications will make arrangements for Merrill Lynch to borrow up to approximately 1.9 million shares of our
                                              (footnotes continued on next page)

(footnotes continued from previous page)
     Common Stock from Loral Space & Communications from time to time in private, but arm's-length, transactions. See 'Underwriting -- General.'

(10) Includes 754 shares of Common Stock acquired under CD Radio's 401(k) Plan and 192,500 shares of Common Stock issuable under stock options exercisable within 60 days. Does not include 117,500 shares issuable under stock options that are not exercisable within 60 days.

(11) Represents 55,000 shares of Common Stock issuable under stock options exercisable within 60 days.

(12) Represents 31,667 shares of Common Stock issuable under stock options exercisable within 60 days. Does not include 13,333 shares of Common Stock issuable under stock options that are not exercisable within 60 days.

(13) Represents 72,800 shares of Common Stock issuable under stock options exercisable within 60 days.

(14) Includes 388 shares of Common Stock acquired under CD Radio's 401(k) Plan and 42,500 shares of Common Stock issuable under stock options exercisable within 60 days. Does not include 97,500 shares of Common Stock issuable under stock options that are not exercisable within 60 days.

(15) Includes 651 shares of Common Stock acquired under CD Radio's 401(k) Plan, 25,000 shares of Common Stock issuable under stock options exercisable within 60 days and 2,000 shares of Common Stock owned by Mr. Bahr. Does not include 225,000 shares of Common Stock issuable under stock options that are not exercisable within 60 days.

(16) Includes 308 shares of Common Stock acquired under CD Radio's 401(k) Plan and 35,000 shares of Common Stock issuable under stock options exercisable within 60 days. Does not include 165,000 shares issuable under stock options that are not exercisable within 60 days.

(17) Includes 1,994,467 shares of Common Stock issuable under stock options exercisable within 60 days. Does not include 1,578,333 shares issuable under stock options that are not exercisable within 60 days.

VOTING TRUST AGREEMENT

     We are party to a Voting Trust Agreement by and among Darlene Friedland, as grantor, and David Margolese, as the voting trustee. The following is a summary of the material provisions of the Voting Trust Agreement. The complete text of the Voting Trust Agreement is filed with the Commission as an exhibit to the registration statement that includes the related prospectus.

     The Voting Trust Agreement provides for the establishment of a trust (the 'Trust') into which there were deposited all of the shares of Common Stock owned by Mrs. Friedland on August 26, 1997 and into which any shares of Common Stock acquired by Mrs. Friedland, her spouse Robert Friedland, any member of either of their immediate families or any entity directly or indirectly controlled by Mrs. Friedland, her spouse or any member of their immediate families (the 'Friedland Affiliates') between August 26, 1997 and the termination of the Trust must also be deposited. The Trust will terminate on November 26, 2002.

     The Voting Trust Agreement does not restrict the ability of Mrs. Friedland or any of the Friedland Affiliates to sell, assign, transfer or pledge any of the shares of Common Stock deposited into the Trust, nor does it prohibit Mrs. Friedland or the Friedland Affiliates from purchasing additional shares of Common Stock, provided those shares are deposited in the Trust, as described above.

     Under the Voting Trust Agreement, the trustee has the power to vote shares of Common Stock held in the Trust in relation to any matter upon which the holders of these shares of Common Stock would have a right to vote, including without limitation the election of directors.

For so long as David Margolese remains trustee of the Trust, he may exercise these voting rights in his discretion. Any successor trustee or trustees of the Trust must vote as follows:

      on the election of directors, the trustee(s) must vote the entire number of shares of Common Stock held by the Trust, with the number of shares of Common Stock voted for each director (or nominee for director) determined by multiplying the total number of votes held by the Trust by a fraction, the numerator of which is the number of votes cast for this director by our other stockholders and the denominator of which is the sum of the total number of votes represented by all shares casting any votes in the election of directors;

      if the matter under Delaware law or our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws requires at least an absolute majority of all outstanding shares of our Common Stock to be approved, the trustee(s) must vote all of the shares of Common Stock in the Trust in the same manner as the majority of all votes that are cast for or against the matter by all other stockholders of CD Radio; and

      on all other matters, including without limitation any amendment of the Voting Trust Agreement for which a stockholder vote is required, the trustee(s) must vote all of the shares in the Trust for or against the matter in the same manner as all votes that are cast for or against the matter by all of our other stockholders.

     The Voting Trust Agreement may not be amended without our prior written consent, acting by unanimous vote of the Board of Directors, and approval of our stockholders, acting by the affirmative vote of two-thirds of our total voting power, except in limited circumstances where amendments to the Voting Trust Agreement must comply with applicable law.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

14 1/2% SENIOR SECURED NOTES DUE 2009

     The senior secured notes were originally issued on May 18, 1999, will mature on May 15, 2009 and are secured by a first priority perfected security interest in all the issued and outstanding stock of Satellite CD Radio, Inc., our wholly owned subsidiary (the 'Pledged Stock'), which pledge ranks equally with the pledge of the stock to secure our obligations in respect of the senior secured discount notes. In addition, at the time we issued the senior secured notes, we applied approximately $79.3 million of the net proceeds to purchase, and we pledged to the trustee for the senior secured notes in escrow for the benefit of the holders of these notes, a portfolio of U.S. government securities in an amount sufficient to pay the first six payments of interest on these notes. We will pay interest on our senior secured notes on May 15 and November 15 of each year, commencing November 15, 1999, at a rate of 14 1/2% per annum until May 15, 2009. The senior secured notes indenture does not provide for a sinking fund.

     Except as described below, the senior secured notes are not redeemable before May 15, 2004. After that date, the senior secured notes are redeemable, in whole or in part, at our option, at the redemption prices described in the senior secured notes indenture, plus accrued interest to the applicable redemption date. Specifically, if redeemed during the 12-month period beginning on May 15 of the years shown below, the redemption price will be that amount, expressed as a percentage of the principal amount of the senior secured notes, shown below:

                                                           REDEMPTION
YEAR                                                         PRICE
----                                                         -----
2004.....................................................  107.250%
2005.....................................................  104.833%
2006.....................................................  102.417%
2007 and thereafter......................................  100.000%

     In addition, at any time or from time to time before May 15, 2002, we are entitled to redeem up to 35% of the principal amount of the senior secured notes with the net proceeds of one or more offerings of our equity securities at a redemption price (expressed as a percentage of principal amount on the redemption date) of 114.50% plus accrued interest to the redemption date.

     If there is a Change of Control (as defined in the senior secured notes indenture) or asset sales in specific circumstances, we will be required by the terms of the senior secured notes indenture to make an offer to purchase the outstanding senior secured notes at a purchase price equal to 101% of the principal amount of the senior secured notes, plus accrued interest to the date of purchase.

     The indebtedness evidenced by the senior secured notes ranks equally in right of payment with all of our other existing and future unsubordinated indebtedness and senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the senior secured notes.

     The senior secured notes indenture contains a number of covenants restricting our operations and the operations of our subsidiaries, including those restricting the incurrence of indebtedness; the making of restricted payments (in the form of the declaration or payment of some kinds of dividends or distributions, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of equal or subordinated indebtedness and the making of some kinds of investments, loans and advances); transactions with affiliates; the issuance of liens; sale-leaseback transactions; the transfer of assets; issuances and sales of capital stock of subsidiaries; the issuance of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; and consolidation, merger or sale of substantially all of our assets.

     The events of default under the senior secured notes indenture include provisions that are typical of senior debt financings, including a cross-acceleration to a default by CD Radio or any material subsidiary on any indebtedness that has an aggregate principal amount in excess of $10 million. Upon the occurrence of an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding senior secured notes may immediately accelerate the maturity of all the senior secured notes as provided in the senior secured notes indenture.

15% SENIOR SECURED DISCOUNT NOTES DUE 2007

     The senior secured discount notes were originally issued on November 27, 1997, will mature on December 1, 2007 and are secured by the Pledged Stock, which pledge ranks equally with the pledge of the stock to secure CD Radio's obligations in respect of the notes. The senior secured discount notes accrue the original issue discount at a rate of 15% per annum until December 1, 2002, and thereafter will bear interest at the same rate, payable in cash semiannually in arrears. The senior secured discount notes indenture does not provide for a sinking fund.

     The senior secured discount notes are not redeemable before December 1, 2002. Thereafter, the senior secured discount notes are redeemable, in whole or in part, at our option, at the redemption prices described in the senior secured discount notes indenture, plus accrued interest to the applicable redemption date. Specifically, if redeemed during the 12-month period commencing on December 1 of the years shown below, the redemption price will be that amount, expressed as a percentage of the principal amount of the senior secured discount notes, shown below:

                                                           REDEMPTION
YEAR                                                         PRICE
----                                                         -----
2002.....................................................    112.5%
2003.....................................................    110.0%
2004.....................................................    107.5%
2005.....................................................    105.0%
2006.....................................................    102.5%

     If there is a Change of Control (as defined in the senior secured discount notes indenture) or asset sales in specific circumstances, we will be required by the terms of the senior secured discount notes indenture to make an offer to purchase the outstanding senior secured discount notes at a purchase price equal to 101% of the accrued value of the senior secured discount notes, plus accrued interest to the date of purchase.

     The indebtedness evidenced by the senior secured discount notes ranks equally in right of payment with all of our other existing and future unsubordinated indebtedness (including the notes we are offering) and senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the senior secured discount notes.

     The senior secured discount notes indenture contains a number of covenants restricting our operations and the operations of our subsidiaries, including those restricting the incurrence of indebtedness; the making of restricted payments (in the form of the declaration or payment of some kinds of dividends or distributions, the purchase, redemption or other acquisition of any of our capital stock, the voluntary prepayment of equal or subordinated indebtedness and the making of some kinds of investments, loans and advances); transactions with affiliates; the issuance of liens; sale-leaseback transactions; the transfer of assets; issuances and sales of capital stock of subsidiaries; the issuance of guarantees by subsidiaries; dividend and other payment restrictions affecting subsidiaries; and consolidation, merger or sale of substantially all of our assets.

     The events of default under the senior secured discount notes indenture include provisions that are typical of senior debt financings, including a cross-acceleration to a default by CD Radio or any material subsidiary on any indebtedness that has an aggregate principal amount in excess of $5 million. Upon the occurrence of an event of default, the trustee or the holders of not less than 25% in principal amount at maturity of the outstanding senior secured discount notes may immediately accelerate the maturity of all the senior secured discount notes as provided in the senior secured discount notes indenture.

VENDOR FINANCING

     Pursuant to the Tranche A Facility, Bank of America and other financial institutions have committed to provide us a term loan facility in the aggregate principal amount of up to $115 million. The proceeds of the loans are being used by us to fund a portion of the progress payments required to be made under the Loral Satellite Contract for the purchase of launch services and to pay interest, fees and other expenses related to the Tranche A Facility. The loans are due on the earlier of February 29, 2000 and ten days before the launch of our second satellite and bear interest, at our option, at either (1) the London Interbank Offered Rate plus 1.75% or (2) the higher of (a) the rate publicly announced by Bank of America as its reference rate and (b) 0.50% per annum above the Federal Funds Rate then in effect. The loans are secured by the grant of a security interest in the portion of the Loral Satellite Contract relating to launch services. The Tranche A Facility also contains covenants relating to financial information, the conduct of our business, payments under the Loral Satellite Contract, maintenance of governmental and other approvals, maintenance of existence and qualifications, maintenance of books and records, maintenance of property and insurance, compliance with laws and notice of defaults. In addition, the terms of the Tranche A Facility require us to maintain a minimum net worth and sufficient cash. As of June 30, 1999, we had borrowed $95.5 million under the Tranche A Facility, substantially all of which was used to make progress payments under the Loral Satellite Contract.

     Loral assisted us in arranging the Tranche A Facility. Specifically, Loral has agreed that at maturity of the loans (including maturity as a result of an acceleration), upon the occurrence of a bankruptcy of CD Radio or upon the occurrence of an event of default by Loral Space under its agreement with Bank of America, Loral Space & Communications Ltd. will repurchase from Bank of America and the other Lenders the loans at a price equal the principal amount of the loans plus accrued and unpaid interest. In exchange for providing this credit support, we pay Loral Space & Communications Ltd. a fee equal to 1.25% per annum of the outstanding amount of the loans from time to time.

8 3/4% CONVERTIBLE SUBORDINATED NOTES

     Concurrently with this stock offering, we are also offering $125 million aggregate principal amount of our ten-year convertible subordinated notes (up to $143.75 million if the underwriters of these notes exercise their option in connection with the overallotment). The convertible subordinated notes will be our unsecured obligations, will mature on September 29, 2009 and will be subordinated to our existing and future senior indebtedness. The convertible subordinated notes will bear interest at the rate of 8 3/4% per annum on the principal amount, payable semi-annually on March 29 and September 29 of each year (each an 'Interest Payment Date'), commencing on March 29, 2000, to holders of record at the close of business on March 14 or September 14 (whether or not a business day) immediately preceding each interest payment date. We currently expect to fund interest payments through proceeds from the issuance of equity.

     The convertible subordinated notes are convertible at any time prior to their stated maturity into shares of our common stock at a conversion rate of
35.134 shares per $1,000 principal amount (equivalent to a conversion price of $28.4625 per share of common stock), subject to adjustment upon the occurrence of certain events.

     There is no sinking fund for the convertible subordinated notes. We may not redeem the convertible subordinated notes at our option prior to September 29, 2002. On and after that date, we may redeem the convertible subordinated notes, in whole or in part, on not less than 30 days' notice at specified redemption prices, beginning at 106.125% of their principal amount during the 12-month period commencing September 29, 2002 and at declining percentages of their principal amount thereafter. We may exercise this option to redeem these notes only if the last reported sale price for our common stock is at least 150% of the conversion price for at least 20 trading days within a period of 30 consecutive days ending within five trading days of the call for redemption.

     In the event of a change in control (as defined in the indenture relating to the convertible subordinated notes), we will be required to offer to purchase all the convertible subordinated notes for cash at a price of 100% of the principal amount of each holder's notes.

     The indenture for the convertible subordinated notes includes customary covenants, events of default and other provisions (including provisions for amendment, modification and discharge of our obligations).

     U.S. Trust Company of Texas, N.A. is the trustee under the indenture for the convertible subordinated notes.

                                  UNDERWRITING

GENERAL

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ('Merrill Lynch') and Lehman Brothers Inc. are acting as Joint Book-Running Managers and representatives (the 'Representatives') of each of the underwriters named below (the 'Underwriters'). Subject to the terms and conditions set forth in a purchase agreement among us and the Underwriters, we have agreed to sell to the Underwriters, and each of the Underwriters, severally and not jointly, has agreed to purchase from us, the number of shares set forth opposite its name below.

                                                              NUMBER OF
                                                               SHARES
UNDERWRITER                                                   ---------
         Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated.........................    870,000
         Lehman Brothers Inc. ..............................    870,000
         Bear, Stearns & Co. Inc. ..........................    570,000
         Banc of America Securities LLC ....................    510,000
         C.E. Unterberg, Towbin.............................    180,000
                                                              ---------
                       Total................................  3,000,000
                                                              ---------
                                                              ---------

     In the purchase agreement the several Underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the shares of common stock being sold under the terms of each such agreement if any of the shares of common stock being sold under the terms of that agreement are purchased. In the event of a default by an Underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the purchase agreement may be terminated.

     We have agreed to indemnify the Underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect of those liabilities.

     The shares of common stock are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

     Concurrently with this offering and the offering of our convertible notes, Merrill Lynch and Loral Space & Communications will make arrangements for Merrill Lynch to borrow up to approximately 1.9 million shares of our common stock from Loral Space & Communications from time to time in private, but arm's-length, transactions. Loral Space & Communications will be compensated for the loan of this common stock and the arrangements will reflect other customary market provisions. The common stock may be used by Merrill Lynch from time to time to facilitate short sale transactions made by customers of Merrill Lynch in connection with their hedging transactions and also by Merrill Lynch in the course of its market-making activity. Merrill Lynch is not under any obligation to engage in market-making activity with respect to our common stock and any market-making actually engaged in by Merrill Lynch may cease at any time.

COMMISSIONS AND DISCOUNTS

     The Representatives have advised us that the Underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of $.855 per share of common stock. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $.30 per share of common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the per share and total public offering price, underwriting discount to be paid by us to the Underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the Underwriters of their over-allotment option.

                                                              PER      WITHOUT       WITH
                                                             SHARE     OPTION       OPTION
                                                             -----     ------       ------
       Public offering price..............................   $24.75  $74,250,000  $85,387,500
       Underwriting discount..............................   $1.485   $4,455,000   $5,123,250
       Proceeds, before expenses, to CD Radio.............  $23.265  $69,795,000  $80,264,250

     The expenses of the offering, exclusive of the underwriting discount, are estimated at $420,000 and are payable by us.

OVER-ALLOTMENT OPTION

     We have granted an option to the Underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 450,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus supplement, less the underwriting discount. The Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to such Underwriter's initial amount reflected in the foregoing table.

FORD

     In connection with the first amendment to our agreement with Ford, Ford has placed an order for up to $20 million of the common stock being sold in this offering. See 'Business' for further information about this amendment.

NO SALES OF SIMILAR SECURITIES

     We and our executive officers and directors and certain of our existing stockholders have agreed, with certain exceptions, without the prior written consent of Merrill Lynch on behalf of the Underwriters for a period of 90 days after the date of this prospectus supplement, not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act relating to any shares of our common stock or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of our common stock is completed, rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the Representatives are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     If the Underwriters create a short position in our common stock in connection with the offering, i.e., if they sell more shares of our common stock than are set forth on the cover page of this prospectus supplement, the Representatives may reduce that short position by purchasing our common stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     Neither we nor any of the Underwriters makes an representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

PASSIVE MARKET MAKING

     In connection with the offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock hereunder.

                                 LEGAL MATTERS

     Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, has passed upon specific legal matters with respect to the shares offered by this prospectus supplement. Certain regulatory matters arising under the Communications Act are being passed upon by Wiley, Rein & Fielding, Washington, D.C. Cravath, Swaine & Moore, New York, New York, has represented the underwriters.

PROSPECTUS
                                  $500,000,000
                               [LOGO OF CD RADIO]

                         DEBT SECURITIES, PREFERRED STOCK,
                            COMMON STOCK AND WARRANTS

We from time to time may offer:

  unsecured or secured debt securities in one or more series;

  shares of preferred stock in one or more series;

  shares of common stock;

  warrants or other rights to purchase debt securities, preferred stock or common stock or any combination of securities; and

  any combination of debt securities, preferred stock, common stock or warrants,

at an aggregate initial public offering price not to exceed $500,000,000.

The number, amount, prices, net proceeds to CD Radio Inc. and specific terms of the securities will be determined at or before the time of sale and will be set forth in an accompanying prospectus supplement.

The net proceeds to us from the sale of the securities will be the initial public offering price or the purchase price of those securities less any applicable commission or discount, and less any other expenses of CD Radio associated with the issuance and distribution of those securities.

If any agents or any underwriters are involved in the sale of the foregoing securities, their names and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may not be used for the sale of any securities unless it is accompanied by a prospectus supplement. The accompanying prospectus supplement may modify or supersede any statement in this prospectus.

                 Nasdaq National Market trading symbol: 'CDRD.'

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE 'RISK FACTORS' BEGINNING ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                         -----------------------------------

               The date of this prospectus is September 23, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward Looking Statements...........    2
About This Prospectus.......................................    3
About CD Radio..............................................    3
Risk Factors................................................    4
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends...........................................   16
Use of Proceeds.............................................   16
Description of Debt Securities..............................   16
Description of Capital Stock................................   28
Description of Warrants.....................................   43
Plan of Distribution........................................   46
Legal Matters...............................................   47
Experts.....................................................   47
Incorporation by Reference..................................   47
Where You May Find Additional Available Information About
  Us........................................................   48

                            ------------------------
     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE ON THE DATE OF THIS PROSPECTUS.

               SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward looking statements made in this prospectus. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward looking. These statements are often, but not always, made through the use of words or phrases such as 'will likely result,' 'are expected to,' 'will continue,' 'is anticipated,' 'estimated,' 'intends,' 'plans,' 'projection' and 'outlook.' Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and particularly the risk factors described under 'Risk Factors' in this prospectus. Among the significant factors that have a direct bearing on our results of operations are:

           the potential risk of delay in implementing our business plan;

           increased costs of construction and launch of necessary satellites;

           risk of launch failure;

           unproven market and unproven applications of technology;

           our dependence on Space Systems/Loral, Inc. ('Loral') and Lucent Technologies, Inc. ('Lucent');

           unavailability of receivers and antennas; and

           our need for additional financing.

     These and other factors are discussed in 'Risk Factors' and elsewhere in this prospectus.

     Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward looking statements made by us or on our behalf, you should not place undue reliance on any of these forward looking statements. Further, any forward looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a 'shelf' registration process. Under this shelf process, we may sell, over the next two years, any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading 'Where You May Find Additional Available Information About Us.'

                                 ABOUT CD RADIO

     We are building a digital quality radio service that will broadcast up to 100 channels directly from satellites to vehicles. CD Radio will be broadcast throughout the continental United States over a frequency band, the 'S-band,' that will augment traditional AM and FM radio bands. We hold one of only two licenses issued by the FCC to build, launch and operate a national satellite radio broadcast system. Under our FCC license, we have the exclusive use of a
12.5 MHz portion of the S-band for this purpose. Our service, which will be primarily for motorists, will offer 50 channels of commercial-free, digital quality music programming and up to 50 channels of news, sports, talk and programming. We currently expect to commence CD Radio broadcasts at the end of the fourth quarter of 2000, at an anticipated subscription price of $9.95 per month.

     CD Radio was incorporated in the State of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, we changed our name to CD Radio Inc., and we formed a wholly owned subsidiary, Satellite CD Radio, Inc., that is the holder of our FCC license. Our executive offices are located at 1221 Avenue of the Americas, New York, New York 10020, our telephone number is (212) 584-5100 and our internet address is cdradio.com. The information on our website is not part of this prospectus.

                                  RISK FACTORS

     In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating us and our business and in deciding whether to invest in our securities.

OUR BUSINESS IS STILL IN THE DEVELOPMENT STAGE

     Historically, we have generated only losses. We are a development stage company. The service we propose to offer, CD Radio, is in a relatively early stage of development and we have never recognized any operating revenues or conducted any operations. Since our inception, we have concentrated on raising capital, obtaining required licenses, developing technology, strategic planning, market research and building our infrastructure. Our financial results from our inception on May 17, 1990 through June 30, 1999, are as follows:

      no revenues;

      net losses of approximately $95 million (including net losses of approximately $5 million during the year ended December 31, 1997 and $48 million during the year ended December 31, 1998); and

      net losses applicable to common stock of approximately $206 million, which includes a deemed dividend on our former 5% Delayed Convertible Preferred Stock (the '5% Preferred Stock') of $52 million. In November 1997, we exchanged 1,846,799 shares of our 10 1/2% Series C Convertible Preferred Stock for all of the issued and outstanding shares of 5% Preferred Stock.

     We do not expect any revenues before 2001, and still have a variety of hurdles to surmount before commencing operations. We have not started to broadcast CD Radio and do not expect to generate any revenues from operations until the first quarter of 2001 or to generate positive cash flow from operations until the third quarter of 2001, at the earliest. Our ability to generate revenues, generate positive cash flow and achieve profitability will depend upon a number of factors, including:

      raising additional financing;

      the timely receipt of all necessary regulatory authorizations;

      the successful and timely construction and deployment of our satellite system;

      the development and manufacture by one or more consumer electronics manufacturers of devices capable of receiving CD Radio; and

      the successful marketing and consumer acceptance of CD Radio.

We cannot assure you that we will accomplish any of the above, that CD Radio will ever commence operations, that we will attain any particular level of revenues, that we will generate positive cash flow or that we will achieve profitability.

WE NEED ADDITIONAL FINANCING TO BUILD AND LAUNCH OUR SERVICE

     We need more money to continue implementing our business plan. We require near-term funding to continue building our system. We believe we can fund our planned operations and the construction of our satellite and terrestrial system into the first quarter of 2000 from our working capital at July 31, 1999, which includes:

      the proceeds from our sale of 5,000,000 shares of common stock to Prime 66 Partners, L.P. for $100 million on November 2, 1998;

      our sale of 9.2% Series A Junior Cumulative Convertible Preferred Stock to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., which we refer to as the 'Apollo Investors,' for $135 million on December 23, 1998; and the proceeds from our sale of 200,000 units, each unit consisting of $1,000 principal amount of 14 1/2% senior secured notes due 2009 and three warrants, each to purchase 3.65 shares of our common stock, for $200 million on May 18, 1999.

     We have exercised an option granted us by the Apollo Investors to sell them 650,000 shares of our 9.2% Series B Junior Cumulative Convertible Preferred Stock, par value $.001 per share, for $65 million. Subject to customary conditions and there not having occurred a material adverse change, we expect to sell these shares to the Apollo Investors shortly after the date of this prospectus. We refer to our 9.2% Series A Junior Cumulative Convertible Preferred Stock and our 9.2% Series B Junior Cumulative Convertible Preferred Stock together as the 'Junior Preferred Stock.'

     We currently do not have sufficient financing commitments to completely fund our pre-operational capital requirements. We expect to satisfy the remainder of our funding requirements through the issuance of debt or equity securities or a combination of debt and equity securities. We cannot assure you that we will obtain additional financing on favorable terms or that we will do so on a timely basis.

     We estimate that we will need the following amounts for the following purposes:

to develop and commence operation of CD Radio by the end of   $1,170 million
  the fourth quarter of 2000
to fund operations through the first full year of operations  $  150 million ending with the fourth quarter of 2001
  Total through the first year of operations                  $1,320 million

     We have or expect that we may have use of the following funds to develop and operate CD Radio:

net funds raised through June 30, 1999 (including those       $  832 million
  borrowed under a term loan facility which must be
refinanced or repaid in an aggregate principal amount of
$115 million by the earlier of February 29, 2000 and ten
days prior to the launch of our second satellite)
funds from the sale of 9.2% Series B Junior Cumulative        $   63 million
  Convertible Preferred Stock to the Apollo Investors, net
of fees and expenses (which are expected to be received in
October 1999)
funds which Bank of America may, but is not required to,      $  106 million
  arrange for us ($225 million less $115 million to repay
our existing bank credit facility, net of estimated fees and expenses)
  Total funds we may, or expect to be able to, access         $1,001 million

     After we give effect to the funds we have and the funds we expect to raise, we estimate that we will need an additional $169 million to develop and commence operation of CD Radio by the end of the fourth quarter of 2000 and an additional $150 million to fund our business through the first full year of operations. If Bank of America is unable to arrange a new credit facility, we will need to raise $115 million to refinance the credit facility in the first quarter of 2000 and an additional $106 million to fund our operations through the end of the fourth quarter of 2000. The availability of this new credit facility, which we expect to draw on to repay amounts outstanding at maturity under our existing bank credit facility, will be influenced by a variety of factors, some of which, including the market for syndicated bank loans generally, are outside of our control. We will require more money than estimated if there are delays, cost overruns, launch failures or other adverse developments.

WE FACE MANY FINANCING CHALLENGES AND CONSTRAINTS

     We face many challenges and constraints in financing our development and operations, including those listed below.

     Our debt instruments limit our ability to incur indebtedness. The indentures governing our 15% senior secured discount notes due 2007 and our 14 1/2% senior secured notes due 2009 limit our ability to incur additional indebtedness. In addition, we expect any future senior indebtedness will contain similar limits on our ability to incur additional indebtedness.

     We will have to satisfy a variety of conditions before we can obtain any syndicated bank borrowings. We entered into a credit agreement with Bank of America and other lenders in July 1998 under which Bank of America and the other lenders agreed to provide us a term loan facility of up to $115 million maturing on the earlier of February 29, 2000 and ten days prior to the launch of our second satellite. Bank of America has also agreed to attempt to arrange a syndicate of lenders to provide us with a term loan facility of $225 million. To borrow the funds under this term loan facility, we must first satisfy specified conditions and negotiate, execute and deliver definitive loan documents. The availability of this new credit facility, which we expect to draw on to repay amounts outstanding at maturity under our existing bank credit facility, will be influenced by a variety of factors, some of which, including the market for syndicated bank loans generally, are outside of our control. We intend to use a portion of the proceeds from this term loan facility to repay the existing term loan facility and for other general corporate purposes. The term loan facility would provide us with approximately $106 million of net additional funds after repayment of the existing term loan facility and the payment of fees and expenses.

     We have substantial near-term requirements for additional funds. We require substantial funds to construct and launch the satellites that will be part of our broadcast system. We are committed to make aggregate payments of approximately $736 million under our Amended and Restated Contract with Loral (the 'Loral Satellite Contract'), which includes $15 million of long-lead time elements for a fifth satellite and $3 million for integration analysis of the viability of using the Sea Launch platform as an alternative launch vehicle for our satellites. We started paying for the construction of the satellites in April 1997 and we must pay further installments through December 2003. Loral has agreed to defer a total of $50 million of the payments under the Loral Satellite Contract originally scheduled for payment in 1999. Interest on the deferred amounts accrues at 10% per annum until December 2001, at which time interest becomes payable quarterly in cash. We must pay the amounts deferred in installments beginning in June 2002.

     If we fail to secure the financing required to pay Loral on a timely basis, we risk:

      delays in launching our satellites and starting broadcasting operations;

      increases in the cost of building or launching our satellites or other activities necessary to put CD Radio into operation;

      a default on our commitments to Loral, our creditors or others;

      our inability to commence CD Radio service; and

      the forced discontinuance of our operations or the sale of our business.

     A delay in introducing our service could hinder our ability to raise additional financing. Any delay in implementing our business plan would hurt our ability to obtain the financing we need by adversely affecting our expected results of operations and increasing our cost of capital. Our ability to begin offering our CD Radio service at the end of the fourth quarter of 2000 depends on Loral delivering completed satellites before the launch dates and providing or obtaining launch services on a timely basis. A significant delay in the development, construction, launch or commencement of operation of our satellites would adversely affect our results of operations in a material way.

     Other delays in implementing our business plan could also materially adversely affect our results of operations. Several factors could delay us, including the following:

      obtaining additional authorizations from the FCC;

      coordinating the use of S-band radio frequency spectrum with Mexico;

      delays in or modifications to the design, development, technical specifications, construction or testing of our satellites, receivers or other aspects of our system;

      delay in commercial availability of devices capable of receiving
      CD Radio;

      failure of our vendors to perform as anticipated; and

      a delayed or unsuccessful satellite launch or deployment.

We have previously incurred some delays in implementing our business plan. During any period of delay, we would continue to need significant amounts of cash to fund capital expenditures, administrative and overhead costs, contractual obligations and debt service. Accordingly, any delay could materially increase the aggregate amount of funds we need to commence operations. Additional financing may not be available on favorable terms or at all during periods of delay.

WE ARE DEPENDENT UPON LORAL TO BUILD AND LAUNCH OUR SATELLITES

     Our business depends upon Loral successfully constructing and launching the satellites to transmit CD Radio. We are relying upon Loral to construct and to deliver these satellites in orbit on a timely basis. We cannot assure you that Loral will deliver the satellites or provide these launch services on a timely basis, if at all. If Loral fails to deliver functioning satellites in a timely manner, our business could be materially adversely affected. Although our agreement with Loral requires Loral to pay us penalties for late delivery, based on the length of the delay, these remedies may not adequately mitigate the damage any launch delays cause to our business. In addition, if Loral fails to deliver the designated launch services due to causes beyond its control, Loral will not be liable for the delay or the damages caused by the delay. While the satellites are under construction, Loral is at risk should anything happen to the satellites. In addition, Loral is responsible for making sure the satellites meet specific performance specifications at the time of launch (in the case of our first three satellites) or at the time of delivery to our ground storage location (in the case of our fourth satellite). However, if any satellite is destroyed during or after launch or if the fourth satellite is damaged or destroyed while in storage, Loral will not be responsible to us for the cost of replacing it.

     We depend on Loral to obtain access to available slots on launch vehicles and to contract with third-party launch service providers for the launch of our satellites. A launch service provider may postpone one or more of our launches for a variety of reasons, including:

      technical problems;

      a launch of a scientific satellite whose mission may be degraded by delay;

      the need to conduct a replacement launch for another customer; or

      a launch of another customer's satellite whose launch was postponed.

Generally, Loral is not liable to us for a satellite or launch failure. However, if the first Proton launch vehicle used to launch our satellites fails, Loral will provide us with a free replacement launch. The timing of this replacement launch cannot be predicted, but in any event would not be before delivery of the fourth satellite.

     We also depend on Loral to ensure that the software to test the satellites before launch, to run the satellites and to track and control the satellites, will be capable of handling the potential problems that may arise beginning on January 1, 2000. These potential problems are known as 'The Year 2000 Issue.' The Year 2000 Issue is the result of computer programs being written using two digits (rather than four) to define a year, which could result in miscalculations or system failures resulting from recognition of a date occurring after December 31, 1999 as falling in the year 1900 (or another year in the 1900s) rather than the year 2000 or thereafter. While currently the above mentioned systems are not fully prepared to handle The Year 2000 Issue, Loral is aware of this condition and has assured us that all Loral systems will be year 2000 compliant before the critical date of January 1, 2000.

WE ARE DEPENDENT ON LUCENT TO DESIGN AND DEVELOP CHIP SETS

     Our business depends upon Lucent successfully designing, developing and manufacturing commercial quantities of integrated circuits (or chip sets), which will be used in consumer electronic devices capable of receiving CD Radio's broadcasts. If Lucent fails to deliver commercial quantities of the chip sets in a timely manner, the costs of the chip set development work increases significantly or the price of the chip set is not low enough to support the introduction of consumer devices capable of receiving CD Radio, our business will be materially adversely affected. We have agreed to pay Lucent the cost of the development work related to the chip sets, currently estimated to be approximately $27 million.

     We cannot assure you that:

      Lucent will be able to deliver significant quantities of chip sets in order for us to commence operations at the end of the fourth quarter of 2000;

      the cost to us of the chip set development work will not exceed $27 million; or

      Lucent will be able to establish a price for the chip sets which will be low enough to encourage and support the widespread introduction of consumer devices capable of receiving CD Radio.

WE ARE NOT SURE THERE WILL BE A MARKET FOR CD RADIO

     Currently no one offers a commercial satellite radio service such as CD Radio in the United States. As a result, our proposed market is new and untested and we cannot reliably estimate the potential demand for this service or the degree to which our proposed service will meet that demand. We cannot assure you that there will be sufficient demand for CD Radio to enable us to achieve significant revenues or cash flow or profitable operations. CD Radio will achieve or fail to gain market acceptance depending upon factors beyond our control, including:

      the willingness of consumers to pay subscription fees to obtain satellite radio broadcasts;

      the cost, availability and consumer acceptance of devices capable of receiving CD Radio;

      our marketing and pricing strategies and those of our competitor;

      the development of alternative technologies or services; and

      general economic conditions.

OUR PLANNED SYSTEM RELIES ON UNPROVEN APPLICATIONS OF TECHNOLOGY

     Our satellite system applies technology in new and unproven ways. CD Radio is designed to be broadcast from three satellites orbiting the Earth. Two of the three satellites will transmit the same signal at any given time to receivers that will receive signals through antennas. This design applies technology in new and unproven ways. Accordingly, we cannot assure you that the CD Radio system will work as planned.

     Some obstructions will adversely affect CD Radio reception. High concentrations of tall buildings, other obstructions, such as those found in large urban areas, and tunnels will block the signals from both transmitting satellites. We plan to install terrestrial repeating transmitters to rebroadcast CD Radio in some urban areas to mitigate this problem. However, some areas with impediments to satellite line-of-sight may still experience 'dead zones.' We cannot assure you that the CD Radio system will operate as planned with the technology we have developed.

     Our system has never been tested with orbiting satellites. We cannot assure you that the CD Radio system will function as intended until we test it with orbiting satellites and antennas and receivers suitable for commercial production. We have never done this kind of test because there are no commercial satellites in orbit capable of transmitting radio signals on S-band frequencies to the United States. In support of our application for our FCC license, we conducted a terrestrial simulation of our proposed radio service from November 1993 through November 1994. For the demonstration, we transmitted S-band signals to a prototype receiver and satellite dish antenna installed in a car to simulate specific transmission characteristics of our planned system. As part of the demonstration, the prototype receiver received 30 channels of compact disc quality music while the car was driven throughout the range. We have also successfully tested our system in San Francisco, where our terrestrial repeater network has been completed.

SATELLITE LAUNCHES HAVE SIGNIFICANT RISKS

     We cannot assure you that the launches of our satellites will be successful. Satellite launches have significant risks, including launch failure, damage or destruction of the satellite during launch and failure to achieve a proper orbit or operate as planned. The Loral Satellite Contract does not protect us against the risks inherent in satellite launches or in-orbit operations. Our three satellites are scheduled to be launched on Proton launch vehicles, which are built by Russian entities. The Proton family of launch vehicles has a launch success rate of 92% based on its last 50 launches. Past experience, however, is not necessarily indicative of future performance.

     On July 5, 1999, the second stage of a Proton rocket launched from the Baikonur Cosmodrome in Kazakhstan malfunctioned during flight. As a result of this failure, Proton rocket launches were suspended and the Russian government appointed an official investigatory commission. In late July 1999, the commission announced that the failure was caused by a fire which started in one of the launch vehicle's engines. Proton launches were resumed in September 1999. We cannot assure you that these developments will not delay one or more of our anticipated satellite launches.

     As part of our risk management program, we contracted with Loral for the construction of a fourth satellite that we will use as a ground spare and for some of the long-lead time parts for a fifth satellite. We also plan to obtain insurance covering a replacement launch to the extent required to cover risks Loral does not assume.

SATELLITES HAVE A LIMITED LIFE AND MAY FAIL IN ORBIT

     We expect that our satellites will last approximately 15 years, and that after this period their performance in delivering CD Radio will deteriorate. We cannot assure you, however, of the useful life of any particular satellite. Our operating results would be adversely affected if the useful life of our initial satellites is significantly shorter than 15 years.

     The useful lives of our satellites will vary and will depend on a number of factors, including:

      quality of construction;

      amount of fuel on board;

      durability of component parts;

      expected gradual environmental degradation of solar panels;

      random failure of satellite components, which could result in damage to or loss of a satellite; and

      in rare cases, damage or destruction by electrostatic storms or collisions with other objects in space.

If one of our satellites fails on launch or in orbit and if we are required to launch our spare satellite, our operational timetable will be delayed for up to six months. If two or more of our satellites fail on launch or in orbit, our operational timetable could be delayed by at least 16 months.

INSURANCE MAY NOT COVER ALL RISKS OF LAUNCHING AND OPERATING SATELLITES

     There are many potential risks to insure. Our agreement with Loral does not protect us against launch vehicle failure, failure of a satellite to deploy correctly or failure of a satellite to operate as planned. Accordingly, we must purchase insurance to protect adequately against these risks. We cannot assure you that we will be able to purchase launch insurance or in-orbit insurance. In addition, the insurance premiums we pay may increase substantially upon any adverse change in insurance market conditions.

     Many risks we face may not be covered by insurance. Our insurance may not cover all of our losses, and may not fully reimburse us for the following:

      expenditures for a satellite which fails to perform to specifications after launch;

      damages from business interruption, loss of business and any expenditures arising from satellite failures or launch delays; and

      losses for which there are deductibles, exclusions and conditions.

OUR TECHNOLOGY MAY BECOME OBSOLETE

     We will depend on technologies being developed by third parties to implement key aspects of our system. These technologies may become obsolete. We may be unable to obtain more advanced technologies on a timely basis or on reasonable terms, or our competitors may obtain more advanced technologies and we may not have access to these technologies.

RECEIVERS AND ANTENNAS ARE NOT YET AVAILABLE

     To receive the CD Radio service, a subscriber will need to purchase a device capable of receiving our broadcasts as well as an appropriate antenna. Although we have entered into an agreement with Lucent to develop and manufacture chip sets that represent the essential element of CD Radio receivers, we cannot assure you that Lucent will succeed in this development effort. We have also entered into agreements with Delco, Recoton, Alpine and Matsushita to design and develop devices capable of receiving CD Radio broadcasts and antennas for use with these devices. We cannot assure you that Delco, Recoton, Alpine or Matsushita will succeed in their development efforts.

     No one currently manufactures devices capable of receiving CD Radio broadcasts and suitable antennas, and none of Delco, Recoton, Alpine and Matsushita has agreed to manufacture commercial quantities of these devices. We do not intend to manufacture or distribute CD Radio receivers and antennas ourselves. We have discussed the manufacture of CD Radio receivers and antennas for retail sale in the United States with several manufacturers, including Delco, Visteon, Recoton, Alpine and Matsushita. These discussions may not result in a binding commitment on the part of any manufacturer to produce, market and sell devices capable of receiving CD Radio broadcasts and suitable antennas in a timely manner and at a price that would permit the widespread introduction of CD Radio in accordance with our business plan. In addition, any manufacturers of devices capable of receiving CD Radio broadcasts and antennas may not produce them in sufficient quantities to meet anticipated consumer demand. Our business would be materially adversely affected if we cannot arrange for the timely development of these products for commercial sale at an affordable price and with sufficient retail distribution.

     Our FCC license requires that we design a receiver that is interoperable with the national satellite radio system being developed by the other existing licensee, XM Satellite Radio Inc. Although we have made progress towards designing a receiver that is interoperable with the system XM is constructing, we cannot predict whether we will be able to satisfy this interoperability requirement because of the various technological challenges involved. Complying with this interoperability requirement also could make the devices capable of receiving CD Radio broadcasts and the related antenna more difficult and costly to manufacture. Accordingly, this interoperability requirement could delay the commercial introduction of these products or require that they be sold at higher prices.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST CONVENTIONAL RADIO STATIONS, THE OTHER HOLDER OF AN FCC LICENSE TO PROVIDE THIS SERVICE OR OTHER POTENTIAL PROVIDERS OF THIS SERVICE

     We will be competing with established conventional (over the air) radio stations, which, unlike CD Radio:

      do not charge subscription fees;

      do not require users to purchase a separate receiver and antenna;

      often offer local information programming such as local news and traffic reports; and

      in the case of some FM stations, may begin to broadcast digital, compact disc quality signals before we start operations.

     In addition to direct competition from XM, we face the possibility of additional satellite broadcast radio competition:

      if the FCC grants additional licenses for satellite-delivered radio services;

      if holders of licenses for other portions of the electromagnetic spectrum (currently licensed for other uses) obtain changes to their licenses; or

      if holders of licenses without FCC restrictions for other portions of the spectrum devise a method of broadcasting satellite radio.

     Finally, one or more competitors may design a satellite radio broadcast system that is superior to our system. The competitive factors listed above could materially adversely affect our results of operations. In addition, any delays in introducing our service also could place us at a competitive disadvantage relative to any competitor that begins operations before us.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE RAPID GROWTH

     We expect to experience significant and rapid growth in the scope and complexity of our business as we proceed with the development of our satellite radio system. As of the date of this prospectus, we do not currently employ sufficient staff to program our broadcast service, manage operations, control the operation of our satellites or handle sales and marketing efforts. Although we have hired experienced executives in these areas, we must hire many additional employees before we begin commercial operations of our service. This growth is likely to place a substantial strain on our management and operational resources. Our results of operations could be materially adversely affected if we fail to do any of the following:

      develop and implement effective management systems;

      hire and train sufficient personnel to perform all of the functions necessary to effectively provide our service;

      manage our subscriber base and business; or

      manage our growth effectively.

WE ARE SUBJECT TO CONTINUING AND DETAILED REGULATION BY THE FCC

     Our FCC license is being challenged. On October 10, 1997, the FCC's International Bureau granted us an FCC license after we submitted a winning bid in an FCC auction. One of the low-bidders in the FCC auction applied to have the full FCC review the grant of our FCC license. The application requests that the FCC adopt restrictions on foreign ownership and overrule the granting of our FCC license on the basis of our ownership. If the FCC denies this application, the complaining party may appeal to the U.S. Court of Appeals. Because less than 25% of our voting stock is owned by non-U.S. persons, we believe the FCC will uphold the grant of our FCC license. We cannot predict the ultimate outcome of any proceedings relating to this application or any other proceedings that interested parties may file. Since December 29, 1997, there have been no developments in this matter.

     We need a modification to our FCC license before we can begin operation. In May 1998, we decided to increase the number of satellites in our system from two to three and to change the orbit of those satellites. To implement these changes, the FCC must approve changes to our FCC license. If the FCC were to deny our application to modify our license, we would be required to redesign our proposed system and modify our satellites, at a significant cost, and our commercial operations would be delayed. On December 11, 1998, we filed an application with the FCC for these changes. Although we believe that the FCC will approve our application for this necessary change, we cannot assure you that this will occur. XM and WCS Radio, Inc. have filed comments objecting to this modification of our FCC license. The FCC staff has requested additional materials from us, and we are in the process of complying with the staff's request. We cannot predict the time it will take the FCC to act on our application or any of these objections, or whether additional submissions or waiver requests will be necessary, and we cannot be sure that the modification we have requested will be granted.

     We will need to renew our FCC license after eight years. The term of our FCC license with respect to each satellite is eight years, beginning on the date it is declared operational after it is inserted into orbit. When the term of our FCC license for each satellite expires, we must apply for a renewal of the relevant license. If the FCC does not renew our FCC license, we would be forced to cease broadcasting CD Radio. We cannot assure you that we will obtain these renewals.

     We need FCC approval to operate our terrestrial repeating transmitters. Although we plan to install terrestrial repeating transmitters to rebroadcast
CD Radio in some urban areas, the FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters on a commercial basis. The FCC initiated a rulemaking on the subject in March 1997 and received several comments urging the FCC to consider placing restrictions on the ability to deploy terrestrial repeating transmitters. We cannot predict the outcome of this process.

     The United States needs to complete frequency coordination with Mexico. To use our assigned spectrum, the United States government must complete a process of frequency coordination with Mexico. We cannot assure you that the United States government will be able to coordinate use of this spectrum with Mexico or do so in a timely manner. The United States and Canadian governments were required to complete a similar process and have done so.

     New devices may interfere with CD Radio broadcasts. The FCC has proposed regulations to allow a new type of lighting device that may generate radio energy in the part of the spectrum we intend to use. We believe the current proposed regulations for these devices do not contain adequate safeguards to prevent interference with services such as CD Radio. If the FCC fails to adopt adequate technical standards specifically applicable to these devices and if the use of these devices becomes commonplace, we could experience difficulties enforcing our rights. If the FCC fails to adopt adequate standards, the new devices could materially adversely affect reception of our broadcasts. Although we believe that the FCC will set adequate standards to prevent harmful interference, we cannot assure you that it will do so.

     We may be adversely affected by changing regulations. To provide CD Radio, we must retain our FCC license and obtain or retain other requisite approvals. Our ability to do so could be affected by changes in laws, FCC regulations, international agreements governing communications policy generally or international agreements relating specifically to CD Radio. In addition, the manner in which CD Radio would be offered or regulated could be affected by these changes.

     We may be adversely affected by foreign ownership restrictions. The Communications Act of 1934 restricts ownership in some broadcasters by foreigners. If these foreign ownership restrictions were applied to us, we would need further authorization from the FCC if our foreign ownership were to exceed 25%. The order granting our FCC license determined that, as a private carrier, those restrictions do not apply to us. However, the order granting our FCC license stated that our foreign ownership status under the Communications Act could be raised in a future proceeding. The pending appeal of the grant of our FCC license may bring the question of foreign ownership restrictions before the full FCC.

     We could be required to comply with public service regulations. The FCC has indicated that it may impose public service obligations on satellite radio broadcasters in the future, which could add to our costs or reduce our revenues. For example, the FCC could require broadcasters to set aside channels for educational programming. We cannot predict whether the FCC will impose public service obligations or the impact that any of these obligations would have on our results of operations.

CONSUMERS MAY STEAL OUR SERVICE

     Consumers may steal the CD Radio signal. Although we plan to use encryption technology to mitigate signal piracy, we do not believe that this technology is infallible. Accordingly, we cannot assure you that we can eliminate theft of the CD Radio signal. Widespread signal theft could reduce the number of motorists willing to pay us subscription fees and materially adversely affect our results of operations.

OUR PATENTS MAY NOT BE SUFFICIENT TO PREVENT OTHERS FROM COPYING ELEMENTS OF OUR SYSTEM

     Although our U.S. patents cover various features of satellite radio technology, our patents may not cover all aspects of our system. Others may duplicate aspects of our system which are not covered by our patents without liability to us. In addition, competitors may challenge, invalidate or circumvent our patents. We may be forced to enforce our patents or determine the scope and validity of other parties' proprietary rights through litigation. In this event, we may incur substantial costs and we cannot assure you of success in this litigation. In addition, others may block us from operating our system if our system infringes their patents, their pending patent applications which mature into patents or their inventions developed earlier which mature into patents. Should we desire to license our technology, we cannot assure you that we can do so. Assuming we pay all necessary fees on time, the earliest expiration date on any of our patents is April 10, 2012.

WE MAY NOT BE ABLE TO SATISFY A CHANGE OF CONTROL OFFER

     The indentures governing our senior secured notes and our senior secured discount notes and the certificates of designations for our Series C Preferred Stock, 9.2% Series A Junior Cumulative Convertible Preferred Stock and 9.2% Series B Junior Cumulative Convertible Preferred Stock contain provisions that apply to a change of control of our company. Additionally, future securities sold under this registration statement may contain similar provisions. If someone triggers a change of control as defined in those instruments, or in future instruments sold under this registration statement, we must offer to purchase those securities. If we have to make such an offer, we cannot be sure that we will have enough funds to pay for all the securities that holders could tender. If we fail to pay for our senior secured notes and our senior secured discount notes in a change of control offer, we will be in default under the indentures for the affected notes and the holders of these notes and their trustees may demand that we prepay all amounts outstanding under these notes. If we fail to pay for the Series C Preferred Stock in a change of control offer, the holders of a majority of this class of stock will be able to elect directors constituting at least 25% of our board of directors, up to a maximum of two directors. If we fail to pay for the 9.2% Series A Junior Cumulative Convertible Preferred Stock and the 9.2% Series B Junior Cumulative Convertible Preferred Stock in a change of control offer because of our obligations to other holders of our debt securities or preferred stock, we must use our best efforts to satisfy these obligations or to obtain permission to repurchase these classes of preferred stock. Any securities sold under this registration statement in the future may have similar provisions.

EXISTING STOCKHOLDERS MAY CONTROL US AND THEIR INTERESTS MAY CONFLICT WITH YOURS

     As of August 31, 1999, our executive officers and directors beneficially owned or could vote approximately 25.4% of our outstanding common stock. In addition, as of that date, our executive officers and directors together with Prime 66 and the Apollo Investors beneficially owned or could vote approximately 47% of our outstanding common stock (assuming conversion of the Junior Preferred Stock). As a result of this concentration of ownership, these stockholders, if they choose to act in concert, may exert considerable influence over our management and policies. Similarly, some or all of these stockholders could delay, defer or prevent a change of control.

WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON STOCK

     We have never paid any dividends on our common stock, and we do not currently anticipate paying any dividends on this stock. In addition, many of our agreements limit our ability to pay dividends.

OUR STOCK PRICE HAS BEEN VOLATILE

     The trading price of our common stock has been volatile, and it may continue to be so. This trading price could fluctuate widely in response to announcements of business and technical developments by us or our competitors, our success in accomplishing our business plan and other events or factors, including expectations by investors and securities analysts and our prospects. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of development stage companies, at times for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect the price of our common stock.

OUR RIGHTS PLAN AND ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS COULD PREVENT AN ACQUISITION OF OUR COMPANY

     Our stockholders rights plan, the anti-takeover provisions in our charter documents and any issuance of our preferred stock could be deemed to have anti-takeover effects and may delay, deter or prevent an acquisition of our company that a stockholder might consider to be in his or her best interest. Our board of directors has the authority to issue shares of preferred stock in one or more series and to determine the price, rights, preferences and privileges of those shares without any further vote or action by stockholders. We have adopted a stockholders rights plan and in connection with the stockholders rights plan, our board of directors designated 300,000 shares of preferred stock as Series B Preferred Stock. Any issuance of our preferred stock, including preferred stock with voting and conversion rights, as well as our Series C Preferred Stock, our 9.2% Series A Junior Cumulative Convertible Preferred Stock and our 9.2%
Series B Junior Cumulative Convertible Preferred Stock, which are convertible into shares of common stock, may adversely affect the voting power of the holders of common stock.

     We also may become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. These provisions could delay or prevent a change of our control or adversely affect the market price of our common stock. Furthermore, the severance provisions of employment agreements with some members of our management provide for payments that could discourage an attempted change in our control.

THERE IS NO PUBLIC MARKET FOR THE DEBT SECURITIES, PREFERRED STOCK OR WARRANTS

     Before the offering of any debt securities, preferred stock or warrants, there will have been no public market for those securities and we do not intend to apply for the listing of any debt securities or preferred stock that may be offered by this prospectus on any securities exchange or for quotation of any debt securities or preferred stock on any public market. We cannot assure you that an active public market for any debt securities, preferred stock or warrants will develop or as to the liquidity, if any, that may develop in such market. If an active public market in any new class of securities does not develop, the market price and liquidity of those securities may be adversely affected. Please refer to the section in this prospectus entitled 'Plan of Distribution.'

     Historically, the market for non-investment grade debt securities and preferred stock has been affected by disruptions that have caused substantial volatility in the prices of securities similar to the debt securities, preferred stock and warrants that may be offered by this prospectus. We cannot assure you that any market for those securities will not be affected by similar disruptions.

HOLDERS OF DEBT SECURITIES WITH ORIGINAL ISSUE DISCOUNT MAY BE LIMITED IN BANKRUPTCY CLAIMS

     Debt securities that are issued or treated as issued at a discount from their principal amount will generally be treated as having original issue discount. If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the debt securities, the claim of a holder of the debt securities may be limited to an amount equal to the sum of
(1) the initial public offering price for the debt securities and (2) that portion of the original issue discount that is not deemed to constitute 'unmatured interest' for purposes of the United States Bankruptcy Code. Any original issue discount that was not amortized as of the date of the commencement of a bankruptcy filing would constitute 'unmatured interest.'

DILUTION UPON CONVERSION OF PREFERRED STOCK AND CONVERTIBLE DEBT

     Our common equity holders and warrant holders may be diluted by the following actions:

      if the holders of our Series C Preferred Stock convert their shares into common stock, which may be done at any time;

      if we issue convertible debt securities (which we may do at any time unless prior approval of our stockholders is required under Delaware law, the rules of the Nasdaq National Market or the rules of any other stock exchange on which our securities may be listed or the issuance is limited by the instruments governing our debt securities) and the holders thereof convert their shares into common stock;

      if the Apollo Investors convert their Junior Preferred Stock into common stock, which may be done at any time;

      if we issue additional equity securities, which we may do at any time unless prior approval of our stockholders is required under Delaware law, the rules of the Nasdaq National Market or the rules of any other stock exchange on which our equity securities may be listed; or

      if Ford exercises its warrants to purchase up to four million shares of our common stock, which Ford may do only if it satisfies requirements relating to the manufacture of vehicles capable of receiving CD Radio.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following table sets forth our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

                                             YEAR ENDED DECEMBER 31,
                                 -----------------------------------------------   SIX MONTHS ENDED
                                  1994      1995      1996      1997      1998      JUNE 30, 1999
                                  ----      ----      ----      ----      ----      -------------
Ratio of earnings to fixed
  charges(1)...................    --        --        --        --        --          --
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends(1)...........    --        --        --        --        --          --

------------

(1) No figure is provided for any period during which the applicable ratio was less than 1.00.

     The ratio of earnings to fixed charges is computed by dividing our earnings, which include income before taxes (excluding the cumulative and transition effects of accounting changes) and fixed charges, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and dividends on preferred stock. 'Fixed charges' consist of interest on debt and a portion of rentals determined to be representative of interest. For the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and for the six months ended
June 30, 1999, our earnings were insufficient to cover our fixed charges by approximately $4.1 million, $2.1 million, $2.8 million, $4.8 million, $62.3 million and $46.4 million. Earnings were also inadequate to cover our combined fixed charges and preferred stock dividends over the same time periods by approximately $4.1 million, $2.1 million, $2.8 million, $59.1 million, $99.9 million and $66.0 million.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes, including capital expenditures, the reduction of indebtedness and other purposes. We may invest funds not required immediately for such purposes in short-term obligations or we may use them to reduce the future level of our indebtedness.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities sets forth certain general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities. For purposes of this 'Description of Debt Securities,' the term 'CD Radio' refers to our company but not to any of its subsidiaries.

     Any senior debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. Any subordinate debt securities will be issued in one or more series under an indenture, as supplemented or amended from time to time, between us and an institution that we will name in the related prospectus supplement, as trustee. For ease of reference, we will refer to the indenture relating to any senior debt securities as the senior indenture and to the indenture relating to any subordinate debt securities as the subordinate indenture.

     This summary of the terms and provisions of the debt securities and the indentures is not necessarily complete, and we refer you to the copy of the forms of the indentures which are filed as exhibits to the registration statement of which this prospectus forms a part. Whenever we refer to particular defined terms of the indentures in this section or in a prospectus supplement, we are incorporating these definitions into this prospectus or the prospectus supplement.

GENERAL

     The debt securities will be issuable in one or more series in accordance with an indenture supplemental to the applicable indenture or a resolution of our board of directors or a committee of the board. Unless otherwise specified in a prospectus supplement, each series of senior debt securities will rank equally in right of payment with all of our other senior obligations. Each series of subordinate debt securities will be subordinated and junior in right of payment to the extent and in the manner described in the subordinate indenture and any supplemental indenture relating to the subordinate debt securities. Except as otherwise provided in a prospectus supplement, the indentures do not limit our ability to incur other secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise. For more information, you should read the prospectus supplement relating to a particular offering of securities.

     The applicable prospectus supplement will describe the following terms of the series of debt securities with respect to which this prospectus is being delivered:

      the title of the debt securities of the series and whether such series constitutes senior debt securities or subordinated debt securities;

      any limit on the aggregate principal amount of the debt securities;

      the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

      the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

      the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates, the date or dates from which such interest will accrue, the interest payment dates on which any such interest will be payable or the method by which the dates will be determined, the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

      the place or places where the principal of and any premium and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

      the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

      our obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities shall be redeemed, purchased or repaid, in whole or in part;

      the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities, preferred stock or common stock of CD Radio and the terms and conditions upon which the conversion or exchange shall be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

      the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

      the currency, currencies or currency units in which payment of principal of and any premium and interest on debt securities of the series shall be payable, if other than United States dollars;

      any index, formula or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

      if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

      if the principal of or any premium or interest on any debt securities is to be payable, at our election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

      if other than the principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity thereof or provable in bankruptcy;

      the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

      any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to our covenant defeasance option;

      whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

      the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

      the terms, if any, of any guarantee of the payment of principal, premium and interest with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture as then in effect;

      the terms, if any, of the transfer, mortgage, pledge or assignment as security for the debt securities of the series of any properties, assets, moneys, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the applicable indenture as then in effect;

      any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to the debt securities due and payable;

      any applicable subordination provisions in addition to those set forth herein with respect to subordinated debt securities;

      if the securities of the series are to be secured, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and

      any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

     We may sell debt securities at a substantial discount below their stated principal amount or debt securities that bear no interest or bear interest at a rate which at the time of issuance is below market rates. We will describe the material U.S. federal income tax consequences, accounting and other special considerations applicable to the debt securities in the applicable prospectus supplement.

     If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, we will set forth the restrictions, elections, specific terms and other information with respect to such issue of debt securities and such foreign currency or currency units in the applicable prospectus supplement.

EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Unless otherwise indicated in the applicable prospectus supplement, principal, premium, if any, and interest, if any, on the debt securities will be payable, without coupons, and the exchange of and the transfer of debt securities will be registrable, at our office or agency maintained for such purpose in the Borough of Manhattan, The City of New York and at any other office or agency maintained for such purpose. Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in denominations of $1,000 and any integral multiples thereof.

     Holders may present each series of debt securities for exchange as provided above, and for registration of transfer, with the form of transfer endorsed thereon, or with a satisfactory written instrument of transfer, duly executed, at the office of the appropriate securities registrar or at the office of any transfer agent designated by us for such purpose and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will appoint the trustee of each series of debt securities as securities registrar for such series under the indenture. If the applicable prospectus supplement refers to any transfer agents, in addition to the securities registrar initially designated by us with respect to any series, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that we maintain a transfer agent in each place of payment for the series. We may at any time designate additional transfer agents with respect to any series of debt securities.

     All moneys paid by us to a paying agent for the payment of principal, premium, if any, or interest, if any, on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to us, and after such time, the holder of such debt security may look only to us for payment.

     In the event of any redemption, we shall not be required to (a) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the day of such mailing or (b) register the transfer of or exchange any debt security called for redemption, except, in the case of any debt securities being redeemed in part, any portion not being redeemed.

BOOK-ENTRY SYSTEM

     The provisions set forth below in this section headed 'Book-Entry System' will apply to the debt securities of any series if the prospectus supplement relating to such series so indicates.

     Unless otherwise indicated in the applicable prospectus supplement, the debt securities of such series will be represented by one or more global securities registered with a depositary named in the prospectus supplement relating to such series. Except as set forth below, a global security may be transferred, in whole but not in part, only to the depositary or another nominee of the depositary.

     The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the series. We anticipate that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such global security to the accounts of institutions or persons, commonly known as participants, that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of interests in such global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such global security). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depositary, or its nominee, is the registered holder and owner of such global security, the depositary or such nominee, as the case may be, will be considered the sole owner and holder for all purposes of the debt securities and for all purposes under the applicable indenture. Except as set forth below or as otherwise provided in the applicable prospectus supplement, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered to be the owners or holders of any debt securities under the applicable indenture or such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture of such global security. We understand that under existing industry practice, in the event we request any action of holders of debt securities or if an owner of a beneficial interest in a global security desires to take any action that the depositary, as the holder of such global security is entitled to take, the depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such actions or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments of principal of and premium, if any, and interest, if any, on debt securities represented by a global security will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of such global security, against surrender of the debt securities at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address. Payment in any other manner will be specified in the prospectus supplement.

     We expect that the depositary, upon receipt of any payment of principal, premium, if any, of interest, if any, in respect of a global security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depositary. We expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name,' and will be the responsibility of such participant. Neither CD Radio nor the trustee nor any agent of CD Radio or the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the relationship between such participants and the owners of beneficial interests in such global security owning through such participants.

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
     Unless and until it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred except as a whole by the depositary to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary.

     Unless otherwise provided in the applicable prospectus supplement, debt securities represented by a global security will be exchangeable for debt securities in definitive form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple thereof if:

      the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for such global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

      we, in our sole discretion, determine not to have all of the debt securities represented by a global security and notify the trustee thereof; or

      there shall have occurred and be continuing an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the debt securities.

Any debt security that is exchangeable pursuant to the preceding sentence is exchangeable for debt securities registered in such names as the depositary shall instruct the trustee. It is expected that such instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in such global security. Subject to the foregoing, a global security is not exchangeable except for a global security or global securities of the same aggregate denominations to be registered in the name of the depositary or its nominee.

OPTION TO DEFER INTEREST PAYMENTS OR TO PAY-IN-KIND

     If so described in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series.

COVENANTS OF CD RADIO

     The covenants, if any, that will apply to a particular series of debt securities will be set forth in the indenture relating to such series of debt securities. Except as otherwise specified in the applicable prospectus supplement with respect to any series of debt securities, we may remove or add covenants without the consent of holders of the securities.

DEFEASANCE AND COVENANT DEFEASANCE

     We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities and comply with certain other conditions set forth in the applicable indenture.

     Each indenture contains a provision that permits us to elect either:

      to be discharged after 90 days from all of our obligations (subject to limited exceptions) with respect to any series of debt securities then outstanding ('defeasance'); and/or

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
      to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or cross-default ('covenant defeasance').

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. Government Obligations, if the debt securities are denominated in U.S. dollars, and/or Foreign Government Securities if the debt securities are denominated in a foreign currency, which through the payment of principal and interest under their terms will provide sufficient money, without reinvestment, to repay in full those senior or subordinate debt securities. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

     If either of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

EVENTS OF DEFAULT

     The following events are defined in the indentures as 'Events of Default' with respect to a series of debt securities (unless such event is specifically inapplicable to a particular series as described in the applicable prospectus supplement):

      failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;

      failure to pay principal of or any premium on any debt security of that series when due;

      failure to deposit any sinking fund payment, within 30 days of when due, in respect of any debt security of that series;

      with respect to each series of debt securities, failure to perform any other of our covenants applicable to that series, which failure continues for 90 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of that series specifying such failure, requiring it to be remedied and stating that such notice is a 'Notice of Default';

      certain events of bankruptcy, insolvency or reorganization involving us;
      and

      any other Event of Default provided with respect to debt securities of that series.

     If an Event of Default for any series of debt securities occurs and continues, the trustee or holders of at least 25% in principal amount of the debt securities of that series may declare the entire principal amount of all the debt securities of that series to be due and payable immediately. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority of the principal amount of the outstanding debt securities of that series.

     An Event of Default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture.

     Each indenture will require the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of debt securities, to give the holders of that series notice of the default if uncured or not waived. However, the trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the trustee may not withhold this notice in the case of a payment default. The term 'default' for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of that series.

     Other than the duty to act with the required standard of care during an Event of Default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities, unless the holders have offered to the trustee reasonable indemnification. Each indenture provides that the holders of a majority in

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
principal amount of outstanding debt securities of any series may in certain circumstances direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

     The senior indenture will include a covenant that we will file annually with the trustee a certificate of no default, or specifying any default that exists.

MODIFICATION, WAIVER AND MEETINGS

     We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities for one or more of the following purposes:

      to evidence the succession of another person to us pursuant to the provisions of the applicable indenture relating to consolidations, mergers and sales of assets and the assumption by the successor of our covenants, agreements and obligations in the applicable indenture and in the debt securities;

      to surrender any right or power conferred upon us by the applicable indenture, to add to our covenants such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities as our board of directors shall consider to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance, of a default in any of the additional covenants, restrictions, conditions or provisions a default or an Event of Default under the applicable indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the default, may limit the remedies available to the trustee upon the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive the default);

      to cure any ambiguity or omission or to correct or supplement any provision contained in the applicable indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the applicable indenture, in each case as shall not adversely affect the interests of any holders of debt securities of any series in any material respect;

      to modify or amend the applicable indenture to permit the qualification of such indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

      to add guarantees with respect to any or all of the debt securities or to secure any or all of the debt securities;

      to add to, change or eliminate any of the provisions of the applicable indenture with respect to one or more series of debt securities; so long as any such addition, change or elimination not otherwise permitted under the applicable indenture shall (1) neither apply to any debt security of any series created before the execution of the supplemental indenture and entitled to the benefit of the provision nor modify the rights of the holders of any debt security with respect to the provision, or (2) become effective only when there is no such debt security outstanding;

      to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as shall be necessary to provide for or facilitate the administration of such indenture by more than one trustee;

      to establish the form or terms of debt securities of any series;

      to provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of such Code); and

      to make any change that does not adversely affect the rights of any holder.

     Modifications and amendments of the applicable indenture may be made by CD Radio and the trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

      change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

      reduce the principal amount of, rate of interest on or any premium payable upon the redemption of any debt security;

      reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

      change the place of payment where, or the coin or currency in which, any debt security or any premium or interest thereon is payable;

      impair the right to institute suit for the enforcement of any payment on or with respect to any debt security after the stated maturity, redemption date or repayment date;

      reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the applicable indenture or for waiver of compliance with certain provisions of such indenture or for waiver of certain defaults;

      change the optional redemption or repurchase provisions in a manner adverse to any holder; or

      modify any of the provisions set forth in this paragraph, except to increase the percentage of holders whose consent is required for modifications and amendments of the applicable indenture or to provide that certain other provisions of the applicable indenture may not be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

     The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the applicable indenture. The holders of a majority in principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series and any coupons relating to such series, waive any past default under the applicable indenture with respect to debt securities of the series, except a default (a) in the payment of principal of or any premium or interest on any debt security of such series or (b) in respect of a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of outstanding debt securities of the affected series.

     The indentures provide that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of debt securities the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof;

      the principal amount of a debt security denominated in other than U.S. dollars shall be the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent on the date of original issuance of such debt security of the amount determined (as provided in (a) above of such debt security)); and

      debt securities owned by us or any subsidiary of ours shall be disregarded and deemed not to be outstanding.

     In addition, we and the trustees may execute, without the consent of any holder of the debt securities, any supplemental indenture for the purpose of creating any new series of debt securities.

SUBORDINATION

     Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that the subordinate debt securities are subordinate and junior in right of payment to all of our senior indebtedness.

     If an Event of Default occurs with respect to any senior indebtedness permitting the holders thereof to accelerate the maturity thereof and the default is the subject of judicial proceedings or written notice of such Event of Default, requesting that payments on subordinate debt securities cease, is given to us by the holders of senior indebtedness, then unless and until
(1) the default in payment or Event of Default shall have been cured or waived or (2) 120 days shall have passed after written notice is given and the default is not the subject of judicial proceedings, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinate debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinate debt securities.

     Except as set forth in the applicable prospectus supplement, the subordinate indenture provides that in the event of:

      any insolvency, bankruptcy, receivership, reorganization or other similar proceeding relating to us, our creditors or our property; or

      any proceeding for the liquidation or dissolution of CD Radio,

all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of the proceeding, will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made by us on account of subordinate debt securities. In that event, any payment or distribution, whether in cash, securities or other property, other than securities of CD Radio or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the indenture, to the payment of all senior indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment and other than payments made from any trust described in the 'Defeasance and Covenant Defeasance' above, which would otherwise but for the subordination provisions be payable or deliverable in respect of subordinate debt securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinate to the payment of subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness or to their representative or trustee, in accordance with the priorities then existing among such holders, until all senior indebtedness shall have been paid in full. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinate debt securities by any act or failure to act on our part.

     The term 'Senior Indebtedness' means:

          (1) the principal, premium, if any, interest and all other amounts owed in respect of all our (A) indebtedness for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments,

          (2) all our capital lease obligations,

          (3) all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

          (4) all our obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction,

          (5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise, and

          (6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us), except for (x) any such indebtedness that is by its terms subordinated to or pari passu with the subordinate debt securities and (y) any indebtedness between or among us or our affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustee of such trust, partnership or other entity affiliated with us that is, directly or indirectly, a financing vehicle of ours (a 'Financing Entity') in connection with the issuance by such Financing Entity of preferred securities or other securities that rank pari passu with, or junior to, the subordinate debt securities.

     Except as provided in the applicable prospectus supplement, the subordinate indenture for a series of subordinated debt does not limit the aggregate amount of senior indebtedness that may be issued by us. The subordinate debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries.

     By reason of such subordination, in the event of a distribution of assets upon insolvency, some of our general creditors may recover more, ratably, than holders of the subordinated debt securities.

     A subordinate indenture may provide that the subordination provisions thereof will not apply to money and securities held in trust pursuant to the satisfaction and discharge and the legal defeasance provisions of the subordinate indenture.

     If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference therein will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Except as may otherwise be provided in the prospectus supplement, each indenture provides that we may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of its assets, or permit any person to consolidate with or merge into us, unless the following conditions have been satisfied:

     (a) either (1) we shall be the continuing person in the case of a merger or
         (2) the resulting, surviving or transferee person, if other than us (the 'Successor Company'), shall be a corporation organized and existing under the laws of the United States, any State or the District of Columbia and shall expressly assume all our obligations under the debt securities and the applicable indenture;

     (b) immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of ours as a result of the transaction as having been incurred by the Successor Company or the subsidiary at the time of the transaction), no default, Event of Default or event that, after notice or lapse of time, would become an Event of Default under the applicable indenture shall have occurred and be continuing; and

     (c) we shall have delivered to the trustee under each indenture an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, transfer or lease complies with the provisions of the applicable indenture.

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     Upon completion of any such transaction, the Successor Company resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of, us under each indenture, and thereafter, except in the case of a lease, the predecessor (if still in existence) will be released from its obligations and covenants under each indenture and all outstanding debt securities.

NOTICES

     Except as otherwise provided in the indentures, notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the Security Register.

CONVERSION OR EXCHANGE

     If and to the extent indicated in the applicable prospectus supplement, the debt securities of any series may be convertible or exchangeable into other securities. The specific terms on which debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number of shares of other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

TITLE

     Before due presentment of a debt security for registration of transfer, we, the trustee and any agent of ours or the trustee may treat the person in whose name such debt security is registered as the owner of such debt security for the purpose of receiving payment of principal of and any premium and any interest (other than defaulted interest or as otherwise provided in the applicable prospectus supplement) on such debt security and for all other purposes whatsoever, whether or not such debt security be overdue, and neither CD Radio, the trustee nor any agent of ours or the trustee shall be affected by notice to the contrary.

REPLACEMENT OF DEBT SECURITIES

     Any mutilated debt security will be replaced by us at the expense of the holder upon surrender of such debt security to the trustee. Debt securities that become destroyed, stolen or lost will be replaced by us at the expense of the holder upon delivery to the trustee of the debt security or evidence of the destruction, loss or theft thereof satisfactory to us and the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of such debt security before a replacement debt security will be issued.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     We may appoint a separate trustee for any series of debt securities. As used herein in the description of a series of debt securities, the term 'trustee' refers to the trustee appointed with respect to the series of debt securities.

     The indentures contain certain limitations on the right of the trustee, should it become a creditor of ours, to obtain payment of claims in certain cases or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the debt securities of any series for which the trustee serves as trustee, the trustee must eliminate such conflict or resign.

     The trustee or its affiliate may provide certain banking and financial services to us in the ordinary course of business.

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
                          DESCRIPTION OF CAPITAL STOCK

     Our amended and restated certificate of incorporation provides for authorized capital of 250,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

     The following description sets forth the terms and provisions of our common stock, preferred stock and of certain classes of preferred stock which have been authorized by the board of directors. The terms of any shares of our capital stock offered by any prospectus supplement, but not set forth below, will be described in the prospectus supplement relating to such shares of capital stock.

COMMON STOCK

     As of September 15, 1999, we had 23,353,736 shares of common stock outstanding held of record by approximately 230 persons, and had reserved for issuance 46,489,827 shares of common stock with respect to incentive stock plans, outstanding common stock purchase warrants and conversion of the Series C Preferred Stock and Junior Preferred Stock.

     Holders of the common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding Preferred Stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All outstanding shares of common stock, including shares of common stock issued upon the exercise of the common stock warrants, will be fully paid and non-assessable.

     Our common stock is quoted on the Nasdaq National Market under the symbol 'CDRD.'

PREFERRED STOCK

     The board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

     The specific terms of any preferred stock being offered will be described in the prospectus supplement relating to that preferred stock. The following summaries of the provisions of the preferred stock are subject to, and are qualified in their entirety by reference to, the certificate of designation relating to the particular class or series of preferred stock. Reference is made to the prospectus supplement relating to the preferred stock offered with that prospectus for specific terms, including:

      the designation of the preferred stock;

      the number of shares of the preferred stock offered, the liquidation preference per share and the initial offering price of the preferred stock;

      the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation these items applicable to the preferred stock;

      the date from which dividends on the preferred stock shall accumulate, if applicable;

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
      the procedures for any auction and remarketing of the preferred stock;

      the provision of a sinking fund, if any, for the preferred stock;

      the provision for redemption, if applicable, of the preferred stock;

      any listing of the preferred stock on any securities exchange;

      the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for common stock, and whether at our option or the option of the holder;

      whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

      the voting rights, if any, of the preferred stock;

      any other specific terms, preference, rights, limitations or restrictions of the preferred stock; and

      a discussion of United States federal income tax considerations applicable to the preferred stock.

PREFERRED STOCK PURCHASE RIGHTS

     On October 22, 1997, the board of directors adopted a stockholders rights plan and, in connection with the adoption of this plan, declared a dividend distribution of one 'Right' for each outstanding share of common stock to stockholders of record at the close of business on November 3, 1997 (the 'Rights Record Date'). Except as described below, each Right entitles the registered holder of the Right to purchase from us one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the 'Series B Shares'), at a purchase price of $115.00 (the 'Purchase Price'), which may be adjusted. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a Rights Agreement, dated October 22, 1997 (the 'Rights Agreement'), by and between us and Continental Stock Transfer & Trust Company, as Rights Agent, and in amendments to the Rights Agreement dated October 13, 1998, November 13, 1998, December 22, 1998 and June 11, 1999.

     On October 13, 1998, we amended the Rights Agreement to make it inapplicable to the purchase of 5,000,000 shares of common stock by Prime 66 and to allow Prime 66 to purchase and own up to an additional 1% of the outstanding shares of common stock without Prime 66 becoming an 'Acquiring Person' within the meaning of the Rights Agreement. On November 13, 1998 and December 22, 1998, we amended the Rights Agreement to render it inapplicable to the purchase of the Junior Preferred Stock by the Apollo Investors and to permit the Apollo Investors to (1) acquire additional shares of Junior Preferred Stock issued as dividends declared on the Junior Preferred Stock, (2) acquire additional shares of common stock upon the conversion of shares of Junior Preferred Stock into shares of common stock, or (3) acquire up to an additional 1% of the outstanding shares of common stock, without the Apollo Investors becoming 'Acquiring Persons' within the meaning of the Rights Agreement. On June 11, 1999, we also amended the Rights Agreement to make it inapplicable to the issuance of warrants entitling Ford Motor Company ('Ford') to acquire from us 4,000,000 shares of our common stock. In addition, we expect to amend the Rights Agreement to make it inapplicable to (1) the purchase by Ford of up to $20 million of our common stock and (2) the purchase by Everest Capital funds of up to $30 million of our convertible subordinated notes, in each case prior to an offering we expect to complete shortly after the date of this prospectus.

     Initially, no separate Right certificates will be distributed and the Rights will be evidenced, with respect to any shares of common stock outstanding on the Rights Record Date, by the certificates representing the shares of common stock. Until the Rights Separation Date (as defined below), the Rights will be transferred with, and only with, certificates for shares of common stock. Until the earlier of the Rights Separation Date and the redemption or expiration of the Rights, new certificates for shares of common stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (an 'Acquiring Person') has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (except by reason of (a) exercise by this person of stock options granted to this person by us under any of our stock option or similar plans (b) the exercise of conversion rights contained in specified classes of Preferred Stock, or (c) the exercise of warrants owned on the date of the Rights Agreement, which include warrants to acquire 1,740,000 shares of common stock issued to an affiliate of Everest Capital Fund, Ltd. or
(2) 15 business days following the commencement of a tender offer or exchange offer by any person (other than CD Radio, any subsidiary of CD Radio or any employee benefit plan of CD Radio) if, upon the completion of this tender offer or exchange offer, this person or group would be the beneficial owner of 15% or more of the outstanding shares of common stock (the earlier of these dates being called the 'Rights Separation Date'), and will expire on October 22, 2002, unless earlier redeemed by us as described below. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of common stock as of the close of business on the Rights Separation Date and, thereafter, the separate Rights certificates alone will evidence the Rights. A holder of 15% or more of the common stock as of the date of the Rights Agreement will be excluded from the definition of 'Acquiring Person' unless the holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in us by an additional 1%.

     If, at any time following the Rights Separation Date, (1) we are the surviving corporation in a merger with an Acquiring Person and our shares of common stock are not changed or exchanged, (2) a person (other than CD Radio, any subsidiary of CD Radio or any employee benefit plan of CD Radio), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except by (a) the exercise of stock options granted under our existing and future stock option plans, (b) the exercise of conversion rights contained in specified Preferred Stock issues, (c) the exercise of warrants specified in the Rights Agreement or (d) a tender offer for any and all outstanding shares of common stock made as provided by applicable laws, which remains open for at least 40 Business Days (as defined in the Rights Agreement) and into which holders of 80% or more of our outstanding shares of common stock tender their shares), (3) an Acquiring Person engages in one or more 'self-dealing' transactions as described in the Rights Agreement or
(4) during the time when there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in the Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the Right.

     If, at any time following the first date of public announcement by us or an Acquiring Person indicating that this Acquiring Person has become an Acquiring Person (the 'Shares Acquisition Date'), (1) we consolidate or merge with another person and we are not the surviving corporation, (2) we consolidate or merge with another person and are the surviving corporation, but in the transaction our shares of common stock are changed or exchanged or (3) 50% or more of our assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

     The board of directors may, at its option, at any time after the right of the board to redeem the Rights has expired or terminated (with some exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for shares of common stock at a ratio of one share of common stock per Right, as adjusted; provided, however, that the Right cannot be exercised once a person, together with the person's Affiliates and Associates, becomes the beneficial owner of 50% or more of the shares of common stock then outstanding. If the board authorizes this exchange, the Rights will immediately cease to be exercisable.

     Notwithstanding any of the foregoing, following the occurrence of any of the events described in the fourth and fifth paragraphs of this section, any Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate of an Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements (except for the voting arrangement between Darlene Friedland, David Margolese and us) that could have the effect of rendering ineffective or circumventing the beneficial ownership rules described in the Rights Agreement.

     The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution (1) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (2) upon the grant to holders of the Series B Shares of specific rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (3) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

     At any time after the date of the Rights Agreement until ten Business Days (a period that can be extended) following the Shares Acquisition Date, the board of directors, with the concurrence of a majority of the independent directors (those members of the Board who are not officers or employees of ours or of any subsidiary of ours and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (1) were members of the board before the adoption of the Rights Plan or (2) were subsequently elected to the board and were recommended for election or approved by a majority of the independent directors then on the board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, which may be adjusted. Thereafter, the board may redeem the Rights only in specified circumstances including in connection with specific events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, our right of redemption may be reinstated if (1) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving us and (2) there is at the time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

     Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for shares of our common stock (or other consideration) or for shares of common stock of the Acquiring Person.

     Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Rights Agreement, any of the provisions of the Rights Agreement may be amended by the board with the concurrence of a majority of the independent directors or by special approval of our stockholders before the Rights Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of the board, with the concurrence of a majority of the independent directors or by special approval of our stockholders), and other provisions of the Rights Agreement may be amended by action of the Board with the concurrence of a majority of the independent directors or by special approval of our stockholders; provided, however, that (a) this amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at a time when the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS IN OUR CHARTER

     Section 203 of the Delaware General Corporation Law ('Section 203') generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an 'Interested Stockholder') but less than 85% of this stock may not engage in some types of Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder. The prohibition of Section 203 does not apply under the following circumstances:

          (1) before the time of the acquisition, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

          (2) the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

     Under Section 203, these restrictions will not apply to specific Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

     Section 203 defines the term 'Business Combination' to encompass a wide variety of transactions with or caused by an Interested Stockholder. These include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives other benefits.

     The provisions of Section 203, coupled with our board of director's authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our amended and restated certificate of incorporation, may elect not to be governed by Section 203 effective 12 months after the adoption. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by
Section 203.

10 1/2% SERIES C CONVERTIBLE PREFERRED STOCK

     The board of directors has authorized the issuance of up to 2,025,000 shares of the Series C Preferred Stock.

     General. The following description of our Series C Preferred Stock does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation, and the certificate of designations relating to the Series C Preferred Stock, each of which is available on request.

     Rank. The Series C Preferred Stock, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, ranks (1) senior and before the common stock and to any other stock issued by us designated as junior to the Series C Preferred Stock and (2) equally with any class or series of our stock, the terms of which do not designate the class or series as either junior or senior to the Series C Preferred Stock.

     Dividends. The annual dividend rate per share of the Series C Preferred Stock is an amount equal to 10.5% of the sum of (x) the liquidation preference of the Series C Preferred Stock and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Series C Preferred Stock to the applicable dividend payment date. Dividends on the shares of Series C Preferred Stock are cumulative, accruing quarterly and, when and as declared by our board of directors, are payable quarterly initially on November 15, 2002 (the 'First Scheduled Dividend Payment Date') and on February 15, May 15, August 15 and November 15 of each year (each, a 'Dividend Payment Date') thereafter. In addition, accrued dividends on the shares of Series C Preferred Stock will be paid on the redemption date of any share of Series C Preferred Stock redeemed by us, on the purchase date of any share of Series C Preferred Stock purchased by us in an Offer to Purchase (defined below) or on the conversion date of any share of Series C Preferred Stock converted into shares of common stock on or after the First Scheduled Dividend Payment Date. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by the holders of the Series C Preferred Stock before the First Scheduled Dividend Payment Date, unless these shares of Series C Preferred Stock are converted on or before a redemption date by holders of the Series C Preferred Stock electing to convert these shares after having received a notice of redemption for these shares. Dividends may be paid in cash, shares of common stock or any combination of cash and common stock, at our option. Common stock issued to pay dividends will be valued at the average closing price of the common stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of the payment. Dividends with respect to any share of Series C Preferred Stock accumulate from November 15, 1997.

     If and so long as any full cumulative dividends payable on the shares of Series C Preferred Stock in respect of all prior dividend periods will not have been paid or set apart for payment, we will not pay any dividends or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of our capital stock ranking junior to or on a par with the Series C Preferred Stock in payment of dividends.

     Dividends on the shares of Series C Preferred Stock are payable to the holders of record of Series C Preferred Stock as they appear on our stock register on a record date, not more than 40 days nor fewer than 10 days preceding the payment date of the dividends, as will be fixed by the board of directors. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Dividend Payment Date, to the holders of record on a date, not exceeding 40 days nor less than 10 days preceding the payment date of the dividends, as may be fixed by the board of directors. Dividends paid in cash will be paid to each holder of record in United States dollars by check mailed to the holder at its address appearing on our books. Any shares of common stock issued, at our option, to pay any dividends on shares of Series C Preferred Stock will thereupon be duly authorized, validly issued, fully paid and non-assessable. No fractional shares of common stock will be issued as dividends.

     Redemption. Except as described below, the shares of Series C Preferred Stock may not be redeemed by us at our option before November 15, 2002. From and after November 15, 1999 and before November 15, 2002, we may redeem shares of Series C Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the shares of Series C Preferred Stock redeemed, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the common stock as reported in The Wall Street Journal for the 20 consecutive trading days before the notice of redemption of the Series C Preferred Stock equals or exceeds $31.50 per share, as adjusted. From and after November 15, 2002, we may redeem shares of Series C Preferred Stock, in whole or in part, at the following redemption prices per share, expressed as percentages of the liquidation preference of Series C Preferred Stock, if redeemed during the 12-month period beginning November 15 in the year indicated below:

YEAR                                               PERCENTAGE
----                                               ----------
2002.............................................   105.25%
2003.............................................   102.63%
2004.............................................   101.81%
2005 and thereafter..............................   100.00%

plus, in each case, accrued and unpaid dividends, if any, to the redemption date.

     On November 15, 2012 (the 'Mandatory Redemption Date'), the Company is required to redeem all outstanding shares of Series C Preferred Stock at a redemption price of 100% of the liquidation preference of the shares of Series C Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared, to the Mandatory Redemption Date.

     The amount paid to the holders of shares of Series C Preferred Stock upon redemption which is allocable to the liquidation preference of the shares of Series C Preferred Stock shall be paid in cash and the amount of any accrued and unpaid dividends to be paid on the shares of Series C Preferred Stock redeemed shall be paid in cash, shares of common stock or any combination of cash and common stock at our option.

     We are required to give notice of any proposed redemption of shares of Series C Preferred Stock on a date that is not less than 15 days nor more than 40 days (as determined by us, the 'Redemption Record Date') before the date of redemption, to the holders of record on the Redemption Record Date of the shares to be redeemed at their addresses appearing on our books. Each notice will specify the shares of Series C Preferred Stock called for redemption, the redemption price and the time, place and date of redemption. Neither failure to mail the notice, nor any defect in the notice or in the mailing of the notice, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. On or after the redemption date, each holder of shares of Series C Preferred Stock being redeemed will present and surrender the holder's certificate or certificates evidencing the shares to us at the place described in the redemption notice, whereupon we will cancel the shares and will pay to the holders the redemption price for the surrendered shares, plus accrued and unpaid dividends, if any, to the redemption date. If fewer than all the shares of Series C Preferred Stock represented by any holder's certificate are redeemed, we will issue a new certificate representing the unredeemed shares of Series C Preferred Stock.

     If fewer than all of the outstanding shares of Series C Preferred Stock are being redeemed, the shares to be redeemed will be selected proportionately or by lot or in another manner as our board of directors may determine, provided that only whole shares shall be selected for redemption.

     Any shares of Series C Preferred Stock which have been called for redemption may be converted into shares of common stock before being redeemed provided that the holder of the Series C Preferred Stock gives written notice to us, before the close of business on the business day immediately preceding the date of redemption, of the holder's election to convert shares of Series C Preferred Stock into shares of common stock, together with the certificate or certificates evidencing the shares, duly endorsed or assigned to us, and any necessary transfer tax payment as described below. See ' -- Conversion.'

     Change in Control. Upon the occurrence of a Change in Control, we must make an offer to purchase (an 'Offer to Purchase') all then outstanding shares of Series C Preferred Stock at a purchase price (the 'Change in Control Purchase Price') in cash equal to 101% of their liquidation preference, plus all accrued and unpaid dividends (paid in cash), if any, whether or not declared, to the date the shares are purchased (the 'Change in Control Purchase Date'). A 'Change in Control' is defined as the occurrence of any of the following events:

      any 'person' or 'group' (as these terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Loral, Arianespace or David Margolese, is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that the person has the right to acquire, whether this right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of our total outstanding voting stock;

      we consolidate with, or merge with or into another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, in a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than, at all times when our senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes;

      during any consecutive two-year period, individuals who at the beginning of the period constituted our board of directors (together with any new directors whose election to the board of directors, or whose nomination for election by our stockholders, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

      we are liquidated or dissolved or a special resolution is passed by our stockholders approving the plan of liquidation or dissolution,

other than, at all times when our senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes.

     Within 30 days following any Change in Control, we must give written notice of the Change in Control to each holder of shares of Series C Preferred Stock by first-class mail, postage prepaid, at his address appearing in our stock register, stating the purchase price and that the purchase date shall be a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or a later date if necessary to comply with requirements under the Exchange Act; that any shares of Series C Preferred Stock not tendered will continue to accumulate dividends; that, unless we default in the payment of the purchase price, any shares of Series C Preferred Stock accepted for payment under the Offer to Purchase shall cease to accumulate dividends after the Change in Control Purchase Date; and other specific procedures that a holder of shares of Series C Preferred Stock must follow to accept an Offer to Purchase or to withdraw acceptance of an Offer to Purchase.

     If an Offer to Purchase is made, we cannot assure you that we will have available funds sufficient to pay the Change in Control Purchase Price for any or all of the shares of Series C Preferred Stock that might be delivered by holders of Series C Preferred Stock seeking to accept the Offer to Purchase and, accordingly, if there is a Change of Control, none of the holders of the shares of Series C Preferred Stock may receive the Change in Control Purchase Price for their Series C Preferred Stock.

     The existence of a holder's right to require us to repurchase the holder's Series C Preferred Stock upon a Change in Control may deter a third party from acquiring us in a transaction which constitutes a Change in Control. Furthermore, the possibility that a third party would be deterred from acquiring us may have an adverse effect on the market price of our Series C Preferred Stock.

     We will comply with the applicable tender offer rules, including
Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer to Purchase.

     Conversion. Each share of Series C Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of common stock calculated by dividing the liquidation preference of the Series C Preferred Stock (without accrued and unpaid dividends) by a conversion price equal to $18 (the 'Conversion Price'). The Conversion Price will not be adjusted at any time for accrued and unpaid dividends on the shares of Series C Preferred Stock, but will be adjusted for the occurrence of specified corporate events affecting the common stock. Upon conversion, at any time after the First Scheduled Dividend Payment Date, holders of the Series C Preferred Stock will be entitled to receive all accrued and unpaid dividends upon the shares of Series C Preferred Stock converted payable in cash or shares of common stock, or a combination of cash and common stock, at our option. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by their holders before the First Scheduled Dividend Payment Date, unless these shares of Series C Preferred Stock are converted before a redemption date by their holders electing to convert these shares after having received a notice of redemption for these shares. Common stock issued to pay dividends will be valued at the average closing price of the common stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of payment.

     To convert shares of Series C Preferred Stock into common stock, the registered holder of the shares of Series C Preferred Stock must give written notice to us that it elects to convert these shares and surrender at the office of the transfer agent, or at another office or offices, if any, as the board of directors may designate, the certificate or certificates therefor, duly endorsed or assigned to us or in blank, together with any payment for stamp or similar taxes that may be required to be paid by the holder, as described below.

     Shares of Series C Preferred Stock will be deemed to have been converted immediately before the close of business on the day of the surrender of the shares for conversion, and the person or persons entitled to receive the common stock issuable upon the conversion will be treated for all purposes as the record holder or holders of the common stock at that time. As promptly as practicable on or after the conversion date, we will issue and deliver a certificate or certificates for the number of full shares of common stock issuable upon the conversion, together with any payment instead of issuing any fractional shares of common stock, to the person or persons entitled to receive the same. In case shares of Series C Preferred Stock are called for redemption, the right to convert the shares will terminate at the close of business on the business day immediately preceding the redemption date, unless default shall be made in payment of the redemption price.

     The Conversion Price for shares of Series C Preferred Stock will be adjusted in some events, including (1) dividends and other distributions payable in common stock on any class of our capital stock, (2) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock at less than fair market value, (3) subdivisions, combinations and reclassifications of the common stock, (4) distributions to all holders of common stock of evidences of our indebtedness or assets and (5) a consolidation or merger to which we are a party or the sale or transfer of all or substantially all of our assets.

     We will pay any and all stamp or other similar taxes that may be payable in respect of the issue or delivery of shares of common stock upon conversion of shares of Series C Preferred Stock. We will not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of common stock in a name other than that in which the shares of Series C Preferred Stock so converted or exchanged were registered, and this issue or delivery will not be made unless and until the person requesting this issue has paid to us the amount of this tax, if any, or has established to our satisfaction that this tax has been paid. All shares of common stock issued upon conversion of shares of Series C Preferred Stock shall be validly issued, fully paid and nonassessable.

     Voting Rights. Other than the consent rights described below with respect to some corporate actions, and except as otherwise provided by applicable law, holders of shares of Series C Preferred Stock have no voting rights. Consent of the holders of a majority of the outstanding shares of Series C Preferred Stock will be required before we may take some corporate actions, including (1) any amendment, alteration or repeal of any of the provisions of our certificate of incorporation or by-laws which affects adversely the voting powers, rights or preferences of the holders of the shares of Series C Preferred Stock, (2) the authorization or creation of, or the increase in authorized amount of, any shares of any class or series of equity securities that ranks senior to or on a parity with the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, winding-up or dissolution and (3) merging or consolidating with or into any other entity, unless the resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking before, or on a parity with, the Series C Preferred Stock in the payment of dividends or the distribution of its assets on liquidation, dissolution or winding-up. In addition, if (1) after the First Scheduled Dividend Payment Date, dividends payable on the shares of Series C Preferred Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividend payments,
(2) we fail to redeem all of the outstanding shares of Series C Preferred Stock on the Mandatory Redemption Date, or (3) we fail to make an Offer to Purchase upon a Change in Control, the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a class, will be entitled to elect (a) one director if there are seven or less directors on the board of directors at the time or (b) two directors if there are eight or more directors on the board of directors at the time.

     In exercising these voting rights or when otherwise granted voting rights by operation of law, each share of Series C Preferred Stock will be entitled to one vote per share.

     No consent of the holders of the Series C Preferred Stock is required for
(1) the creation by us of any indebtedness of any kind or (2) the authorization or issuance of any class of our capital stock ranking junior to the Series C Preferred Stock in payment of dividends or upon our liquidation, dissolution or winding-up.

     Liquidation. If there is any voluntary or involuntary liquidation, dissolution or winding-up of us, before any distribution of our assets to the holders of shares of common stock or any other capital stock of ours ranking junior to the Series C Preferred Stock upon our liquidation, dissolution or winding-up, the holders of shares of Series C Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Series C Preferred Stock equal to $100, plus accrued and unpaid dividends on the share of Series C Preferred Stock, if any, to the date of final distribution.

     If there is any voluntary or involuntary liquidation, dissolution or winding-up of us, before any distribution of our assets to the holders of shares of Series C Preferred Stock or any capital stock of ours ranking equally with the shares of Series C Preferred Stock, the holders of any shares of capital stock ranking senior to the Series C Preferred Stock shall be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of the senior stock equal to the liquidation preference of the senior stock, plus accrued and unpaid dividends thereon, if any, to the date of final distribution.

     If, upon any liquidation, dissolution or winding-up of us, the amounts payable with respect to the shares of Series C Preferred Stock or any capital stock ranking on a par with the shares of Series C Preferred Stock are not paid in full, then the holders will share ratably in the distribution of assets, or proceeds from the liquidation, dissolution or winding-up, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of us with one or more other corporations, nor a sale or a transfer of all or substantially all of our assets, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of us.

     Sinking Fund; Other Matters. We are not required to redeem the Series C Preferred Stock under any sinking fund provisions. Holders of shares of Series C Preferred Stock have no preemptive rights.

     Transfer Agent. The transfer agent for the Series C Preferred Stock is Continental Stock Transfer & Trust Company, New York, New York.

9.2% SERIES A JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
9.2% SERIES B JUNIOR CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The board of directors has authorized the issuance of up to 4,300,000 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock and up to 2,100,000 shares of the 9.2% Series B Junior Cumulative Convertible Preferred Stock. As of July 31, 1999, we had 1,350,000 shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock outstanding held of record by the Apollo Investors.

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
     Dividends. The annual dividend rate per share of the Junior Preferred Stock will be an amount equal to 9.2% of the sum of (1) the liquidation preference of the Junior Preferred Stock and (2) all unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Junior Preferred Stock (for shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock, the 'Closing Date' and, for shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock, the 'Option Closing Date') to the applicable dividend payment date. Dividends on the shares of Junior Preferred Stock will be cumulative, accruing annually and, when and as declared by our Board of Directors, will be payable annually initially on November 15, 1999 and on each November 15 thereafter (each, a 'Junior Preferred Dividend Payment Date'). If any dividend payable on any Junior Preferred Dividend Payment Date is not declared or paid on the Junior Preferred Dividend Payment Date in full, in cash or in additional shares of Junior Preferred Stock of the same series, then the amount of the unpaid dividend ('Default Dividends') will be accumulated and will accrue dividends, until paid, compounded annually at a rate equal to 15% per annum. Dividends may be paid in cash, shares of Junior Preferred Stock of the same series or any combination of cash and Junior Preferred Stock, at our option. Default Dividends may only be paid in shares of Junior Preferred Stock of the same series.

     With respect to the payment of dividends, the 9.2% Series A Junior Cumulative Convertible Preferred Stock ranks on a parity with the 9.2% Series B Junior Cumulative Convertible Preferred Stock. If and so long as full cumulative dividends payable on the shares of Junior Preferred Stock in respect of all prior dividend periods have not been paid or set apart for payment and proper provision has not been made so that holders of Junior Preferred Stock are offered the opportunity to make a Payout Election instead of a Conversion Price adjustment (as described below), we will not pay any dividends, except for dividends payable in common stock or our capital stock ranking junior to the Junior Preferred Stock in payment of dividends ('Junior Dividend Stock') or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of common stock or Junior Dividend Stock.

     If and so long as any accrued and unpaid dividends payable on any shares of our capital stock ranking senior to the Junior Preferred Stock in payment of dividends have not been paid or set apart for payment, we will not pay any dividends in cash on shares of Junior Preferred Stock. No dividends paid in cash will be paid or declared and set apart for payment on any shares of Junior Preferred Stock or of our capital stock ranking equally with the Junior Preferred Stock in the payment of dividends ('Parity Dividend Stock') for any period unless we have paid or declared and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends on the Junior Preferred Stock for all dividend payment periods terminating on or before the date of payment of these dividends; provided, however, that all dividends accrued by us on shares of Junior Preferred Stock or Parity Dividend Stock will be declared proportionately with respect to all shares of Junior Preferred Stock and Parity Dividend Stock then outstanding, based on the ratio of unpaid dividends on the Junior Preferred Stock to unpaid dividends on the Parity Dividend Stock. No dividends paid in cash will be paid or declared and set apart for payment on Junior Preferred Stock for any period unless we have paid or declared and set apart for payment, or contemporaneously pay or declare and set apart for payment, all accrued and unpaid dividends on any shares of Parity Dividend Stock for all dividend payment periods terminating on or before the date of payment of these dividends.

     Redemption. Except as described below, shares of Junior Preferred Stock may not be redeemed by us at our option before November 15, 2003. From and after November 15, 2001 and before November 15, 2003, we may redeem shares of Junior Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the shares of Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the common stock as reported in The Wall Street Journal or, at our election, other reputable financial news source, for the 20 consecutive trading days before the notice of redemption of the Junior Preferred Stock (the 'Current Market Price') equals or exceeds $60 per share, as adjusted.

     From and after November 15, 2003, we may redeem shares of Junior Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the liquidation preference of the

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
Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

     On November 15, 2011, we will be required to redeem all outstanding shares of Junior Preferred Stock at a redemption price of 100% of the liquidation preference of the Junior Preferred Stock redeemed, plus unpaid dividends, if any, whether or not declared, to the redemption date.

     The amount paid to the holders of shares of Junior Preferred Stock upon redemption that is allocable to the liquidation preference of the shares of Junior Preferred Stock will be paid in cash and the amount of any unpaid dividends to be paid on the shares of Junior Preferred Stock redeemed will be paid in cash, shares of Junior Preferred Stock of the same series or any combination of cash and Junior Preferred Stock at our option.

     Change of Control. Upon the occurrence of a Change of Control, we must make an offer (a 'Change of Control Offer') to purchase all then outstanding shares of Junior Preferred Stock at a purchase price in cash equal to 101% of their liquidation preference, plus unpaid dividends (paid in cash), if any, whether or not declared, to the date the shares are purchased; provided that if the purchase of the Junior Preferred Stock would violate or constitute a default under (1) our senior discount notes or the indenture relating to our senior discount notes or (2) the indenture or indentures or other agreement or agreements under which there may be issued or outstanding from time to time other indebtedness of CD Radio ('Other Agreements') in an aggregate principal amount not exceeding $450 million (less the amount, if any, of indebtedness issued to replace, refinance or refund our senior discount notes) because we have not satisfied all of our obligations under the indenture relating to our senior discount notes and the Other Agreements arising from the Change of Control (collectively, the 'Senior Obligations'), then we will be required to use our best efforts to satisfy the Senior Obligations as promptly as possible or to obtain the requisite consents necessary to permit the repurchase of the Junior Preferred Stock, and until the Senior Obligations are satisfied or consents are obtained, we will not be obligated to make a Change of Control Offer.

     With respect to the Junior Preferred Stock, a 'Change of Control' is defined as the occurrence of any of the following events: (1) any 'person' or 'group' (as these terms are used in Sections 13(d) and 14(d) of the Exchange
Act) is or becomes the 'beneficial owner' (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have 'beneficial ownership' of all securities that the person has the right to acquire, whether the right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of our total outstanding voting stock;
(2) we consolidate with or merge with or into another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, in a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than, at all times when the senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes; (3) during any consecutive two-year period, individuals who at the beginning of the period constituted our board of directors (together with any new directors whose election to the board of directors, or whose nomination for election by our stockholders, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or
(4) we are liquidated or dissolved or a special resolution is passed by our stockholders approving the plan of liquidation or dissolution, other than, at all times when our senior discount notes are outstanding, those transactions that are not deemed a 'Change of Control' under the terms of the indenture relating to our senior discount notes.

     Notwithstanding the foregoing, no transaction or event will be deemed a 'Change of Control' if (1) all of the outstanding shares of common stock are to be converted pursuant thereto solely into the right to receive, for each share of common stock so converted, cash and/or shares of Qualifying Acquiror common stock (valued at its Current Market Price) together having a value in

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
excess of $30.30, (2) we have declared and paid all dividends on the Junior Preferred Stock, whether or not theretofore declared or undeclared, to the date of the Change of Control and the holders of Junior Preferred Stock have been given reasonable opportunity to convert, before the Change of Control, any shares of Junior Preferred Stock so issued as a dividend, and (3) immediately following the event the number of shares of Qualifying Acquiror common stock into which shares of Junior Preferred Stock have been converted (together with, if shares of Junior Preferred Stock are to remain outstanding, any shares of Qualifying Acquiror common stock into which all outstanding shares of Junior Preferred Stock would be convertible) represent both (a) less than 5% of the total number of shares of Qualifying Acquiror common stock outstanding immediately after the Change of Control and (b) less than one third of the number of shares of Qualifying Acquiror common stock that would be Publicly Traded immediately after the event. The term 'Qualifying Acquiror common stock' means the common stock of any corporation if listed on or admitted to trading on the New York Stock Exchange, American Stock Exchange or Nasdaq, and the term 'Publicly Traded' means shares of Qualifying Acquiror common stock that are both
(a) held by persons who are neither officers, directors or Affiliates of the corporation nor the 'beneficial owner' (as the term is defined in Rule 13d-3 under the Exchange Act) of 5% or more of the total number of shares then issued and outstanding, and (b) not 'restricted securities' (as the term is defined in Rule 144 of the Securities Act).

     Conversion. Each share of Junior Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of common stock calculated by dividing the liquidation preference of the Junior Preferred Stock (without unpaid dividends) by $30 (as adjusted from time to time, the 'Conversion Price'). The Conversion Price will not be adjusted at any time for unpaid dividends on the shares of Junior Preferred Stock, but will be adjusted for the occurrence of some corporate events affecting the common stock. Upon conversion, holders of the Junior Preferred Stock will be entitled to receive any unpaid dividends upon the shares of Junior Preferred Stock converted payable in cash, shares of common stock or a combination of cash and common stock, at our option.

     The Conversion Price for shares of Junior Preferred Stock will be adjusted in some events, including (1) dividends and other distributions payable in common stock on any class of our capital stock, (2) subdivisions, combinations and reclassifications of the common stock, (3) the issuance to all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock at less than fair market value, (4) distributions to all holders of common stock of evidence of our indebtedness or assets, (5) repurchases, redemptions or other acquisitions of the common stock by us at a price per share greater than the Current Market Price per share of common stock on the date of the event, (6) issuance or sale of common stock by us at a price per share more than 15% below (or, in the case of any issuance or sale to an affiliate of ours, any amount below) the Current Market Price per share of common stock on the date of the event (except for issuances to or through a nationally recognized investment banking firm in which our affiliates purchase less than 25% of the shares in the offering) and (7) a consolidation or merger to which we are a party or the sale or transfer of all or substantially all of our assets.

     The Conversion Price for shares of Junior Preferred Stock will not be adjusted if (1) the adjustment would not require an increase or decrease of at least 1% in the Conversion Price then in effect or (2) with respect to each series of Junior Preferred Stock and in connection with an adjustment that would be made in respect of a dividend, purchase, redemption or other acquisition, holders of a majority of the outstanding shares of the series of Junior Preferred Stock elect to participate in the dividend, purchase, redemption or other acquisition (a 'Payout Election') proportionately with the holders of common stock or capital stock ranking junior to the Junior Preferred Stock ('Junior Stock').

     Voting Rights. So long as any shares of Junior Preferred Stock are outstanding, each share of Junior Preferred Stock will entitle its holder to vote, in person or by proxy, at any special or annual meeting of stockholders, on all matters entitled to be voted on by holders of common stock voting together as a single class with all other shares entitled to vote those matters. With respect to these matters, each share of Junior Preferred Stock will entitle its holder to cast that

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
number of votes per share as is equal to the number of votes that the holder would be entitled to cast had the holder converted its shares of Junior Preferred Stock into shares of common stock on the record date for determining our stockholders eligible to vote on these matters.

     In addition to any vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, the consent of the holders of at least a majority of the shares of a particular series of Junior Preferred Stock at any time issued and outstanding will be necessary for effecting or validating any reclassification of that series of Junior Preferred Stock or amendment, alteration or repeal of any of the provisions of our amended and restated certificate of incorporation or amended and restated by-laws which adversely affects the voting powers, rights or preferences of the holders of the shares of that series of Junior Preferred Stock. The consent of the holders of at least a majority of the shares of Junior Preferred Stock at the time issued and outstanding, acting as a single class, will be necessary for effecting or validating any amendment, alteration or repeal of any of the provisions of our amended and restated certificate of incorporation or amended and restated by-laws which affects adversely the voting powers, rights or preferences of the holders of the shares of both series of Junior Preferred Stock. Any amendment of the provisions of our amended and restated certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock will not be deemed to affect adversely the voting powers, rights or preferences of the holders of shares of Junior Preferred Stock. The consent of at least a majority of the shares of each series of Junior Preferred Stock will also be necessary for:

          (1) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of, capital stock ranking senior to the Junior Preferred Stock ('Senior Stock') or any security convertible into shares of any class or series of Senior Stock;

          (2) the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of capital stock ranking equally with the Junior Preferred Stock ('Parity Stock') or any security convertible into shares of any class or series of Parity Stock so that the aggregate liquidation preference of all outstanding shares of Parity Stock (other than (x) shares of Junior Preferred Stock issued under the stock purchase agreement, dated November 13, 1998, between us and Apollo Investment Fund IV, L.P. and Apollo Overseas Partners, L.P. and (y) shares of Junior Preferred Stock issued as a dividend in respect of shares issued in respect of (x) or (y)) would exceed the sum of (A) $135,000,000 and (B) the aggregate liquidation preference of the shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock issued at the Option Closing, if any;

          (3) our merger or consolidation with or into any other entity, unless, after the merger or consolidation, the resulting corporation will have no class or series of shares and no other securities either authorized or outstanding ranking before, or equally with, shares of Junior Preferred Stock; provided, however, that no vote or consent of the holders of Junior Preferred Stock will be required if before the time when the merger or consolidation is to take effect, and regardless of whether the merger or consolidation would constitute a Change of Control, a Change of Control Offer is made for all shares of Junior Preferred Stock at the time outstanding; and

          (4) the application of any of our funds, property or assets to the purchase, redemption, sinking fund or other retirement of any shares of any class of Junior Stock, or the declaration, payment or making of any dividend or distribution on any shares of any class of Junior Stock, other than a dividend or dividends payable solely in shares of common stock or Junior Stock of the same series, unless the holders of Junior Preferred Stock have been offered the opportunity to make a Payout Election with respect to this event.

     In connection with the foregoing class rights to vote, each holder of shares of Junior Preferred Stock shall have one vote for each share of Junior Preferred Stock held. No consent of holders of Junior Preferred Stock is required for the creation of any indebtedness of any kind of CD Radio.

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     Liquidation. If we are voluntarily or involuntarily liquidated, dissolved or wound up, the 9.2% Series A Junior Cumulative Convertible Preferred Stock will rank on a parity with the 9.2% Series B Junior Cumulative Convertible Preferred Stock, and before any distribution of our assets to the holders of shares of common stock or any other class or series of Junior Stock, but after payment of the liquidation preference payable on the Series C Preferred Stock or any other class or series of Senior Stock, the holders of shares of Junior Preferred Stock will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Junior Preferred Stock equal to $100, plus accrued and unpaid dividends on each share of Junior Preferred Stock, if any, to the date of final distribution.

     If we are voluntarily or involuntarily liquidated, dissolved or wound up, before any distribution of our assets to the holders of shares of Junior Preferred Stock or Parity Stock, the holders of any shares of Senior Stock will be entitled to receive out of our assets available for distribution to our stockholders, whether from capital, surplus or earnings, an amount per share of Senior Stock equal to the liquidation preference of the Senior Stock, plus accrued and unpaid dividends on the Senior Stock, if any, to the date of final distribution.

     If, upon any liquidation, dissolution or winding-up of us, the amounts payable with respect to the shares of Junior Preferred Stock or any Parity Stock are not paid in full, then holders of Junior Preferred Stock and Parity Stock will share ratably in the distribution of assets, or proceeds of the liquidation, dissolution or winding-up, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of us with one or more other corporations, nor a sale or a transfer of all or substantially all of our assets, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of us.

     Exchange. Shares of Junior Preferred Stock may be exchanged at any time and from time to time, at our option, for our 9.2% Convertible Debentures (the 'Convertible Debt'). The Convertible Debt will be issued under an indenture acceptable, in form and substance, to a majority of the holders of the Junior Preferred Stock immediately before the effectiveness of the indenture.

     The Convertible Debt will have a maturity date 13 years following the Closing Date, a principal amount equal to the aggregate liquidation preference of the shares of Junior Preferred Stock exchanged and will provide for the payment of interest at a rate of 9.2% per annum, payable annually in cash or additional Convertible Debt, at our option. The Convertible Debt will be convertible and redeemable on terms substantially similar to those of the Junior Preferred Stock.

     Registration Rights. At any time after December 23, 2000, holders of shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock, or shares of common stock into which shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock have been converted, representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series A Junior Cumulative Convertible Preferred Stock have been or may be converted (assuming conversion of the 9.2% Series A Junior Cumulative Convertible Preferred Stock) ('Series A Registrable Securities') will be entitled, on two occasions, to require us to register the Series A Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us. At any time after December 23, 2000, holders of shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock or shares of common stock into which shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock have been converted representing, in the aggregate, at least 50% of the shares of common stock into which shares of 9.2% Series B Junior Cumulative Convertible Preferred Stock have been or may be converted (assuming conversion of the 9.2% Series B Junior Cumulative Convertible Preferred Stock) ('Series B Registrable Securities') will be entitled, on one occasion, to require us to register the Series B Registrable Securities for sale in an underwritten public offering by a nationally recognized investment banking firm or firms reasonably acceptable to us.

     If a demand registration would be seriously detrimental to us and our stockholders, the demand registration may be deferred, at our request, twice in any 12-month period, for an

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aggregate period of time of up to 90 days. In addition, holders of Junior
Preferred Stock will be bound by customary 'lockup' agreements at the request of the managing underwriter of any public offering on our behalf. If we plan to file a registration statement on behalf of one or more security holders, holders of Junior Preferred Stock also have the right, taking into account customary limitations and the rights of the other security holders, to request that the registration include their Registrable Securities. Holders of Junior Preferred Stock or Registrable Securities are entitled to an unlimited number of these 'piggy-back' registrations.

     Tag-Along Agreement. David Margolese, our Chairman and Chief Executive, and we also entered into a tag-along agreement with the Apollo Investors. Under the tag-along agreement, if Mr. Margolese sells more than 800,000 shares of our common stock before the earlier of the date that the Apollo Investors beneficially own less than 2,000,000 shares of the common stock or the date that is six months after the nationwide commercial introduction of our service, then the Apollo Investors have rights to sell, proportionately with Mr. Margolese, a portion of the common stock owned by them in any subsequent transaction in which Mr. Margolese disposes of 80,000 or more shares of our common stock.

REGISTRATION RIGHTS

     In connection with the sale of 5,000,000 shares of common stock to Prime 66, we granted registration rights to Prime 66. Prime 66 has the right to make two demands, at any time after October 1, 2000, which will require us to use our best efforts to effect the registration of Prime 66's shares of common stock.

     In addition, if we determine to register any shares of common stock for one or more security holders, Prime 66 has the right, taking into account customary limitations and the rights of the other security holders, to request that the registration include Prime 66's common stock. Prime 66 is entitled to an unlimited number of these 'piggy-back' registrations.

                            DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock, common stock or any combination thereof. Warrants may be issued independently or together with any other securities offered in an applicable prospectus supplement and may be attached to or separate from such securities. Warrants may be issued under warrant agreements (each, a 'warrant agreement') to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of warrants which may be offered. Further terms of the warrants and the applicable warrant agreement will be set forth in an applicable prospectus supplement.

DEBT WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue debt securities ('debt warrants') will describe the terms of the debt warrants, including the following:

      the title of the debt warrants;

      the offering price for the debt warrants, if any;

      the aggregate number of the debt warrants;

      the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

      if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security;

      if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

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
      the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise (which may be payable in cash, securities or other property);

      the dates on which the right to exercise the debt warrants will commence and expire;

      if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

      information with respect to book-entry procedures, if any;

      the currency or currency units in which the offering price, if any, and the exercise price are payable;

      if applicable, a discussion of material United States federal income tax considerations;

      the antidilution provisions of the debt warrants, if any;

      the redemption or call provisions, if any, applicable to the debt warrants; and

      any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange and exercise of the debt warrants.

STOCK WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue common stock or preferred stock will describe the terms of the warrants, including the following:

      the title of the warrants;

      the offering price for the warrants, if any;

      the aggregate number of the warrants;

      the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

      if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

      if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

      the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

      the dates on which the right to exercise the warrants will commence and expire;

      if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

      the currency or currency units in which the offering price, if any, and the exercise price are payable;

      if applicable, a discussion of material United States federal income tax considerations;

     the antidilution provisions of the warrants, if any;

      the redemption or call provisions, if any, applicable to the warrants; and

      any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock, shares of common stock or debt securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on

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
the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock, shares of common stock or debt securities purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

WARRANTS TO PURCHASE SERIES C PREFERRED STOCK

     In connection with the issuance of a class of preferred stock which is no longer outstanding, we issued warrants as of April 9, 1997, to Libra Investments, Inc. ('Libra') and some individuals and entities designated by Libra. These warrants may be exercised for an aggregate of 177,178 shares of Series C Preferred Stock. Holders of these warrants may exercise their warrants until April 9, 2002, at an exercise price which declines every month. During July 1999, the exercise price for each of these warrants was $66.05 per share of Series C Preferred Stock.

THE UNIT OFFERING WARRANTS

     On May 18, 1999, we issued units composed of our 14 1/2% senior secured notes due 2009 and warrants to purchase an aggregate of 2,190,000 shares of common stock at a price of $28.60 per share. These warrants were issued under a warrant agreement, dated as of May 15, 1999, between us, as issuer, and United States Trust Company of New York, as warrant agent. The number of shares of common stock to be issued under these warrants will be adjusted in some cases if we issue additional shares of common stock, options, warrants or convertible securities and in some other events. These warrants will expire on May 15, 2009. Under the warrant agreement for these warrants, holders can not exercise their warrants before the earlier to occur of: (1) the effective date of a change in our control and (2) May 18, 2000.

     We have agreed to file and have declared effective a shelf registration statement covering the resale of the unit offering warrants within 150 days after the issuance of the warrants, and, to cause the shelf registration statement to remain effective until the earliest of (1) two years after the issuance of the unit offering warrants, (2) the time when all unit offering warrants have been sold under the shelf registration statement and (3) the time when the unit offering warrants can be sold by persons who are not our affiliates without restriction under the Securities Act.

     We have also agreed to file and have declared effective a shelf registration statement covering the issuance of the shares of common stock issuable upon the exercise of the unit offering warrants and to cause this shelf registration statement to remain effective until the earlier of (1) the time when all unit offering warrants have been exercised and (2) May 15, 2009.

     Holders of these warrants and shares of common stock received upon exercise of these warrants will also have the right to include these warrants and shares of common stock received upon exercise of these warrants in any registration statement we file under the Securities Act for our account or for any holders of our common equity securities, with some exceptions.

THE FORD WARRANT

     On June 15, 1999, we issued a warrant to Ford which entitles Ford to purchase up to 4,000,000 shares of our common stock at a purchase price of $30 per share.

     Under this warrant agreement, Ford's right to exercise this warrant vests as follows:

      with respect to 1,000,000 shares of common stock, on the date that Ford has manufactured 500,000 new vehicles containing CD Radio receivers ('Ford Enabled Vehicles');

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
      with respect to an additional 500,000 shares of common stock, on the date that Ford has manufactured an aggregate of 1,000,000 Ford Enabled Vehicles;

      with respect to an additional 500,000 shares of common stock, on the date that Ford has manufactured an aggregate of 2,000,000 Ford Enabled Vehicles;

      with respect to an additional 1,000,000 shares of common stock, on the date that Ford has manufactured an aggregate of 3,000,000 Ford Enabled Vehicles; and

      with respect to an additional 1,000,000 shares of common stock, on the date that Ford has manufactured an aggregate of 4,000,000 Ford Enabled Vehicles.

     The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the earlier of June 11, 2009 and the date of termination or expiration of the agreement, dated June 11, 1999, between us and Ford.

     We are required to give Ford notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events. If we issue shares of common stock in an underwritten public offering, we also must notify Ford and offer to issue Ford, for cash at an equal price, the number of shares of common stock required so that Ford will have the same percentage of the total number of shares of common stock issued and outstanding immediately prior to the offering as after giving effect to the offering. Ford, however, must exercise this preemptive purchase right within five days after receiving notice from us and must purchase its common shares simultaneous with the closing of the offering.

                              PLAN OF DISTRIBUTION

     We may sell the securities:

     (1) to one or more underwriters or dealers for public offering and sale by them and

     (2) to investors directly or through agents.

     The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe:

     (1) the method of distribution of the securities offered thereby;

     (2) the purchase price and the proceeds we will receive from the sale; and

     (3) any securities exchanges on which the securities of such series may be listed.

     In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from us will be described in the applicable prospectus supplement. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

     Under the agreements that may be entered into with us, underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

     Each underwriter, dealer and agent participating in the distribution of any securities that are issuable in bearer form will agree that it will not offer, sell, resell or deliver, directly or indirectly, securities in bearer form to persons located in the United States or to United States persons (other than qualifying financial institutions), in connection with the original issuance of the securities.

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
     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for us in the ordinary course of business.

     Certain persons participating in an offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, the imposition of a penalty bid, and bidding for and purchasing shares of the common stock in the open market during and after an offering.

                                 LEGAL MATTERS

     Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, will pass upon specific legal matters with respect to the securities. Certain regulatory matters arising under the Communications Act will be passed upon by Wiley, Rein & Fielding, Washington, D.C.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, and for the period from May 17, 1990 (date of inception) to December 31, 1998, included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern, as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                           INCORPORATION BY REFERENCE

     The SEC allows us to 'incorporate by reference' in this prospectus other information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities covered by this prospectus.

     1. Our Annual Report on Form 10-K for the year ended December 31, 1998.

     2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999.

     3. Our Current Reports on Form 8-K dated February 4, 1999, April 9, 1999, April 16, 1999, May 3, 1999, May 25, 1999 and June 15, 1999.

     4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act and declared effective on September 13, 1994 (including any amendment or report filed for the purpose of updating such description).

     We have filed each of these documents with the SEC and they are available from the SEC's Internet site and public reference rooms described under 'Where You May Find Additional Available Information About Us' below. You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

                                 Patrick L. Donnelly
              Senior Vice President, General Counsel and Secretary
                                 CD Radio Inc.
                    1221 Avenue of the Americas, 36th Floor
                            New York, New York 10020
                                 (212) 584-5100

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

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
          WHERE YOU MAY FIND ADDITIONAL AVAILABLE INFORMATION ABOUT US

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices in New York City, New York, and Chicago, Illinois. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov.

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


Inside back cover

Photograph of some of the CD Radio Programming team members on and around a scaffold.

Caption: CD Radio Programming Team

               Top Row: Don Kaye (Rock), Michele Miller (Classical), Tom Versen (Director, Production/Creative Services)

               Middle Row: Russell Davis (Jazz), Steve Warren (Country), Pat St. John (Rock), Felix Hernandez (R&B), Cindy Sivak (Director, Industry/Talent Affairs), Swedish Egil (Rhythmic)

               On the Floor: Kenny Washington (Jazz), Jerry Rubino (Rock), Gabe Romero (Latin), Him Kressler (Country), Ken Spellman (R&B), Maria Carchidi (Director, Music Programming)

________________________________________________________________________________

                                3,000,000 SHARES

                               [LOGO OF CD RADIO]

                                  COMMON STOCK

               -------------------------------------------------
                             PROSPECTUS SUPPLEMENT
               -------------------------------------------------

                              MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                            BEAR, STEARNS & CO. INC.
                         BANC OF AMERICA SECURITIES LLC
                             C.E. UNTERBERG, TOWBIN

                               SEPTEMBER 23, 1999

________________________________________________________________________________